Exhibit 10.5

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN
DEVON ENERGY PRODUCTION COMPANY, L.P.
AS SELLER,
AND
PENN VIRGINIA OIL & GAS, L.P.
AS BUYER
EXECUTED ON JULY 29, 2017

TABLE OF CONTENTS
Page

ARTICLE I DEFINITIONS AND INTERPRETATION	1

1.1	Defined Terms 1

1.2	References and Rules of Construction 1

ARTICLE II PURCHASE AND SALE	2

2.1	Purchase and Sale 2

2.2	Excluded Assets and Other Matters 4

2.3	Revenues and Expenses 4

ARTICLE III PURCHASE PRICE	5

3.1	Purchase Price 5

3.2	Deposit 6

3.3	Adjustment to Purchase Price 6

3.4	Adjustment Methodology 8

3.5	Preliminary Settlement Statement 8

3.6	Final Settlement Statement 9

3.7	Disputes 10

3.8	Allocation of Purchase Price; Allocated Values 11

3.9	Allocation for Imbalances at Closing 11

ARTICLE IV ACCESS / DISCLAIMERS	11

4.1	Access 11

4.2	Confidentiality 15

4.3	Disclaimers 15

ARTICLE V TITLE MATTERS; CASUALTY; TRANSFER RESTRICTIONS	17

5.1	General Disclaimer of Title Warranties and Representations 17

5.2	Special Warranty 17

5.3	Notice of Title Defects; Defect Adjustments 18

5.4	Casualty or Condemnation Loss 24

5.5	Preferential Purchase Rights and Consents to Assign 25

ARTICLE VI ENVIRONMENTAL MATTERS	27

6.1	Environmental Defects 27

6.2	NORM, Asbestos, Wastes and Other Substances 32

i

ARTICLE VII REPRESENTATIONS AND WARRANTIES OF SELLER	32

7.1	Organization, Existence and Qualification 33

7.2	Authorization, Approval and Enforceability 33

7.3	No Conflicts 33

7.4	Consents 33

7.5	Bankruptcy 34

7.6	Litigation 34

7.7	Material Contracts 34

7.8	No Violation of Laws 35

7.9	Preferential Rights 36

7.10	Imbalances 36

7.11	Current Commitments 36

7.12	Taxes 36

7.13	Brokers’ Fees 36

7.14	Permits 36

7.15	Environmental 37

7.16	Non-Consent Operations 37

7.17	Leases; Rights-of-Way 37

7.18	Wells 38

7.19	Suspense Funds 38

7.20	Advance Payments 38

7.21	Post-Effective Time 39

ARTICLE VIII REPRESENTATIONS AND WARRANTIES OF BUYER	39

8.1	Organization, Existence and Qualification 39

8.2	Authorization, Approval and Enforceability 39

8.3	No Conflicts 39

8.4	Consents 40

8.5	Bankruptcy 40

8.6	Litigation 40

8.7	Regulatory 40

8.8	Financing 40

8.9	Independent Evaluation 41

8.10	Brokers’ Fees 41

8.11	Accredited Investor 41

ARTICLE IX CERTAIN AGREEMENTS	42

9.1	Conduct of Business 42

9.2	Successor Operator 43

9.3	Governmental Bonds and Guarantees 44

9.4	Record Retention 44

9.6	Amendment to Schedules 45

9.7	Employees 45

9.8	Suspense Funds 46

9.9	Tag-Along Rights 46

9.10	Transition Services Agreement 48

9.11	Audits and Filings 49

9.12	Buyer Financing 50

ARTICLE X BUYER’S CONDITIONS TO CLOSING	51

10.1	Representations 51

10.2	Performance 52

10.3	No Legal Proceedings 52

10.4	Title Defects, Environmental Defects and Casualty 52

10.5	Closing Deliverables 52

ARTICLE XI SELLER’S CONDITIONS TO CLOSING	53

11.1	Representations 53

11.2	Performance 53

11.3	No Legal Proceedings 53

11.4	Title Defects, Environmental Defects and Casualty 53

11.5	Closing Deliverables 53

ARTICLE XII CLOSING	53

12.1	Date of Closing 53

12.2	Place of Closing 54

12.3	Closing Obligations 54

12.4	Records 55

ARTICLE XIII ASSUMPTION; INDEMNIFICATION; SURVIVAL	55

13.1	Assumption by Buyer; Specified Obligations 55

13.2	Indemnities of Seller 57

13.3	Indemnities of Buyer 57

13.4	Limitation on Liability 58

13.5	Express Negligence 59

13.6	Exclusive Remedy 59

13.7	Indemnification Procedures 60

13.8	Survival 63

13.9	Non‑Compensatory Damages 63

13.10	Waiver of Right to Rescission 63

13.11	Insurance 64

13.12	Disclaimer of Application of Anti-Indemnity Statutes 64

ARTICLE XIV TERMINATION, DEFAULT AND REMEDIES	64

14.1	Right of Termination 64

14.2	Effect of Termination 65

14.3	Return of Documentation and Confidentiality 66

ARTICLE XV MISCELLANEOUS	66

15.1	Appendices, Exhibits and Schedules 66

15.2	Expenses and Taxes 66

15.3	Assignment 68

15.4	Preparation of Agreement 68

15.5	Publicity 68

15.6	Notices 69

15.7	Further Cooperation 70

15.8	Filings, Notices and Certain Governmental Approvals 70

15.9	Entire Agreement; Non‑Reliance; Conflicts 71

15.10	Successors and Permitted Assigns 72

15.11	Parties in Interest 72

15.12	Amendment 72

15.13	Waiver; Rights Cumulative 72

15.14	Governing Law; Jurisdiction; Venue; Jury Waiver 72

15.15	Severability 73

15.16	Removal of Name 73

15.17	Counterparts 74

15.18	Like-Kind Exchange 74

15.19	Specific Performance 74

LIST OF APPENDICES, EXHIBITS AND SCHEDULES

Appendices
Appendix I	―	Definitions

Exhibits
Exhibit A	―	Leases
Exhibit B	―	Wells
Exhibit C	―	Other Wells
Exhibit D-1	―	Fee Simple Surface Estate
Exhibit D-2	―	Rights-of-Way
Exhibit D-3 Exhibit E Exhibit F	― ― ―	Personal Property Pipeline Systems Form of Assignment and Bill of Sale
Exhibit G-1 Exhibit G-2	― ―	Excluded Geophysical and Seismic Data Excluded Fee Simple Surface Estate
Exhibit G-3	―	Excluded Assets and Other Matters
Exhibit G-4	―	Excluded Fee Mineral Interests
Exhibit H	―	Title Defect Exceptions
Exhibit I	―	Form of License Agreement
Exhibit J	―	Form of Surface Deed
Exhibit K	―	Permitted Encumbrances
Exhibit L	―	Transition Services Terms
Exhibit M	―	Form of Escrow Agreement
Exhibit N	―	Eagle Ford Formations

Schedules
Schedule 2.1	―	Lands
Schedule 3.6(b) Schedule 5.3(i) Schedule 7.4	― ― ―	Purchase Price Examples Dickson Allen and Robin Unit Leases Seller Consents
Schedule 7.6	―	Litigation
Schedule 7.7(a)	―	Material Contracts
Schedule 7.7(b)	―	Material Contracts
Schedule 7.8	―	Violation of Laws
Schedule 7.9	―	Preferential Rights
Schedule 7.10	―	Imbalances
Schedule 7.11	―	Current Commitments
Schedule 7.12	―	Asset Taxes
Schedule 7.14 Schedule 7.15	― ―	Permits Environmental
Schedule 7.17	―	Leases; Rights-of-Way
Schedule 7.18	―	Wells
Schedule 7.19	―	Suspense Funds

v

Schedule 9.1	―	Conduct of Business
Schedule 9.3(a)	―	Governmental Bonds
Schedule 9.3(b) Schedule 9.9	― ―	Guarantees Tag-Alongs

PURCHASE AND SALE AGREEMENT
THIS PURCHASE AND SALE AGREEMENT (as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance herewith, this “Agreement”) is entered into this 29th day of July 2017 (the “Execution Date”), between DEVON ENERGY PRODUCTION COMPANY, L.P., an Oklahoma limited partnership (“Seller”), and PENN VIRGINIA OIL & GAS, L.P., a Texas limited partnership (“Buyer”). Buyer and Seller may be referred to collectively as the “Parties” or individually as a “Party.”
RECITALS
Seller desires to sell and assign, and Buyer desires to purchase and pay for, all of the Conveyed Interests (as defined hereinafter) effective as of the Effective Time (as defined hereinafter).
NOW, THEREFORE, for and in consideration of the mutual agreements herein contained, the benefits to be derived by each Party, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS AND INTERPRETATION
1.1    Defined Terms. Capitalized terms used herein shall have the meanings given such terms in Appendix I, unless the context otherwise requires.
1.2    References and Rules of Construction. All references in this Agreement to Exhibits, Appendices, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Appendices, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Exhibits, Appendices, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder,” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited. The words “this Article,” “this Section,” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word “including” (in its various forms) means including without limitation. All references to “$” or “dollars” shall be deemed references to United States dollars. Each accounting term not defined herein, and each accounting term partly defined herein, to the extent not defined, will have the meaning given to it under GAAP. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. References to any agreement (including this Agreement) shall mean such agreement as it may be amended, supplemented or otherwise modified from time to time. References to any date shall mean such date in Oklahoma City, Oklahoma and for purposes of calculating the period of time in which any notice or action is to be given or undertaken hereunder, such period shall be deemed to begin at 12:01 A.M. on the applicable date in Oklahoma City, Oklahoma. Unless expressly provided to the contrary, the word “or” is not exclusive. With respect to any Conveyed Interests operated, owned, or otherwise used by an Affiliate of Seller, representations, warranties, covenants, and obligations of Seller herein will be deemed to also include, cover, and serve as references to such Affiliates.
ARTICLE II
PURCHASE AND SALE
2.1    Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller agrees to sell, and Buyer agrees to purchase and pay for, effective as of the Effective Time, all of Seller’s right, title and interest in and to the interests and properties described in Section 2.1(a) through Section 2.1(o) (without duplication) (such right, title and interest, less and except the Excluded Assets and Other Matters, collectively, the “Conveyed Interests”):
(a)    all oil and/or gas leases covering any of the Lands (including any Top Leases), including all of the oil and gas leases described on Exhibit A, together with any and all other right, title and interest of Seller in and to the leasehold estates created thereby (including all overriding royalty interests, production payments, net profits interests, carried interests, reversionary interests, and similar interests) but subject to the terms, conditions, covenants, and obligations set forth in those leases and/or matters described on Exhibit A, as applicable (each such lease, a “Lease,” and collectively the “Leases”);
(b)    all oil and gas wells located on any of the Lands, whether producing, non-producing, plugged and abandoned, temporarily abandoned, or otherwise, including the wells described on Exhibit B (collectively, the “Wells”);
(c)     (i)(A) all oil, gas, condensate, and other hydrocarbons produced from or allocated to the Wells, Units, or the Leases (whether or not that hydrocarbon is in liquid or gaseous form) from and after the Effective Time, or any combination thereof, including hydrocarbons extracted therefrom or entrained therein, whether at the Wells or downstream, and (B) all oil, gas, condensate, and other hydrocarbons produced from or allocated to the Wells, Units, or the Leases in storage or existing in stock tanks, pipelines and/or plants (including inventory and line fill) as of the Effective Time (less any volume of Hydrocarbons sold during the Interim Period for which there is a Purchase Price adjustment pursuant to Section 3.3) (the “Hydrocarbons”), (ii) all minerals (whether in liquid or gaseous form) produced in association with the Hydrocarbons from and after the Effective Time, and (iii) all proceeds with respect to the foregoing;
(d)    all rights and interests in, under or derived from all spacing, pooling, unitization, production sharing, and communitization agreements, declarations and orders in effect with respect to any of the Lands, the Leases or the Wells, and the units created by any of those agreements, declarations or orders (the “Units”) (Seller’s right, title and interest in and to the Leases, the Units and the Wells being collectively referred to hereinafter as the “Properties” or individually as a “Property”);
(e)    all disposal, water, and observation wells located on any of the Lands (other than the Wells), whether plugged and abandoned, temporarily abandoned, or otherwise, including the wells described on Exhibit C (the “Other Wells”), and the personal property, fixtures and buildings that are on, at or under the sites at which the Other Wells are located and that were used, are being used or are to be used in connection with the operation, use and maintenance of the Other Wells;
(f)    the fee simple surface estate in and covering each tract of land described on Exhibit D-1 and all improvements, fixtures, facilities and appurtenances located thereon or relating thereto (the “Surface Fee Interests”);
(g)    all pipelines and gathering systems located at, on, or under any of the Lands, including all of the pipelines and gathering systems described on Exhibit E (collectively, the “Pipeline Systems”);
(h)    subject to Preferential Purchase Rights and Required Consents, all surface leases, rights-of-way and easements, rights of ingress and egress, servitudes, permits, licenses, and surface usage rights, including those described on Exhibit D-2, to the extent appurtenant to or used primarily in connection with (i) the ownership or development of the Leases or the Units, or the installation, drilling, completion, reworking, recompletion, ownership, development, operation, use or maintenance of the Wells, the Other Wells, and/or the Pipeline Systems, or (ii) the production, treatment, storage, gathering, processing, transportation or disposal of Hydrocarbons or other produced substances from or attributable to the Wells, the Units, the Leases, or the Other Wells (the “Rights-of-Way”);
(i)    all surface and subsurface tangible personal property, fixtures and improvements, operational and non-operational, known or unknown, that are (i) located at, on or under any of the Lands at and/or after the Effective Time and (ii) used or held for use primarily in connection with the ownership or operation of the Leases, the Wells, the Other Wells or the Pipeline Systems, including (A) all SCADA and measurement equipment and well communication devices and (B) equipment, machinery, separators, storage facilities, casing, tubing, flow lines, lateral lines, associated piping, electric lines, pumps, motors, electric lines, compression equipment, platforms, pads, frac ponds and pits, rods, tanks, tap connections, fittings, valves, meters and manifolds (“Personal Property”), less and except the personal property described as “Replaced Property” on Exhibit D-3, which Seller has replaced, or will replace prior to Closing, with the personal property described as “Replacement Property” on the same schedule, the latter of which will be deemed Personal Property for purposes hereof;
(j)    subject to Preferential Purchase Rights and Required Consents, all Applicable Contracts and all rights thereunder, including those described on Schedule 7.7;
(k)    all Imbalances relating to the Properties;
(l)    all files, records, information and data, whether written or electronically stored, to the extent primarily relating to Seller’s ownership and operation of the other Conveyed Interests and that are in Seller’s or its Affiliates’ possession, including all: (i) digital maps of shape files and scanned plats, physical records of the Pipeline Systems (including as-built maps, surveys, X-ray and hydrotest records, and welder certificates), land files and title records (including abstracts of title, title opinions and title curative documents); (ii) Applicable Contract files; (iii) correspondence; (iv) operations, environmental, production and accounting records; (v) facility and well records; and (vi) copies of records and Tax Returns for calendar years 2017 and 2016 with respect to Asset Taxes that are ad valorem Taxes (provided, however, notwithstanding anything to the contrary in this Agreement, Seller is not assigning or otherwise transferring any right, title, or interest in any such records and Tax Returns) (collectively, the “Records”);
(m)    all rights, claims and causes of action (including claims for adjustments and refunds) to the extent attributable to (i) the other Conveyed Interests insofar as accruing from and after the Effective Time, and/or (ii) any of the Assumed Obligations;
(n)    all accounts receivable for which the Purchase Price was adjusted pursuant to Section 3.3(a)(vii), and all claims, causes of action, and rights related thereto; and
(o)    to the extent not otherwise described above, any real or personal property or contract right that, in each case, is primarily related to and arises from or, in the case of clause (i), is necessary for, (i) the ownership, operation, use or development of the other Conveyed Interests (as owned, operated, used, or developed by Seller or its Affiliates immediately prior to the Effective Time) and/or (ii) the Assumed Obligations; provided, that, for the avoidance of doubt, the items described in the definition of “Excluded Assets and Other Matters” will be deemed excluded from any real property, personal property or contract right that would otherwise be covered by, through or under this Section 2.1(o).
For the avoidance of doubt, the Parties agree that the term “Subject Properties,” as used in this Agreement, means the 100% interest on an 8/8ths basis in and to the Leases, the Wells, the Units, the Hydrocarbons and minerals described in Section 2.1(c), the Other Wells and the personal property, fixtures and buildings described in Section 2.1(d) or Section 2.1(f), the Surface Fee Interests, the Pipeline Systems, the Rights-of-Way and the Personal Property, of which the Conveyed Interests are the whole or a part, as applicable, less and except the Excluded Assets and Other Matters.
2.2    Excluded Assets and Other Matters. Seller shall reserve and retain all of the Excluded Assets and Other Matters.
2.3    Revenues and Expenses.
(a)    Except as expressly provided otherwise in this Agreement (including Sections 2.3(b) and 3.3), Seller shall remain entitled to all of the rights of ownership (including the right to all production, proceeds of production, and other proceeds) and shall remain responsible (by payment, through the adjustments to the Purchase Price under this Agreement or otherwise) for all Operating Expenses, in each case attributable to the Conveyed Interests for the period of time prior to the Effective Time. Except as expressly provided otherwise in this Agreement (including Section 3.3), and subject to the occurrence of Closing, Buyer shall be entitled to all of the rights of ownership (including the right to all production, proceeds of production, and other proceeds) attributable to the Conveyed Interests for the period of time commencing at the Effective Time, and shall be responsible for (by payment, through the adjustments to the Purchase Price under this

Agreement or otherwise) all Operating Expenses attributable to the Conveyed Interests for the period of time commencing at the Effective Time (including any pre-payments made before the Effective Time for services, work or goods performed or to be performed, or delivered or to be delivered after the Effective Time). Such amounts which are received or paid prior to Closing shall be accounted for in the Preliminary Settlement Statement or Final Settlement Statement, as applicable; provided, however, that the Preliminary Settlement Statement may contain estimated amounts of Seller made in good faith. Such amounts which are received or paid after Closing but prior to the date of the Final Settlement Statement shall be accounted for in the Final Settlement Statement.
(b)    Except as otherwise provided in this Section 2.3(b), after the Parties’ agreement upon the Final Settlement Statement, if, based on the Effective Time allocation described in Section 2.3(a) (except to the extent constituting part of the Assumed Obligations), (i) either Party receives monies belonging to the other Party, including proceeds of production, then such amount shall, within 30 days after the end of the calendar month in which such amounts were received, be paid over to the proper Party, (ii) either Party pays monies for Operating Expenses which are the obligation of the other Party, then such other Party shall, within 30 days after the end of the calendar month in which the applicable invoice and proof of payment of such invoice were received, reimburse the Party which paid such Operating Expenses, (iii) a Party receives an invoice of an expense or obligation (other than an invoice of an expense or obligation with respect to Asset Taxes, Income Taxes or Transfer Taxes) which is owed by the other Party, such Party receiving the invoice shall promptly forward such invoice to the Party obligated to pay the same, and (iv) an invoice or other evidence of an obligation (other than an obligation with respect to Asset Taxes, Income Taxes or Transfer Taxes) is received by a Party, which is partially an obligation of both Seller and Buyer, then the Parties shall consult with each other, and each shall promptly pay its portion of such obligation to the obligee thereof. Subject to, and without prejudice to, Buyer’s rights and remedies under Section 13.2(c) with respect to Operating Expenses that constitute Specified Obligations, the Final Settlement Statement shall be the final accounting for any and all Operating Expenses, and there shall be no adjustment for, or obligation to pay, any Operating Expenses between the Parties following the Final Settlement Statement.
(c)    Each of Seller and Buyer shall be permitted to offset any Operating Expenses owed by such Party to the other Party pursuant to this Section 2.3 against amounts owing by the second Party to the first Party pursuant to this Section 2.3.
ARTICLE III
PURCHASE PRICE
3.1    Purchase Price. The purchase price for the transfer of the Conveyed Interests and the transactions contemplated hereby shall be $205,000,000 (the “Purchase Price”), as adjusted pursuant to this Agreement, payable by Buyer (less (a) the Deposit, which will be distributed at Closing as described in Section 3.2 and (b) the Defect Escrow Amount, if applicable, which will be paid into the Escrow Account pursuant to Section 3.6(c) and distributed therefrom pursuant to Section 3.6(b)) to Seller at Closing by wire transfer in immediately available funds to a bank account of Seller (the details of which shall be provided by Seller to Buyer in the Preliminary Settlement Statement).
3.2    Deposit. No later than one Business Day following the execution of this Agreement, Buyer shall deposit by wire transfer in same day funds with the Escrow Agent the sum of $10,250,000, representing 5% of the Purchase Price (such amount, including any interest earned thereon, the “Deposit”) to be held in, and distributed from, the Escrow Account pursuant to the Escrow Agreement and this Agreement. If Closing occurs, the Deposit shall be applied toward the Adjusted Purchase Price at Closing and the Parties shall instruct the Escrow Agent to pay the Deposit to Seller at Closing. Otherwise the Deposit shall be handled in accordance with Section 14.2.
3.3    Adjustment to Purchase Price. The Purchase Price shall be adjusted as follows (without duplication), and the resulting amount shall be herein called the “Adjusted Purchase Price”:
(a)    The Purchase Price shall be adjusted upward by the following amounts:
(i)    an amount equal to the value of all Hydrocarbons (other than Tank Bottoms) attributable to the Conveyed Interests that are, as of the Effective Time, in storage or existing in stock tanks, pipelines and/or plants (including inventory and line fill), the value to be based upon the price paid to Seller in connection with the sale of such Hydrocarbons (or if there is no sales of such Hydrocarbons, the value to be based upon the contract price for those Hydrocarbons in effect as of the Effective Time), net of amounts payable as Burdens on such production;
(ii)    an amount equal to all Operating Expenses and all other costs and expenses paid by Seller or any of its Affiliates that are attributable to the Conveyed Interests (other than Overhead Costs, Asset Taxes, Income Taxes and Transfer Taxes) for the period of time from and after the Effective Time, whether paid before or after the Effective Time (including any pre-payments made before the Effective Time for services, work or goods performed or to be performed, or delivered or to be delivered after the Effective Time), including (A) Burdens, (B) bond and insurance premiums paid by or on behalf of Seller or any of its Affiliates with respect to the period of time commencing at the Effective Time, and (C) rentals and other lease maintenance payments;
(iii)    the amount of all Asset Taxes allocated to Buyer in accordance with Section 15.2 but that have been paid or are payable by Seller as of the date the Final Price is determined;
(iv)    subject to Section 3.9, to the extent that Seller has underproduced any Hydrocarbons as of the Effective Time, as complete and final settlement of all Well Imbalances attributable to the Conveyed Interests, an amount equal to the product of the underproduced gaseous Hydrocarbon volumes set forth on Schedule 7.10 times $2.34/MMBtu;
(v)    subject to Section 3.9, to the extent that Seller has over-delivered any Hydrocarbons as of the Effective Time, as complete and final settlement of all Pipeline Imbalances attributable to the Conveyed Interests, an amount equal to the product of the over-delivered gaseous Hydrocarbons volumes set forth on Schedule 7.10 times $2.34/MMBtu;
(vi)    the Overhead Costs;
(vii)    to the extent Seller has not received or otherwise been reimbursed prior to Closing, the aggregate amount of accounts receivable billed after the Effective Time with respect to the total amount of costs and expenses paid by Seller on behalf of or that are properly chargeable to any Third Party with respect to any Subject Property for periods of time after the Effective Time, which adjustment shall not be made at Closing but shall be made in connection with the Final Settlement Statement and taken into account in the Final Price; and
(viii)    any other amount provided for elsewhere in this Agreement or otherwise agreed upon in writing by Seller and Buyer as an upward adjustment to the Purchase Price.
(b)    The Purchase Price shall be adjusted downward by the following amounts:
(i)    an amount equal to all proceeds actually received by Seller or its Affiliates attributable to the sale of Hydrocarbons (A) produced from or allocable to the Conveyed Interests during the period of time commencing at the Effective Time or (B) contained in storage or existing in stock tanks, pipelines and/or plants (including inventory and line fill) as of the Effective Time for which an upward Purchase Price adjustment was made pursuant to Section 3.3(a)(i), in each case, net of marketing expenses (other than Operating Expenses and other expenses taken into account pursuant to Section 3.3(a), Income Taxes, Asset Taxes and Transfer Taxes) directly incurred in earning or receiving such proceeds and that are paid by Seller (and not reimbursed to Seller by a Third Party purchaser);
(ii)    an amount equal to all Operating Expenses and all other costs and expenses paid after the Effective Time by Buyer or any of its Affiliates that are attributable to the Conveyed Interests (other than Overhead Costs, Asset Taxes, Income Taxes and Transfer Taxes) for the period prior to the Effective Time, including (A) Burdens, (B) bond and insurance premiums paid by or on behalf of Buyer or any of its Affiliates with respect to the period of time prior to the Effective Time, and (C) rentals and other lease maintenance payments;
(iii)    the amount of all Asset Taxes allocated to Seller in accordance with Section 15.2 but that have been paid or are payable by Buyer as of the date the Final Price is determined;
(iv)    any reduction to the Purchase Price pursuant to Seller’s election under Section 5.3(d)(i);
(v)    any reduction to the Purchase Price pursuant to Seller’s election under Section 6.1(c)(i);

(vi)    the Allocated Value of the Conveyed Interests excluded from the transactions contemplated hereby pursuant to Sections 4.1(b), 5.5(a)(i), 5.5(b)(i) or 6.1(c);
(vii)    subject to Section 3.9, to the extent that Seller has overproduced any Hydrocarbons as of the Effective Time, as complete and final settlement of all Well Imbalances attributable to the Conveyed Interests, an amount equal to the product of the overproduced gaseous Hydrocarbon volumes set forth on Schedule 7.10 times $2.34/MMBtu;
(viii)    subject to Section 3.9, to the extent that Seller has under-delivered any Hydrocarbons as of the Effective Time, as complete and final settlement of all Pipeline Imbalances attributable to the Conveyed Interests, an amount equal to the product of the under-delivered gaseous Hydrocarbon volumes set forth on Schedule 7.10 times $2.34/MMBtu;
(ix)    an amount equal to all proceeds from sales of Hydrocarbons relating to the Conveyed Interests and payable to owners of working interests, Burdens or other similar interests (in each case) that are held by Seller or its Affiliates in suspense as of the Closing Date (or a date after Closing when the liability to such suspense accounts are transferred from Seller to Buyer), which adjustment shall not be made at Closing but shall be made in connection with the Final Settlement Statement and taken into account in the Final Price; and
(x)    any other amount provided for elsewhere in this Agreement or otherwise agreed upon in writing by Seller and Buyer as a downward adjustment to the Purchase Price.
3.4    Adjustment Methodology. When available, actual figures will be used for the adjustments to the Purchase Price at Closing. To the extent actual figures are not available, estimates made by the relevant Party in good faith will be used subject to final adjustments in accordance with Section 3.6 and Section 3.7. Seller will provide supporting documents and calculations, as applicable, for Purchase Price adjustments included in the Preliminary Settlement Statement and/or the Final Settlement Statement. In the event the written report delivered by Buyer to Seller pursuant to Section 3.5 or a Dispute Notice, if applicable, proposes an adjustment to the Purchase Price under Section 3.3(b)(ii), Buyer will provide supporting documents (if any) for such proposed adjustment when it delivers such written report or Dispute Notice to Seller.
3.5    Preliminary Settlement Statement. Not less than five Business Days prior to Closing, Seller shall prepare and submit to Buyer for review a draft settlement statement (the “Preliminary Settlement Statement”) that shall set forth the Adjusted Purchase Price, reflecting each adjustment made in accordance with this Agreement as of the date of preparation of such Preliminary Settlement Statement and the calculation of the adjustments used to determine such amount (in each case, without duplication of any amounts), together with the designation of Seller’s accounts for the wire transfer of funds as set forth in Section 3.1 and Section 12.3(d). Within three Business Days after receipt of the Preliminary Settlement Statement, Buyer will deliver to Seller a written report containing all changes, with explanation therefor, that Buyer proposes to be made to the Preliminary Settlement Statement, if any. The Parties shall in good faith attempt to agree on the Preliminary Settlement Statement as soon as possible after Seller’s receipt of Buyer’s written report. The Preliminary Settlement Statement, as agreed upon by the Parties, will be used to adjust the Purchase Price at Closing (the Purchase Price, as adjusted at Closing and (a) less the Deposit and (b) downward adjusted by, among other things, any amounts deposited into escrow pursuant to Section 3.6(c), the “Closing Payment”); provided that if the Parties do not agree on an adjustment set forth in the Preliminary Settlement Statement prior to the Closing, the amount of such adjustment set forth in the Preliminary Settlement Statement as presented by Seller in good faith will be used to adjust the Purchase Price at Closing.
3.6    Final Settlement Statement.
(a)    On or before 120 days after the Closing, Seller shall deliver to Buyer a final settlement statement (the “Final Settlement Statement”) prepared by Seller based on actual income and expenses during the Interim Period and which (i) takes into account all final adjustments made to the Purchase Price and (ii) shows the resulting final Adjusted Purchase Price (in each case, without duplication of any amounts) (the “Final Price”). The Final Settlement Statement shall set forth the actual proration of the amounts required by this Agreement. As soon as practicable, and in any event within 30 days after receipt of the Final Settlement Statement, Buyer will deliver to Seller a written report containing any proposed changes to the Final Settlement Statement and an explanation of any such changes and the reasons therefor (the “Dispute Notice”). Any changes not so specified in the Dispute Notice shall be deemed waived and Seller’s determinations with respect to all such elements of the Final Settlement Statement that are not addressed specifically in the Dispute Notice shall prevail. If Buyer fails to timely deliver a Dispute Notice to Seller containing changes Buyer proposes to be made to the Final Settlement Statement, the Final Settlement Statement as delivered by Seller will be deemed to be correct and mutually agreed upon by the Parties, and will be final and binding on the Parties and not subject to further audit or arbitration.
(b)    At such time that the Final Price set forth in the Final Settlement Statement is mutually agreed upon by Seller and Buyer (or deemed to be mutually agreed upon by the Parties pursuant to Section 3.6(a)), or, if the Final Settlement Statement is not mutually agreed upon (or deemed to be mutually agreed upon) by the Parties, at such time that the matters subject to any Dispute Notices, if applicable, are resolved pursuant to Section 3.7, the Final Settlement Statement and the Final Price shall be final and binding on the Parties, subject to the provisions of Section 2.3(b). If the Final Price is more than the Buyer Amount P-A-C (such difference, the “Payable Amount”), then (i) the Defect Escrow Amount shall be released to Seller from the Escrow Account and (ii) the remaining portion of the Payable Amount owed by Buyer shall be paid by Buyer to Seller within 10 days after final determination of such owed amounts in accordance herewith. However, in the event that the Buyer Amount P-A-C is more than the Final Price (such difference, the “Refundable Amount”), then (A) if the Refundable Amount is less than the Defect Escrow Amount, (1) an amount that is equal to the Refundable Amount shall be released to Buyer from the Escrow Account and (2) the remaining portion of the Defect Escrow Amount shall be released to Seller or (B) if the Refundable Amount is greater than the Defect Escrow Amount, (i) the Defect Escrow Amount shall be released to Buyer from the Escrow Account and (ii) the remaining portion of the Refundable Amount owed by Seller shall be paid by Seller to Buyer, in each case, within 10 days after final determination of such owed amounts in accordance herewith. For illustrative purposes only, Schedule 3.6(b) sets forth examples of calculations for the Payable Amount and the Refundable Amount. All amounts paid by any Party pursuant to this Section 3.6 shall be delivered in United

States currency by wire transfer of immediately available funds to the account specified in writing by the relevant Party. The Parties shall instruct the Escrow Agent to release the portions of the Defect Escrow Amount payable to the applicable Party (or Parties) within the 10 day period referenced above.
(c)    At the Closing, if applicable, Buyer shall deposit into the Escrow Account an amount equal to the Defect Escrow Amount. For purposes of this Agreement, the “Defect Escrow Amount” shall mean (i) the aggregate amount of Title Defect Amounts asserted by Buyer with respect to all uncured Title Defects that were timely and properly asserted by Buyer pursuant to Section 5.3(a) and that Seller has timely elected to cure or that the Parties have not agreed upon prior to the sixth Business Day prior to Closing, plus (ii) (A) the Remediation Amounts asserted by Buyer for all uncured Environmental Defects that were timely and properly asserted by Buyer pursuant to Section 6.1(a) and that Seller has timely elected to cure or that the Parties have not agreed upon prior to the sixth Business Day prior to Closing (including any dispute as to whether Seller has cured such asserted Environmental Defects), and (B) the Allocated Values of any Conveyed Interests for which any portion of a Phase II ESA will be completed post-Closing pursuant to Section 4.1(b)(B) (for purposes of this clause (c), “Phase II Conveyed Interests”) less (iii) the aggregate amount of Title Benefits Amounts (without duplication of any Title Benefit Amounts already used hereunder to offset Title Defect Amounts and/or Remediation Amounts) asserted by Seller with respect to all Title Benefits that were timely and properly asserted by Seller pursuant to Section 5.3(b) and that Buyer has conceded or are the subject of a Title Dispute, in each case, after application of the Individual Title Defect Threshold, the Individual Environmental Threshold, and (without duplication of the application thereof) the Aggregate Deductible and other limitations set forth in Section 5.3(i) or Section 6.1(e), as applicable. For the avoidance of doubt, the Defect Escrow Amount shall be the amount of the Purchase Price that, at Closing, has been reduced as a result of (A) uncured Title Defects for which Seller has made a timely election to cure pursuant to Section 5.3(d), (B) Title Defects that the Parties have not agreed upon prior to the sixth Business Day prior to Closing, (C) uncured Environmental Defects for which Seller has made a timely election to cure pursuant to Section 6.1(c), (D) Environmental Defects that the Parties have not agreed upon prior to the sixth Business Day prior to Closing, and (E) Phase II Conveyed Interests, less the Title Benefit Amounts referenced in clause (iii) above.
3.7    Disputes.
(a)    If Seller and Buyer are unable to resolve the matters addressed in a Dispute Notice (if any), the Parties agree that for a 30 day period following written notice from either Party, an officer or representative designated by each Party shall attempt to resolve such dispute.
(b)    If Seller and Buyer are unable to resolve their dispute within the period set forth in Section 3.7(a), either Party may initiate the arbitration process set forth in this Section 3.7(b) by sending a written notice to the other Party (the “Arbitration Notice”). Each Party shall within 14 Business Days after the delivery of the Arbitration Notice, summarize its position with regard to such dispute in a written document of 20 pages or less and submit such summaries to the Dallas, Texas office of Deloitte & Touche LLP, or such other Person as the Parties may mutually select (the “Accounting Arbitrator”), together with the Dispute Notice, the Arbitration Notice, the Final

Settlement Statement and any other documentation such Party may desire to submit. Within 20 Business Days after receiving the Parties’ respective submissions, the Accounting Arbitrator shall render a decision choosing either Seller’s position or Buyer’s position with respect to each matter addressed in any Dispute Notice, based on the materials submitted to the Accounting Arbitrator as described above. Any decision rendered by the Accounting Arbitrator pursuant hereto shall be final, conclusive and binding on Seller and Buyer and will be taken into account as part of the Final Price determination pursuant to Section 3.6 and will be enforceable against the Parties in any court of competent jurisdiction. The Accounting Arbitrator shall act as an expert for the limited purpose of determining the specific dispute submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter, except as otherwise provided in the following sentence. The costs of the Accounting Arbitrator and the reasonable legal costs and other expenses incurred by the Parties in connection with the arbitration shall be borne pro rata between the Parties with each Party being responsible for such costs and expenses to the extent the Accounting Arbitrator has not selected such Party’s position on an aggregate dollar basis with respect to all amounts submitted for resolution by the Accounting Arbitrator.
3.8    Allocation of Purchase Price; Allocated Values. Solely for the purposes of determining the value of Conveyed Interests in connection with any Title Defect, Environmental Defect, Preferential Purchase Right, Required Consent, and/or breach of Special Warranty under this Agreement and the value of the Tag Interests, Buyer and Seller have allocated the Purchase Price among the Conveyed Interests as set forth on Exhibit A and Exhibit B. The value so allocated to a particular Conveyed Interest identified on Exhibit A and Exhibit B may be referred to as “Allocated Value” for that Conveyed Interest. Buyer and Seller agree that such allocation is reasonable and shall not take any position inconsistent therewith, including notices to holders of Preferential Purchase Rights. Neither Party, however, makes any representations or warranties as to the accuracy of such value or allocation.
3.9    Allocation for Imbalances at Closing. If, prior to Closing, the Imbalances set forth in Schedule 7.10 change or, prior to the date the Final Price is determined as provided in Section 3.6 or 3.7, as applicable, either Party discovers an error in the Imbalances set forth in Schedule 7.10, then the Purchase Price shall be further adjusted pursuant to Section 3.3(a)(iv), 3.3(a)(v), 3.3(b)(vii), or 3.3(b)(viii) as applicable, and Schedule 7.10 will be deemed amended immediately prior to Closing to reflect the Imbalances for which the Purchase Price is so adjusted.
ARTICLE IV
ACCESS / DISCLAIMERS
4.1    Access.
(a)    From and after the Execution Date and until two (2) Business Days prior to Closing (or earlier termination of this Agreement pursuant to the terms herein), but subject to the other provisions of this Section 4.1 and obtaining any required consents of Third Parties, including Third Party operators of the Subject Properties (with respect to which consents Seller shall use commercially reasonable efforts to request, but shall not be obligated to expend any monies, except as may be agreed to be paid or reimbursed by Buyer), Seller shall afford to Buyer and its authorized representatives (“Buyer’s Representatives”) reasonable access, during normal business hours, to the Subject Properties, and all Records in Seller’s or its Affiliates’ possession, at such time to the extent necessary to conduct investigations and due diligence on the Conveyed Interests, including, prior to the Environmental Defect Claim Date, the title or environmental review described in Article V and Article VI. All investigations and due diligence conducted by Buyer or any Buyer’s Representative shall be conducted at Buyer’s sole cost, risk and expense and any conclusions made from any examination done by Buyer or any Buyer’s Representative shall result from Buyer’s own independent review and judgment.
(b)    From the Execution Date until the Environmental Defect Claim Date, subject to the terms and conditions below, Buyer’s inspection right with respect to the Environmental Condition of the Subject Properties shall be limited to undertaking a Phase I Environmental Site Assessment of the Subject Properties conducted by Buyer’s employees, or a reputable environmental consulting or engineering firm approved in advance in writing by Seller (such approval not to be unreasonably withheld, conditioned, or delayed), and may include only visual inspections and record reviews relating to the Subject Properties. In conducting such inspection, Buyer shall not operate any equipment or conduct any testing or sampling of soil, groundwater or other materials (including any invasive testing or sampling for Hazardous Substances, Hydrocarbons or NORM). Seller or Seller’s designee shall have the right to be present during any stage of the assessment. Buyer shall give Seller reasonable prior written notice before gaining physical access to any of the Subject Properties, and Seller or its designee shall have the right but not the obligation to accompany Buyer and Buyer’s Representatives whenever Buyer and/or Buyer’s Representatives gain physical access to any Subject Property. Notwithstanding anything contained herein to the contrary, Buyer shall not have access to, and shall not be permitted to conduct any inspections (including any Phase I Environmental Site Assessment) with respect to, any Subject Property with respect to which Seller does not have the authority to grant access for such due diligence; provided that Seller shall reasonably request (with respect to which request Seller shall not be obligated to expend any monies, unless Buyer agrees to reimburse Seller therefor) access rights from Third Parties for Buyer to conduct such inspections (including any Phase I Environmental Site Assessment) with respect to, such Subject Property. Buyer will use reasonable efforts to complete all such Phase I Environmental Site Assessments within 30 days of the Execution Date. If, and only if, Buyer in good faith believes that a Phase I Environmental Site Assessment determines that Phase II sampling or other invasive investigations (“Phase II ESA”) are necessary in order for Buyer to prove the existence of an Environmental Defect or establish a defensible Remediation Amount with respect to the applicable Conveyed Interest, Buyer shall, if it desires to perform a Phase II ESA as described in such Phase I Environmental Site Assessment, (i) furnish Seller with a written description of the proposed scope of such sampling or invasive activities, including a description of the specific activities to be conducted, and a description of the approximate location and expected timing of such activities, which proposed scope shall be consistent with what was determined to be necessary in the Phase I Environmental Site Assessment (a “Phase II Request”), and, (ii) subject to the preceding sentence, obtain the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned, or delayed) to undertake the sampling or invasive activities described in the Phase II Request. In the event that (A) (1) Seller does not approve any such Phase II Request on any Subject Property operated by Seller or its Affiliates within five Business Days of Buyer’s delivery of such request or (2) with respect to any other Subject Property, Buyer, due to un-obtained consents or approvals of Third Parties with respect to accessing such Subject Property, was unable to timely perform a

Phase I Environmental Site Assessment or Phase II ESA, as the case may be, Buyer shall have the right, but not the obligation, to exclude any or all of the affected Conveyed Interests from the transactions contemplated hereby, and any such Conveyed Interests that are so excluded shall be deemed hereunder to be Excluded Assets and Other Matters and the Purchase Price shall be adjusted downward by the aggregate of the Allocated Values thereof or (B) Seller provides its approval of the Phase II Request, the Environmental Defect Claim Date, the Cure Period and the Dispute Date (in each case, with respect to the affected Conveyed Interests only and notwithstanding anything to the contrary herein) and all other associated dates herein will be extended for a reasonable period of time (as set forth in the Phase II Request) in order for Buyer to perform and complete its Phase II ESA, provided that (x) the Closing will still occur on the Scheduled Closing Date for the affected Conveyed Interests, (y) the Purchase Price will be reduced at Closing by an amount equal to the Allocated Value of the affected Conveyed Interests and (z) the applicable provisions herein with respect to uncured Environmental Defects and/or Disputed Environmental Matters will apply mutatis mutandis to the amounts placed in the Escrow Account pursuant to Section 3.6(c) for such Conveyed Interests; provided, however, none of the foregoing shall apply to any Subject Property that is operated by Buyer or its Affiliates or any Subject Property in which Seller solely owns an overriding royalty interest. Buyer shall reasonably cooperate with Seller in attempting to cause any Third Party operator to provide Buyer with the requested access. If any of the proposed sampling or invasive activities interfere with the normal operations of the Subject Properties or otherwise may cause an undue risk of harm to the site, Seller may request an appropriate modification of the proposed sampling or invasive activities. Any sampling or invasive activities shall be conducted by a reputable environmental consulting or engineering firm, approved in advance by Seller (such approval not to be unreasonably withheld, conditioned, or delayed) and, once approved, such environmental consulting or engineering firm shall be deemed to be a “Buyer’s Representative.” Buyer shall obtain all permits necessary to conduct any approved sampling or invasive activities from any applicable Governmental Authorities.
(c)    Buyer shall coordinate its access rights, environmental property assessments and physical inspections of the Subject Properties with Seller and all Third Party operators, as applicable, to minimize any inconvenience to or interruption of the conduct of business by Seller or any such Third Party operator. Buyer shall abide by Seller’s, and any Third Party operator’s, safety rules, regulations and operating policies (in each case, to the extent communicated to Buyer) while conducting its due diligence evaluation of the Properties, including any environmental or other inspection or assessment of the Subject Properties and, to the extent reasonably required by any Third Party operator, execute and deliver any access and bonding agreement required by any such Third Party operator, in each case before conducting Buyer’s assessment on such Subject Property in accordance with this Section 4.1. Buyer hereby defends, indemnifies, and holds harmless each of the operators of the Subject Properties and each Seller Indemnified Party from and against any and all Liabilities arising out of, resulting from or relating to any field visit, environmental assessment or other due diligence activity conducted by Buyer or any Buyer’s Representative with respect to the Subject Properties, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, IN WHOLE OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF, OR THE VIOLATION OF LAW BY, ANY SELLER INDEMNIFIED PARTY, EXCEPTING ONLY LIABILITIES TO THE EXTENT ACTUALLY RESULTING FROM THE GROSS NEGLIGENCE

OR WILLFUL MISCONDUCT OF ANY SUCH OPERATOR OF THE SUBJECT PROPERTIES OR ANY SELLER INDEMNIFIED PARTY; provided that Buyer’s indemnity shall not include any Liabilities attributable to conditions or defects existing prior to such due diligence activities (including, for the avoidance of doubt, Liabilities arising out of, resulting from or relating to any Environmental Defects or similar environmental matters discovered as part of a due diligence activity of Buyer or Buyer’s Representatives) except and solely to the extent exacerbated, if at all, as a result of such due diligence activity of Buyer or Buyer’s Representatives.
(d)    Buyer acknowledges that any entry into Seller’s offices or onto the Subject Properties shall be at Buyer’s sole risk, cost and expense, and, subject to the terms hereof, that none of the Seller Indemnified Parties shall be liable in any way for any injury, loss or damage arising out of such entry that may occur to Buyer or any of Buyer’s Representatives pursuant to this Agreement. Buyer hereby fully waives and releases any and all Liabilities against all of the Seller Indemnified Parties for any injury, death, loss or damage to any of Buyer’s Representatives or their property in connection with Buyer’s due diligence activities, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, IN WHOLE OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF, OR THE VIOLATION OF LAW BY, ANY SELLER INDEMNIFIED PARTY, EXCEPTING ONLY LIABILITIES ACTUALLY RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY SELLER INDEMNIFIED PARTY.
(e)    Buyer agrees to promptly provide Seller, but in no event less than five days after receipt or creation thereof by Buyer or any of Buyer’s Representatives (including Buyer’s environmental consulting or engineering firm), copies of all final reports and test results prepared hereunder by Buyer and/or any of Buyer’s Representatives, which contain data collected or generated from Buyer’s and/or any of Buyer’s Representatives’ due diligence with respect to the Conveyed Interests, including all environmental and title reports. Seller shall not be deemed by its or its representatives’ receipt of said documents or otherwise to have made any representation or warranty, express, implied or statutory, as to the condition of the Subject Properties or to the accuracy of said documents or the information contained therein.
(f)    Upon completion of Buyer’s due diligence, Buyer shall at its sole cost and expense and without any cost or expense to Seller or any of its Affiliates (i) repair all damages to any Subject Properties to the extent caused by Buyer’s and/or any of Buyer’s Representatives’ due diligence (including due diligence conducted by Buyer’s environmental consulting or engineering firm), (ii) if Buyer performed a Phase II ESA hereunder, restore the affected Subject Properties to the approximate same condition as, or better condition than, they were prior to commencement of any such Phase II ESA, and (iii) remove all equipment, tools and other property brought onto the Subject Properties in connection with such due diligence. Any disturbance to the Subject Properties (including the leasehold associated therewith), to the extent resulting from such due diligence, will be promptly corrected by Buyer at Buyer’s sole cost and expense.
(g)    During all periods that Buyer and/or any of Buyer’s Representatives (including Buyer’s environmental consulting or engineering firm) are on the Subject Properties, Buyer shall maintain, at its sole cost and expense, policies of insurance of the types and in the amounts held by Buyer immediately prior to the Execution Date. Coverage under all insurance required to be carried by Buyer hereunder will (i) be primary insurance, (ii) list the Seller Indemnified Parties as additional insureds, (iii) waive subrogation against the Seller Indemnified Parties, and (iv) provide for 30 days’ prior written notice to Seller in the event of cancellation, expiration, or modification of the policy or reduction in coverage. Upon request by Seller, Buyer shall provide evidence of such insurance to Seller prior to entering any of the Subject Properties.
4.2    Confidentiality. Buyer acknowledges that, pursuant to its right of access to the Records or the Subject Properties, Buyer and/or Buyer’s Representatives (including Buyer’s environmental consulting or engineering firm) will become privy to confidential and other information of Seller and/or Seller’s Affiliates and Buyer shall ensure that such confidential information (a) shall not be used by Buyer and Buyer’s Representatives for any purpose other than in connection with the transactions contemplated by this Agreement and (b) shall be held confidential by Buyer and Buyer’s Representatives (including Buyer’s environmental consulting or engineering firm) in accordance with the terms of the Confidentiality Agreement. If the Closing should occur, the foregoing confidentiality restriction on Buyer and the Confidentiality Agreement, shall terminate as of the Closing Date (except as to (i) such portion of the Conveyed Interests that are not conveyed to Buyer pursuant to the provisions of this Agreement, (ii) the Excluded Assets and Other Matters, and (iii) information related to Seller, Seller’s Affiliates, or any assets other than the Subject Properties). Further, if the Closing should occur, the terms and conditions of the Confidentiality Agreement will apply mutatis mutandis to Seller and its Affiliates (as if it, and they, were the “Recipient” thereunder) for a period equal to the initial term of the Confidentiality Agreement, it being the intent of the Parties that Seller will treat the “Confidential Information” (as defined therein) in strict confidence for such period after the Closing. Notwithstanding anything contained herein to the contrary, this Section 4.2 shall not limit or otherwise modify the confidentiality restrictions in the License Agreement.
4.3    Disclaimers.
(a)    EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN ARTICLE VII OR THE SPECIAL WARRANTY SET FORTH IN THE ASSIGNMENT, (I) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (II) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY ANY SELLER INDEMNIFIED PARTY).
(b)    EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE VII OR THE SPECIAL WARRANTY SET FORTH IN THE ASSIGNMENT, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (i) TITLE TO ANY OF THE CONVEYED INTERESTS, (ii) THE CONTENTS, CHARACTER OR NATURE OF ANY

REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE CONVEYED INTERESTS, (iii) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE CONVEYED INTERESTS, (iv) ANY ESTIMATES OF THE VALUE OF THE CONVEYED INTERESTS OR FUTURE REVENUES TO BE GENERATED BY THE CONVEYED INTERESTS, (v) THE PRODUCTION OF OR ABILITY TO PRODUCE HYDROCARBONS FROM THE CONVEYED INTERESTS, (vi) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE CONVEYED INTERESTS, (vii) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY SELLER OR THIRD PARTIES WITH RESPECT TO THE CONVEYED INTERESTS, (viii) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO BUYER OR ITS AFFILIATES, OR ITS OR THEIR RESPECTIVE EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO AND (ix) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT. EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE VII OR THE SPECIAL WARRANTY SET FORTH IN THE ASSIGNMENT, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO THE MERCHANTABILITY, FREEDOM FROM LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY OF THE CONVEYED INTERESTS, RIGHTS OF A PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT, SUBJECT TO THE INTRODUCTORY CLAUSE OF THIS SENTENCE AND WITHOUT PREJUDICE TO BUYER’S RIGHTS AND REMEDIES UNDER ARTICLE V, ARTICLE VI, SECTION 13.2(b) (WITH RESPECT TO A BREACH OF SECTION 9.1), SECTION 13.2(c) AND/OR SECTION 13.2(d), IN EACH CASE, TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN SUCH SECTIONS, BUYER SHALL BE DEEMED AT CLOSING TO BE OBTAINING THE CONVEYED INTERESTS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE), AND THAT BUYER, AS OF CLOSING, HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE.
(c)     EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN SECTION 7.15, (i) SELLER HAS NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE CONVEYED INTERESTS, (ii) NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND (iii)

WITHOUT PREJUDICE TO BUYER’S RIGHTS AND REMEDIES UNDER SECTION 13.2(a) (WITH RESPECT TO A BREACH OF SECTION 7.15), SECTION 13.2(b) (WITH RESPECT TO A BREACH OF SECTION 9.1), ARTICLE VI, AND/OR SECTION 13.2(d), IN EACH CASE, TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN SUCH SECTIONS, BUYER SHALL BE DEEMED AT CLOSING TO BE TAKING THE CONVEYED INTERESTS “AS IS” AND “WHERE IS” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION AND THAT BUYER, AS OF CLOSING, HAS MADE OR CAUSED TO BE MADE SUCH ENVIRONMENTAL INSPECTIONS AS BUYER DEEMS APPROPRIATE.
(d)    SELLER AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 4.3 ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSE OF ANY APPLICABLE LAW.
ARTICLE V
TITLE MATTERS; CASUALTY; TRANSFER RESTRICTIONS
5.1    General Disclaimer of Title Warranties and Representations. Except for the Special Warranty set forth in the Assignment and without limiting Buyer’s remedies for Title Defects set forth in this Article V, Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to Seller’s title to any of the Conveyed Interests, and Buyer hereby acknowledges and agrees that Buyer’s sole remedy for any defect of title, including any Title Defect, with respect to Seller’s title to any of the Conveyed Interests (a) before Closing, shall be as set forth in Section 5.3 and, if applicable, Section 14.1(e), and (b) from and after Closing, shall be (i) with respect to Title Defects for which the Title Defect Amount therefor comprises part of the Defect Escrow Amount, pursuant to Sections 3.6, 5.3(d) and 5.3(j) (along with any associated provisions in this Agreement), as applicable, in each case, however, subject to Section 5.3(i), and (ii) in all other instances, pursuant to the Special Warranty set forth in the Assignment and in compliance with, and subject to, Section 5.2 below and, if applicable, any Title Indemnity Agreement. Notwithstanding anything to the contrary, (A) the Parties acknowledge and agree that none of Seller’s representations and warranties in Article VII will be deemed representations or warranties with respect to Seller’s title to any of the Conveyed Interests and, (B) for the avoidance of doubt, Buyer shall have the right hereunder to assert Title Defects (subject to the provisions of Section 5.3) of which Buyer’s or any of its Affiliates’ employees, title attorneys, landmen or other title examiners were aware prior to the Execution Date (including matters with respect to the partial releases referenced in Section 5.2(a)(ii), with respect to which, Seller shall promptly provide Buyer, upon Buyer’s request during the Interim Period, with copies of, or access to, any such releases in Seller’s or its Affiliates’ possession for purposes of Buyer completing its title diligence pursuant to Section 5.3).
5.2    Special Warranty.
(a)    Special Warranty of Title. If Closing occurs, then the Assignment shall contain a special warranty of title whereby Seller shall, until the end of the Survival Period, warrant Defensible Title, without duplication, to the Leases set forth on Exhibit A (limited to the Eagle Ford Formation) and to the Wells set forth in Exhibit B (limited to the currently producing formation for each such Well), unto Buyer against every Person whomsoever lawfully claiming or to claim the same or any part thereof by, through or under Seller, but not otherwise, subject, however, to the Permitted Encumbrances (the “Special Warranty”); provided, however, that, (i) except with respect to any liability of Seller for any claim asserted in writing by Buyer to Seller in accordance with this Section 5.2 and the Assignment before the expiration of the Survival Period for breach of the Special Warranty, the Special Warranty shall cease and terminate at the end of the Survival Period, and (ii) notwithstanding anything in this Agreement to the contrary, Seller’s release of any depths covered by a Lease pursuant to a partial release of that Lease (including any Third Party claims with respect to those depths released) shall not constitute a breach of the Special Warranty. The Special Warranty shall be subject to the further limitations and provisions of this Section 5.2.
(b)    Recovery on Special Warranty.
(i)    Buyer’s Assertion of Special Warranty Breaches. Prior to the expiration of the period of time commencing as of the Closing Date and ending at 5:00 p.m. (Central Time) on the fourth anniversary thereof (the “Survival Period”), Buyer shall be entitled to furnish Seller a Title Defect Notice meeting the requirements of Section 5.3(a) setting forth any and all matters which Buyer intends to assert as a breach of the Special Warranty (collectively, the “Special Warranty Notices” and, individually, a “Special Warranty Notice”). Seller shall have a reasonable opportunity, but not the obligation, to cure any breach of the Special Warranty asserted by Buyer pursuant to this Section 5.2(b). Buyer shall reasonably cooperate with any attempt by Seller to cure any such breach. For all purposes of this Agreement, Buyer shall be deemed to have waived, and Seller shall have no further liability for, any breach of the Special Warranty that Buyer fails to assert by a Special Warranty Notice given to Seller before the expiration of the Survival Period.
(ii)    Limitations on Special Warranty. Recovery by Buyer for any breach by Seller of the Special Warranty shall be limited to an amount (without any interest accruing thereon) equal to the reduction to the Purchase Price to which Buyer would have been entitled had Buyer asserted the defect giving rise to such breach of the Special Warranty as a Title Defect prior to the Title Defect Claim Date pursuant to Section 5.3 and taking into account the last sentence of this Section 5.2(b)(ii), and in no event shall that recovery (together with any other Title Defect recoveries and Purchase Price adjustments with respect to such Conveyed Interest) exceed the Allocated Value of the affected Conveyed Interest. The Individual Title Defect Threshold and Aggregate Deductible shall not apply to any recovery for any breach by Seller of the Special Warranty, and Buyer shall not be entitled to recover any amount for any breach of the Special Warranty to the extent that the Purchase Price is or has been reduced for the same Title Defect pursuant to Section 5.3(d)(i).
5.3    Notice of Title Defects; Defect Adjustments.
(a)    Title Defect Notices. Prior to the Title Defect Claim Date, Buyer must deliver claim notices to Seller meeting the requirements of this Section 5.3(a) (collectively, the “Title Defect Notices” and, individually, a “Title Defect Notice”) setting forth any matters which, in Buyer’s reasonable opinion, constitute Title Defects and which Buyer intends to assert as a Title Defect pursuant to this Section 5.3(a). For all purposes of this Agreement and notwithstanding anything herein to the contrary, Buyer shall be deemed to have waived, and Seller shall have no liability for, any Title Defect which Buyer fails to assert as a Title Defect by a properly delivered Title Defect Notice received by Seller before the Title Defect Claim Date; provided, however, that, for purposes of the Special Warranty, such waiver shall not apply to any matter that, prior to the Title Defect Claim Date, is not discovered by any of Buyer’s or any of its Affiliates’ employees, title attorneys, landmen or other title examiners while conducting Buyer’s due diligence with respect to the Conveyed Interests that in Buyer’s reasonable opinion constitutes a breach by Seller of the Special Warranty. To be effective, each Title Defect Notice shall be in writing, and shall include (i) a description of the alleged Title Defect and the individual Well or Lease affected by the alleged Title Defect (each such Conveyed Interest, a “Title Defect Property”), (ii) the Allocated Value of the Title Defect Property, (iii) supporting documents reasonably necessary for Seller to verify the existence of the alleged Title Defect with respect to the Title Defect Property (any and all of which supporting documents may be furnished via access to a web link or ftp site (in lieu of other means of delivery)), and (iv) the amount by which Buyer reasonably believes the Allocated Value of the Title Defect Property is reduced by such alleged Title Defect and the computations upon which Buyer’s belief is based, in each case, in accordance with Section 5.3(g). Notwithstanding anything contained in this Agreement to the contrary, and for the avoidance of doubt, any Title Defect asserted by Buyer pursuant to this Section 5.3(a) and any breach of the Special Warranty asserted by Buyer pursuant to Section 5.2(b) shall be limited to the Leases set forth on Exhibit A (as to the Eagle Ford Formation only) and the Wells set forth on Exhibit B (as to the currently producing formation for each such Well) and Buyer shall not have the right to assert Title Defects or breach of the Special Warranty with respect to any other depths or formations or any other Conveyed Interests. To give Seller an opportunity to commence reviewing and curing Title Defects, Buyer agrees to use reasonable efforts to give Seller, on or before the end of each calendar week prior to the Title Defect Claim Date, written notice of all alleged Title Defects (as well as any claims that would be claims under the Special Warranty) discovered by Buyer during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the Title Defect Claim Date.
(b)    Title Benefit Notices. Seller shall have the right, but not the obligation, to deliver to Buyer on or before the Title Defect Claim Date, with respect to each Title Benefit which it discovers after the Execution Date, a notice (a “Title Benefit Notice”) including (i) a description of the alleged Title Benefit and the individual Well or Lease, or portion thereof, affected by such alleged Title Benefit (each such Conveyed Interest, a “Title Benefit Property”), and (ii) with respect to each Title Benefit Property, the amount by which Seller reasonably believes the Allocated Value of such Title Benefit Property is increased by such alleged Title Benefit, and the computations upon which Seller’s belief is based. Seller shall be deemed to have waived any Title Benefit which Seller fails to assert as a Title Benefit by a Title Benefit Notice delivered to Buyer on or before the Title Defect Claim Date.
(c)    Seller’s Right to Cure. Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure any Title Defects timely and properly alleged under Section 5.3(a) at any time prior to 5:00 p.m. Central Time on the date that is 45 days after the Closing Date (the “Cure Period”), provided that Seller has notified Buyer under Section 5.3(d)(i) of its election to cure such Title Defects no later than the sixth Business Day prior to Closing. During the period of time from Closing to the expiration of the Cure Period, Buyer agrees to afford Seller and its officers, employees and other authorized representatives reasonable access, during normal business hours, to the Subject Properties and all Records in Buyer’s or any of its Affiliates’ possession in order to facilitate Seller’s attempt to cure any such Title Defects (and if Seller and/or its representatives access the Subject Properties in connection with such right to cure, the provisions herein setting forth the terms and conditions of Buyer’s (and Buyer’s Representatives’) access to the Subject Properties and the Records prior to the Closing will, notwithstanding anything to the contrary, apply mutatis mutandis to Seller and its representatives). An election by Seller to attempt to cure a Title Defect shall be without prejudice to its rights under Section 5.3(j) and shall not constitute an admission against interest or a waiver of Seller’s right to dispute the existence, nature or value of, or cost to cure, the alleged Title Defect.
(d)    Remedies for Title Defects. Subject to Seller’s continuing right to dispute the existence of a Title Defect and/or the Title Defect Amount asserted with respect thereto as described in Section 5.3(j), and subject to the rights of the Parties pursuant to Section 14.1(e), in the event that any Title Defect timely and properly asserted by Buyer in accordance with Section 5.3(a) is not waived in writing by Buyer or cured on or before the sixth Business Day prior to Closing, Seller shall, at its sole option, elect to:
(i)    subject to Section 5.3(i), assign the Title Defect Property to Buyer at Closing and reduce the Purchase Price at Closing by the Title Defect Amount determined pursuant to Section 5.3(g) (as asserted by Buyer in good faith as part of a Title Defect Notice timely and properly alleged under Section 5.3(a)), provided that Seller will have the right for the Cure Period (in accordance with Section 5.3(c)) to cure the Title Defect relating to such assigned Title Defect Property, and should Seller cure such Title Defect, then such cure will be taken into account in the Final Settlement Statement delivered pursuant to Section 3.6; or
(ii)    subject to Section 5.3(i), with Buyer’s consent, at its sole option, indemnify Buyer against all Liability (up to the Allocated Value of the applicable Title Defect Property and subject to the Individual Title Defect Threshold and the Aggregate Deductible) resulting from such Title Defect with respect to such Title Defect Property pursuant to an indemnity agreement prepared by Seller in a form and substance reasonably acceptable to Buyer (a “Title Indemnity Agreement”);
provided that, subject to Section 5.3(i), with respect to any Title Defect (including the Title Defect Amount with respect to such Title Defect) that the Parties have not agreed upon prior to the sixth Business Day prior to Closing, the Title Defect Property for said Title Defect will be included with the Conveyed Interests conveyed to Buyer at Closing and the Purchase Price will be reduced at Closing by the asserted Title Defect Amount (as asserted by Buyer in good faith as part of a Title Defect Notice timely and properly alleged under Section 5.3(a)) of the Title Defect Property affected by such Title Defect; and, provided, further, that the Final Price shall be adjusted to take into account the resolution of all Title Disputes after Closing (either by agreement of the Parties or as a result of the determination of the Title Arbitrator under Section 5.3(j)), any Title Defects cured by Seller during the Cure Period, and the application of Section 5.3(i).
(e)    Remedies for Title Benefits. With respect to each Title Benefit Property timely and properly reported under Section 5.3(b), Buyer shall notify Seller in writing on or before the date that is six Business Days prior to Closing whether Buyer (i) concedes the Title Benefit asserted therein, or (ii) disputes such Title Benefit, in which case such Title Benefit shall be deemed to be a Title Dispute and the provisions of Section 5.3(j) shall apply. For the avoidance of doubt, Title Benefits Amounts shall in no event increase the Purchase Price and will only be used to offset Title Defect Amounts hereunder.
(f)    Exclusive Remedy. Except for Buyer’s rights under the Special Warranty and Buyer’s right to terminate this Agreement pursuant to Section 14.1(e), (i) Section 5.3(d) shall be the exclusive right and remedy of Buyer with respect to Seller’s failure to have Defensible Title with respect to any Lease or Well, or any other title matter with respect to any Subject Property, and (ii) Buyer hereby waives any and all other rights or remedies with respect thereto.
(g)    Title Defect Amount. The amount by which the Allocated Value of a Title Defect Property is reduced as a result of the existence of a Title Defect shall be the “Title Defect Amount” for such Title Defect Property and shall be determined in accordance with the following terms and conditions (without duplication):
(i)    if Buyer and Seller agree on the Title Defect Amount, then that amount shall be the Title Defect Amount;
(ii)    if the Title Defect with respect to such Title Defect Property is an Encumbrance that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from such Title Defect Property;
(iii)    if the Title Defect with respect to such Title Defect Property represents a decrease of (A) Seller’s Net Revenue Interest for such Title Defect Property such that Seller’s Net Revenue Interest for such Title Defect Property is less than (B) the Net Revenue Interest set forth for such Title Defect Property on Exhibit A or Exhibit B, as applicable, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest set forth for such Title Defect Property on Exhibit A or Exhibit B, as applicable;
(iv)    if the Title Defect with respect to such Title Defect Property represents an increase of (A) Seller’s Working Interest for such Title Defect Property such that Seller’s Working Interest for such Title Defect Property is in excess of (B) the Working Interest set forth for such Title Defect Property on Exhibit B by not more than 10% (on an 8/8ths basis), without any increase of Seller’s Net Revenue Interest for such Title Defect Property, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the Working Interest increase and the denominator of which is the Working Interest set forth for such Title Defect Property on Exhibit B;
(v)    if the Title Defect with respect to such Title Defect Property represents a discrepancy where (A) the actual Net Acres for such Title Defect Property is less than (B) the Net Acres set forth on Exhibit A for such Title Defect Property, then the Title Defect Amount shall be the product obtained by multiplying such Net Acre decrease by the Allocated Value (on a per Net Acre dollar amount basis) for such Title Defect Property;

(vi)    if the Title Defect represents an obligation or Encumbrance upon or other defect in title to the Title Defect Property of a type not described above, then the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation; provided, however, that if such Title Defect is reasonably capable of being cured, the Title Defect Amount shall not be greater than the Allocated Value of the Title Defect Property;
(vii)    the Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder; and
(viii)    notwithstanding anything to the contrary in this Article V, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of such Title Defect Property;
provided, however, that, notwithstanding the foregoing, if a Title Defect (other than a Title Defect affecting a Title Defect Property in which Seller only owns an overriding royalty interest) results in the Seller’s Net Revenue Interest in any Well or Lease being equal to or less than 70% (proportionately reduced based on Seller’s Working Interest therein), the Title Defect Amount with respect to such Well or Lease shall be determined in accordance with Section 5.3(g)(vi), rather than Section 5.3(g)(iii).
(h)    Title Benefit Amount. The Title Benefit Amount resulting from a Title Benefit shall be determined in accordance with the following methodology, terms and conditions (without duplication):
(i)    if Buyer and Seller agree on the Title Benefit Amount, then that amount shall be the Title Benefit Amount;
(ii)    if the Title Benefit with respect to a Title Benefit Property represents an increase of (A) Seller’s Net Revenue Interest for any Title Benefit Property such that Seller’s Net Revenue Interest for such Title Benefit Property is greater than (B) the Net Revenue Interest set forth for such Title Benefit Property on Exhibit A or Exhibit B, without any increase of Seller’s Working Interest for such Title Defect Property, then the Title Benefit Amount shall be the product of the Allocated Value of such Title Benefit Property multiplied by a fraction, the numerator of which is the Net Revenue Interest increase and the denominator of which is the Net Revenue Interest set forth for such Title Benefit Property on Exhibit A or Exhibit B;
(iii)    if the Title Benefit with respect to a Title Benefit Property represents a discrepancy where (A) the actual Net Acres for such Title Defect Property is greater than (B) the Net Acres set forth on Exhibit A for such Title Benefit Property, then the Title Benefit Amount shall be the product obtained by multiplying such Net Acre increase by the Allocated Value (on a per Net Acre dollar amount basis) for such Title Benefit Property; and

(iv)    if the Title Benefit is of a type not described above (including, for the avoidance of doubt, the circumstances where a Title Benefit affects a portion, but not the entirety of any Well or Lease), then the Title Benefit Amounts shall be determined by taking into account the Allocated Value of the Title Benefit Property, the portion of such Title Benefit Property affected by such Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of such Title Benefit Property, the values placed upon the Title Benefit by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation.
(i)    Title Defect Threshold and Deductible. Notwithstanding anything herein to the contrary, except as otherwise provided in the last sentence of this Section 5.3(i), with respect to any Title Defect timely and properly asserted under Section 5.3(a), (A) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller hereunder for any Title Defect with respect to a Title Defect Property (or Title Defects, if more than one Title Defect affects the Title Defect Property) for which the Title Defect Amount (or aggregate Title Defect Amount(s) of the Title Defects affecting the Title Defect Property, if applicable), in each case, does not exceed the lesser of (x) $40,000 and (y) 75% of the Allocated Value of the relevant Title Defect Property (such lesser amount, the “Individual Title Defect Threshold”); and (B) in no event shall there be any adjustment to the Purchase Price or other remedies provided by Seller hereunder for any Title Defect with respect to a Title Defect Property for which the Title Defect Amount (or Title Defect Amounts, if applicable) exceeds the Individual Title Defect Threshold unless (1) the amount of the sum of (I) (x) the aggregate Title Defect Amounts of all such Title Defects that exceed the Individual Title Defect Threshold (as determined in accordance with (A) above, but excluding any Title Defect Amounts attributable to Title Defects cured by Seller) less (y) the aggregate Title Benefit Amount of all Title Benefits, plus (II) the aggregate Remediation Amounts of all Environmental Defects that exceed the Individual Environmental Threshold (as determined in accordance with Section 6.1(e), but excluding any Remediation Amounts attributable to Conveyed Interests subject to Environmental Defects that are retained by Seller pursuant to Section 6.1(c) and any Environmental Defects cured by Seller), exceeds (2) the Aggregate Deductible, after which point Buyer shall be entitled to adjustments to the Purchase Price or other applicable remedies available hereunder, but only to the extent that the amount by which the aggregate amount of such Title Defect Amounts and Remediation Amounts exceeds the Aggregate Deductible. For the avoidance of doubt, a Title Defect Property shall refer to the individual Lease or Well affected by a Title Defect and, if a Title Defect affects both a Lease and a Well (or multiple Leases or Wells), the Title Defect Amounts with respect to such Title Defects shall not be aggregated when determining whether the Individual Title Defect Threshold has been satisfied. Notwithstanding the foregoing, the Individual Title Defect Threshold and the Aggregate Deductible shall not apply to any Title Defect timely and properly asserted under Section 5.3(a) with respect to any of the Leases set forth on Schedule 5.3(i).
(j)    Title Dispute Resolution. Seller and Buyer shall attempt to agree on matters regarding (i) all Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts, and (ii) the adequacy of any curative materials provided by Seller to cure any alleged Title Defect (collectively “Title Disputes”) prior to the Dispute Date. If Seller and Buyer are unable to agree by the Dispute Date, the Title Disputes shall be exclusively and finally resolved pursuant to this Section 5.3(j). There shall be a single arbitrator, who shall be a title attorney with at least 10 years’ experience in oil and gas titles involving properties in the regional area in which the Conveyed

Interests are located, as selected by the mutual agreement of Buyer and Seller within 15 days after the Dispute Date (the “Title Arbitrator”). If the Parties do not mutually agree upon the Title Arbitrator in accordance with this Section 5.3(j), the Dallas, Texas office of the AAA shall appoint the Title Arbitrator under such conditions as the AAA in its sole discretion deems necessary or advisable. The place of arbitration shall be Dallas, Texas, and the arbitration shall be conducted in accordance with the AAA Rules, to the extent such rules do not conflict with the terms of this Section 5.3(j). Each of Buyer and Seller shall submit to the Title Arbitrator, with a simultaneous copy to the other Party, its proposed resolution of the applicable Title Dispute no later than 10 Business Days after the appointment of the Title Arbitrator pursuant to this Section 5.3(j). The proposed resolution of the applicable Title Dispute shall include the best offer of the submitting Party in a single monetary amount that such Party is willing to pay or accept (as applicable) to settle the applicable Title Dispute. The Title Arbitrator’s determination shall be made within 20 days after the end of such 10 Business Day period after the submission of the Title Disputes and shall be final and binding upon both Parties, without right of appeal. In making his determination, the Title Arbitrator shall make a determination of the Title Disputes submitted based solely on the single written submission of Seller and Buyer (and without any additional or supplemental submittals by any Party, except to the extent the Title Arbitrator requests additional information from either Party), shall be bound by the rules set forth in this Section 5.3 and, subject to the foregoing, may consider such other matters as, in the opinion of the Title Arbitrator, are necessary to make a proper determination. The Title Arbitrator, however, may not award Buyer a greater Title Defect Amount than the Title Defect Amount claimed by Buyer in its applicable Title Defect Notice or a lesser Title Defect Amount than the Title Defect Amount stated by Seller in its applicable position statement delivered to the Title Arbitrator; or, in the case of Title Benefits, a greater Title Benefit Amount than that claimed by Seller in its applicable Title Benefit Notice or a lesser Title Benefit Amount that claimed by Buyer in its applicable position statement delivered to the Title Arbitrator. The Title Arbitrator shall act as an expert for the limited purpose of determining the specific Title Disputes submitted by either Party, and may not award damages, interest or penalties to either Party with respect to any matter except as otherwise provided in the following sentence. The costs of the Title Arbitrator (and the AAA, if applicable) and the reasonable legal costs and expenses incurred by the Parties in connection with the arbitration shall be borne pro rata between the Parties with each Party being responsible for such costs and expenses to the extent the Title Arbitrator has not selected such Party’s position on an aggregate dollar basis with respect to all amounts submitted for resolution by the Title Arbitrator.
5.4    Casualty or Condemnation Loss.
(a)    Notwithstanding anything herein to the contrary, but without prejudice to Buyer’s rights and remedies under Section 13.2(a) (with respect to a breach of Section 7.8 or Section 7.18), Section 13.2(b) (with respect to a breach of Section 9.1), and/or Section 13.2(c) (with respect to the Specified Obligations described in clause (v) of Section 13.1(b)), in each case, to the limited extent expressly set forth in such Sections, from and after the Effective Time, if Closing occurs, Buyer shall assume all risk of loss with respect to production of Hydrocarbons through normal depletion (including watering out of any well, collapsed casing or sand infiltration of any well) and the depreciation of Conveyed Interests due to ordinary wear and tear, in each case, with respect to the Conveyed Interests, and Buyer shall not assert such matters as Casualty Losses or Title Defects hereunder.
(b)    If, after the Execution Date but prior to the Closing Date, any portion of the Conveyed Interests is damaged or destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain (each, a “Casualty Loss”) (excluding any of the Conveyed Interests affected by a Casualty Loss that, prior to Closing, Seller has (y) replaced with property of an equivalent or better condition and/or (z) repaired to an equivalent or better condition, in each case, as of the Effective Time), and the Closing thereafter occurs, (i) if such Casualty Losses exceed, in the aggregate, $2,000,000, there will be a downward adjustment to the Purchase Price in the amount of such Casualty Losses or (ii) if such Casualty Losses do not exceed, in the aggregate, $2,000,000, Seller, at Closing, shall pay to Buyer all sums actually paid to Seller by Third Parties by reason of any Casualty Loss insofar as with respect to the Conveyed Interests and shall assign, transfer and set over to Buyer or subrogate Buyer to all of Seller’s or its Affiliates right, title and interest (if any) in insurance claims, unpaid awards, and other rights against Third Parties (excluding any Liabilities, other than insurance claims, of or against any Seller Indemnified Party) arising out of such Casualty Loss insofar as with respect to the Conveyed Interests; provided, however, that in the event that, at Closing, clause (i) above is applicable as a result of Casualty Losses occurring during the Interim Period, Seller shall reserve and retain (and Buyer shall assign to Seller) all right, title, and interest in and to such insurance claims, unpaid awards, other rights against Third Parties, and sums paid to Seller by Third Parties; provided, further, that, in all cases, Seller shall reserve and retain (and Buyer shall assign to Seller) all right, title, interest and claims against Third Parties for the recovery of Seller’s costs and expenses incurred prior to Closing in repairing such Casualty Loss and/or pursuing or asserting any such insurance claims or other rights against Third Parties.
5.5    Preferential Purchase Rights and Consents to Assign.
(a)    With respect to each Preferential Purchase Right set forth on Schedule 7.9, not later than 10 days after the Execution Date (and, with respect to each Preferential Purchase Right that is not set forth on Schedule 7.9 but is discovered by either Party after the Execution Date and before the Closing Date, not later than 10 days after the discovery thereof), Seller shall send to the holder of each such Preferential Purchase Right a notice in compliance with the contractual provisions applicable to such Preferential Purchase Right, requesting a waiver of such Preferential Purchase Right.
(i)    If, prior to Closing, any holder of a Preferential Purchase Right notifies Seller that it intends to consummate the purchase of the Conveyed Interests to which its Preferential Purchase Right applies, then the Conveyed Interest subject to such Preferential Purchase Right shall be excluded from the Conveyed Interests to be assigned to Buyer at Closing (but only to the extent of the portion of such Conveyed Interest affected by the Preferential Purchase Right), and the Purchase Price shall be reduced by the Allocated Value of the Conveyed Interest (or portion thereof) so excluded. Seller shall be entitled to all proceeds paid by any Person exercising a Preferential Purchase Right prior to Closing. If, on or before 90 days following the Closing Date, such holder of such Preferential Purchase Right fails to consummate the purchase of the Conveyed Interest (or portion thereof) covered by such Preferential Purchase Right (on the same terms and conditions hereof) then (A) Seller shall so notify Buyer, (B) Buyer shall purchase, on or before 5 Business Days following receipt of such notice, such Conveyed Interest (or portion thereof) that was so excluded from the Conveyed Interests to be assigned to Buyer at Closing, under the terms of this Agreement and for a price equal to the amount by which the Purchase Price was reduced at Closing with respect to such excluded Conveyed Interest (or portion thereof) (as such amount is appropriately adjusted in accordance with the other terms of this Agreement) and (C) Seller shall assign to Buyer the Conveyed Interest (or portion thereof) so excluded at Closing pursuant to an instrument in substantially the same form as the Assignment.
(ii)    All Conveyed Interests for which any applicable Preferential Purchase Right has been waived, or as to which the period to exercise the applicable Preferential Purchase Right has expired without exercise by the holder thereof, in each case, prior to Closing, shall be sold to Buyer at Closing pursuant to the provisions of this Agreement. If, as of Closing, the time for exercising a Preferential Purchase Right has not expired and such Preferential Purchase Right has not been exercised or waived, then the Conveyed Interest subject to such Preferential Purchase Right shall be included in the Conveyed Interests to be assigned to Buyer at Closing, and Buyer shall be solely responsible for complying with the terms of such Preferential Purchase Right and shall be entitled to the proceeds, if any, associated with the exercise of such Preferential Purchase Right.
(b)    With respect to each Consent set forth on Schedule 7.4, Seller, not later than 10 days after the Execution Date (and, with respect to each Consent that is not set forth on Schedule 7.4 but is discovered by either Party after the Execution Date and before the Closing Date, not later than 10 days after the discovery thereof), shall send to the holder of each such Consent a notice in material compliance with the contractual provisions applicable to such Consent seeking such holder’s consent to the transactions contemplated hereby.
(i)    If Seller fails to obtain a Consent set forth in Schedule 7.4 (or any Consent that is not set forth in Schedule 7.4 but is discovered by either Party after the Execution Date and before the Closing Date) prior to Closing and the failure to obtain such Consent would cause (A) the assignment of the Conveyed Interests affected thereby to Buyer to be void or nullified, (B) the termination of a Lease or an Applicable Contract, or (C) the assessment of a payment, fine or monetary penalty, in each case, pursuant to the express terms of the Lease, Applicable Contract, or other instrument requiring such Consent, as the case may be (each, a “Required Consent”), then, in each case, the Conveyed Interest (or portion thereof) subject to such un‑obtained Consent and any associated Conveyed Interests shall be excluded from the Conveyed Interests to be assigned to Buyer at Closing, and the Purchase Price shall be reduced by the Allocated Value of such Conveyed Interest (or portion thereof) and such associated Conveyed Interests so excluded. In the event that a Required Consent (with respect to a Conveyed Interest excluded pursuant to this Section 5.5(b)(i)) that was not obtained prior to Closing is obtained within 180 days following Closing, then, within 10 Business Days after such Consent is obtained (x) Buyer shall purchase the Conveyed Interest (or portion thereof) and any associated Conveyed Interests that were so excluded as a result of such previously un‑obtained Consent and pay to Seller the amount by which the Purchase Price was reduced at Closing with respect to the Conveyed Interest (or portion thereof) and any associated Conveyed Interests so excluded (as such amount is appropriately adjusted in accordance with the other terms of this Agreement) and (y) Seller shall assign to Buyer the Conveyed Interest (or portion thereof) and any associated Conveyed Interests so excluded at Closing pursuant to an instrument in substantially the same form as the Assignment.
(ii)    Notwithstanding anything in this Agreement to the contrary, but without prejudice to Buyer’s rights and remedies under Sections 13.2 and/or 14.1(d) (in each case, as to breaches of this Section 5.5(b) or Section 7.4), if Seller fails to obtain a Consent other than a Required Consent, then the Conveyed Interest (or portion thereof) subject to such un‑obtained Consent shall nevertheless be assigned by Seller to Buyer at Closing as part of the Conveyed Interests and, Buyer shall have no claim against Seller, and Seller shall have no Liability, for the failure to obtain such Consent.
(iii)    Prior to Closing, Seller and Buyer shall use their commercially reasonable efforts to obtain all Consents listed on Schedule 7.4 (and any Required Consent that is not set forth in Schedule 7.4 but is discovered by either Party after the Execution Date and before the Closing Date); provided, however, that neither Party shall be required to incur any Liability or pay any money in order to obtain any such Consent (unless Buyer elects to pay for or reimburse Seller for any such Liability or payment of monies). Subject to the foregoing, Buyer agrees to provide Seller with any information or documentation that may be reasonably requested by Seller and/or the Third Party holder(s) of such Consents, including evidence of financial capability and bonding, in order to facilitate the process of obtaining such Consents.
ARTICLE VI
ENVIRONMENTAL MATTERS
6.1    Environmental Defects.

(a)    Assertions of Environmental Defects. Buyer must deliver claim notices to Seller meeting the requirements of this Section 6.1(a) (collectively the “Environmental Defect Notices” and individually an “Environmental Defect Notice”) not later than the Environmental Defect Claim Date setting forth any matters which, in Buyer’s reasonable opinion, constitute Environmental Defects and which Buyer intends to assert as Environmental Defects pursuant to this Section 6.1. Except for, and without prejudice to, Buyer’s right to indemnification pursuant to (w) Section 13.2(a) (with respect to a breach by Seller of Section 7.15), (x) Section 13.2(b) (with respect to a breach by Seller of Section 9.1), (y) Section 13.2(d)(i) and/or (z) Section 13.2(d)(ii) (in each case to the limited extent expressly set forth in such Sections), Buyer shall be deemed to have waived, and Seller shall have no liability for, any Environmental Defect which Buyer fails to assert as an Environmental Defect by a properly delivered Environmental Defect Notice received by Seller, before the Environmental Defect Claim Date, with such liabilities being “Buyer’s Environmental Liabilities.” To be effective, each Environmental Defect Notice shall be in writing and shall include (i) a description of the matter constituting the alleged Environmental Condition (including the applicable Environmental Law violated or implicated thereby) and the Conveyed Interests affected by such alleged Environmental Condition (each, an “Environmental Defect Property”), (ii) the Allocated Value of each Environmental Defect Property (or portions thereof) affected by such alleged Environmental Condition, (iii) supporting documents reasonably necessary for Seller to verify the existence of such alleged Environmental Condition (any and all of which supporting documents may be furnished via access to a web link or ftp site (in lieu of other means of delivery)), and (iv) a calculation of the Remediation Amount (itemized in reasonable detail) that Buyer asserts is attributable to such alleged Environmental Condition with respect to each Environmental Defect Property. Buyer’s calculation of the Remediation Amount included in the Environmental Defect Notice must describe in reasonable detail the Remediation proposed for the alleged Environmental Condition that gives rise to the asserted Environmental Defect and identify all assumptions used by Buyer in calculating the Remediation Amount, including the standards that Buyer asserts must be met to comply with Environmental Laws.
(b)    Seller’s Right to Cure. Seller shall have the right, but not the obligation, to cure any asserted Environmental Defect at any time prior to the expiration of the Cure Period, provided that Seller has notified Buyer under Section 6.1(c)(i) of its election to cure such Environmental Defects no later than the sixth Business Day prior to Closing. During the period of time from Closing to the expiration of the Cure Period, Buyer agrees to afford Seller and its officers, employees, and other authorized representatives reasonable access, during normal business hours, to the Subject Properties and all Records in Buyer’s or any of its Affiliates’ possession in order to facilitate Seller’s attempt to cure any Environmental Defects, and if Seller and/or its representatives access the Subject Properties in connection with such right to cure, the provisions herein setting forth the terms and conditions of Buyer’s (and Buyer’s Representatives’) access to the Subject Properties prior to the Closing will, notwithstanding anything to the contrary, apply mutatis mutandis to Seller and its representatives. To give Seller an opportunity to commence reviewing and curing Environmental Defects, Buyer agrees to use reasonable efforts to give Seller, on or before the end of each calendar week prior to the Environmental Defect Claim Date, written notice of all alleged Environmental Defects discovered by Buyer during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the Environmental Defect Claim Date.

(c)    Remedies for Environmental Defects. Subject to Seller’s continuing right to dispute the existence of an Environmental Defect and/or the Remediation Amount asserted with respect thereto as described in Section 6.1(f), and subject to the rights of the Parties pursuant to Section 14.1(e), in the event that any Environmental Defect timely and properly asserted by Buyer in accordance with Section 6.1(a) is not waived in writing by Buyer or cured on or before the sixth Business Day prior to Closing, Seller shall, at its sole option, elect to:
(i)    subject to Section 6.1(e), assign the Environmental Defect Property to Buyer at Closing and reduce the Purchase Price at Closing by the Remediation Amount, provided that Seller will have the right until the expiration of the Cure Period (in accordance with Section 6.1(b)) to cure the Environmental Defect relating to such assigned Environmental Defect Property, and should Seller cure such Environmental Defect, then such cure will be taken into account in the Final Settlement Statement delivered pursuant to Section 3.6;
(ii)    retain the entirety of the Environmental Defect Property, in which event the Environmental Defect Property will be excluded from the Conveyed Interests at Closing and the Purchase Price shall be reduced at Closing by an amount equal to the Allocated Value of such Environmental Defect Property; or
(iii)    subject to Section 6.1(e), with Buyer’s consent, at its sole option, indemnify Buyer against all Liability resulting from such Environmental Defect with respect to the Conveyed Interests pursuant to an indemnity agreement prepared by Seller in a form and substance reasonably acceptable to Buyer (each, an “Environmental Indemnity Agreement”);
provided that, subject to Section 6.1(e), if the Remediation Amount (as asserted by Buyer in good faith as part of an Environmental Defect Notice that is timely and properly asserted pursuant to Section 6.1(a)) for any Environmental Defect Property exceeds the greater of (1) $150,000 and (2) the Allocated Value of the Environmental Defect Property, and such Environmental Defect is not waived in writing by Buyer or cured during the Cure Period, either Party may, at its sole option, elect to exclude the Environmental Defect Property from the Conveyed Interests by delivering a notice to the other Party, in which event Buyer shall promptly assign to Seller such Conveyed Interests, such Conveyed Interests will constitute Excluded Assets and Other Matters, and the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Environmental Defect (which adjustment shall be taken into account in the Final Settlement Statement); provided, however, that any such assignment to Seller shall not take place until such time as a determination can be made under Section 6.1(e) as to whether an adjustment to the Purchase Price or other remedies provided by Seller (including the Parties’ ability to elect to exclude an Environmental Defect Property as set forth above) are available to Buyer after application of Section 6.1(e), and in the event that after application of Section 6.1(e), no Purchase Price adjustment or other remedies provided by Seller are available to Buyer, Buyer shall retain the Environmental Defect Property and it shall remain part of the Conveyed Interests, notwithstanding any election to exclude the Environmental Defect Property by either Party. Subject to Section 6.1(e), with respect to any Environmental Defect (including the Remediation Amount with respect to such Environmental Defect) that the Parties’ have not agreed upon prior to the sixth Business Day prior to Closing, the Environmental Defect Property for said Environmental Defect will be included with the Conveyed

Interests conveyed to Buyer at Closing and the Purchase Price will be reduced at Closing by the asserted Remediation Amount (as asserted by Buyer in good faith as part of an Environmental Defect Notice timely and properly alleged under Section 6.1(a)) of the Environmental Defect Property affected by such Environmental Defect; and, provided, further, that the Final Price shall be adjusted to take into account the resolution of all Disputed Environmental Matters after Closing (either by agreement of the Parties or as a result of the determination of the Environmental Arbitrator under Section 6.1(f)), any Environmental Defects cured by Seller during the Cure Period, and the application of Section 6.1(e). If, at the time at which the Final Price is finally determined, the Purchase Price is reduced by the Remediation Amount for any Environmental Defect (except for Environmental Defect Properties excluded pursuant to Section (c)(ii) or as set forth above, which will constitute Excluded Assets and Other Matters) or the Purchase Price is not reduced for any Environmental Defect as a result of the application of Section 6.1(e), Buyer shall be deemed to have assumed responsibility for all of the costs and expenses attributable to the Remediation of the Environmental Condition attributable to such Environmental Defect and for all Liabilities with respect thereto and Buyer’s obligations with respect to the foregoing shall be deemed to constitute Assumed Obligations; provided that the foregoing shall not prejudice Buyer’s rights under (A) any Environmental Indemnity Agreement and/or (B) (1) Section 13.2(a) (with respect to a breach by Seller of Section 7.15), (2) Section 13.2(b) (with respect to a breach by Seller of Section 9.1), (3) Section 13.2(d)(i) and/or (4) Section 13.2(d)(ii) (in each case to the limited extent expressly set forth in such Sections). Notwithstanding anything in this Agreement to the contrary, in no event shall there by any Environmental Defect, and Buyer shall not be permitted to deliver an Environmental Defect Notice, with respect to (i) any Subject Property operated by Buyer or its Affiliates, or (ii) any Subject Property in which Seller owns only an overriding royalty interest, and all Liabilities with respect to the foregoing (including to the extent relating to the Conveyed Interests) shall be deemed to constitute Assumed Obligations.
(d)    Exclusive Remedy. Except for Buyer’s rights (i) to terminate this Agreement pursuant to Section 14.1(e) and (ii) to indemnification pursuant to (A) Section 13.2(a) (with respect to a breach by Seller of Section 7.15), (B) Section 13.2(b) (with respect to a breach by Seller of Section 9.1), (C) Section 13.2(d)(i), and/or (D) Section 13.2(d)(ii) (in each case to the limited extent expressly set forth in such Sections), the provisions set forth in Section 6.1(c) shall be the exclusive right and remedy of Buyer with respect to any Environmental Defect, Environmental Condition, or other environmental matter with respect to any Conveyed Interest.
(e)    Environmental Threshold and Deductible. Notwithstanding anything herein to the contrary, except as otherwise provided in the last sentence of this Section 6.1(e), with respect to any Environmental Defect timely and properly asserted under Section 6.1(a), (i) in no event shall there be any adjustment to the Purchase Price or other remedies provided by Seller for any Environmental Defect with respect to an individual Environmental Defect Property (or Environmental Defects, if more than one Environmental Defect affects the individual Environmental Defect Property) for which the Remediation Amount (or aggregate Remediation Amounts, if applicable) does not exceed $70,000 (the “Individual Environmental Threshold”); and (ii) in no event shall there be any adjustment to the Purchase Price or other remedies provided by Seller for any Environmental Defect (or Environmental Defects, if applicable) affecting an individual Environmental Defect Property for which the Remediation Amount (or aggregate Remediation

Amounts, if applicable) exceeds the Individual Environmental Threshold unless (A) the amount of the sum of (1) the aggregate Remediation Amounts of all such Environmental Defects that exceed the Individual Environmental Threshold (as determined in accordance with (i) above, but excluding any Remediation Amounts attributable to any Environmental Defects cured by Seller and Conveyed Interests retained by Seller pursuant to Section (c)) plus (2) (x) the aggregate Title Defect Amounts of all Title Defects that exceed the Individual Title Defect Threshold (as determined in accordance with Section 5.3(i), but excluding any Title Defect Amounts attributable to Title Defects cured by Seller) less (y) the aggregate Title Benefit Amount of all Title Benefits, exceeds (B) the Aggregate Deductible, after which point Buyer shall be entitled to adjustments to the Purchase Price or other applicable remedies available hereunder, but only with respect to the amount by which the aggregate amount of such Remediation Amounts and Title Defect Amounts exceeds the Aggregate Deductible. For the avoidance of doubt, in the instance an identical Environmental Defect is present with respect to multiple Subject Properties, the Remediation Amounts for all such identical Environmental Defects shall not be aggregated when determining whether the Individual Environmental Threshold has been satisfied. Notwithstanding the foregoing, the Individual Title Defect Threshold and the Aggregate Deductible shall not apply to any Title Defect timely and properly asserted under Section 5.3(a) with respect to any of the Leases set forth on Schedule 5.3(i).
(f)    Environmental Dispute Resolution. Seller and Buyer shall attempt to agree on (i) all Environmental Defects and Remediation Amounts prior to the Dispute Date and (ii) the adequacy of any cure by Seller of any asserted Environmental Defect prior to the Dispute Date (items (i) and (ii), collectively, the “Disputed Environmental Matters”). If Seller and Buyer are unable to agree by the Dispute Date, the Disputed Environmental Matters shall be exclusively and finally resolved by arbitration pursuant to this Section 6.1(f). There shall be a single arbitrator, who shall be an environmental attorney with at least 10 years’ experience in environmental matters involving oil and gas producing properties in any of the regional areas in which the affected Conveyed Interests are located, as selected by the mutual agreement of Buyer and Seller within 15 days after the Dispute Date (the “Environmental Arbitrator”). If the Parties do not mutually agree upon the Environmental Arbitrator in accordance with this Section 6.1(f), the Dallas, Texas office of the AAA shall appoint such Environmental Arbitrator under such conditions as the AAA in its sole discretion deems necessary or advisable. The place of arbitration shall be Dallas, Texas, and the arbitration shall be conducted in accordance with the AAA Rules, to the extent such rules do not conflict with the terms of this Section 6.1(f). Each of Buyer and Seller shall submit to the Environmental Arbitrator, with a simultaneous copy to the other Party, a single written statement of its position on the Disputed Environmental Matters in question, together with a copy of this Agreement and any supporting material that such Party desires to furnish, not later than the 10th Business Day after appointment of the Environmental Arbitrator. The Environmental Arbitrator’s determination shall be made within 20 days after the end of such 10 Business Day period after the submission of the Disputed Environmental Matters and shall be final and binding upon both Parties, without right of appeal. In making his determination, the Environmental Arbitrator shall make a determination of the Disputed Environmental Matters submitted based solely on the single written submission of Seller and Buyer (and without any additional or supplemental submittals by any Party, except to the extent the Environmental Arbitrator requests additional information from either Party), shall be bound by the rules set forth in this Section 6.1 and, subject to the foregoing, may consider such other legal and industry matters as in the opinion of the Environmental Arbitrator are necessary or helpful to make a proper determination. The Environmental Arbitrator, however, may not award Buyer a greater Remediation Amount than the Remediation Amount claimed by Buyer in its applicable Environmental Defect Notice or a lesser Remediation Amount than the Remediation Amount claimed by Seller in its applicable position statement delivered to the Environmental Arbitrator. The Environmental Arbitrator shall act as an expert for the limited purpose of determining specific Disputed Environmental Matters submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter, except as otherwise provided in the following sentence. The costs of the Environmental Arbitrator (and the AAA, if applicable) and the reasonable legal costs and expenses incurred by the Parties in connection with the arbitration shall be borne pro rata between the Parties with each Party being responsible for such costs and expenses to the extent the Environmental Arbitrator has not selected such Party’s position on an aggregate dollar basis with respect to all amounts submitted for resolution by the Environmental Arbitrator.
6.2    NORM, Asbestos, Wastes and Other Substances. Buyer acknowledges that the Conveyed Interests have been used for exploration, development, and production of oil and gas and that there may be petroleum, produced water, wastes, or other substances or materials located in, on or under the Conveyed Interests or associated with the Conveyed Interests. Equipment and sites included in the Conveyed Interests may contain asbestos, NORM or other Hazardous Substances. NORM may affix or attach itself to the inside of wells, materials, and equipment as scale, or in other forms. The wells, materials, and equipment located on the Conveyed Interests or included in the Conveyed Interests may contain asbestos, NORM and other wastes or Hazardous Substances. NORM containing material and/or other wastes or Hazardous Substances may have come in contact with various environmental media, including water, soils or sediment. Special procedures may be required for the assessment, remediation, removal, transportation, or disposal of any affected environmental media, wastes, asbestos, NORM and other Hazardous Substances from the Conveyed Interests. Notwithstanding anything herein to the contrary, Buyer shall not be permitted to claim any Environmental Defect on the account of the presence of NORM or asbestos-containing materials that are non-friable, unless and only to the extent such presence of NORM or asbestos-containing materials that are non-friable constitutes an Environmental Condition.
ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF SELLER
Subject to the matters specifically listed or disclosed in the Schedules and subject to Section 13.4(b)(iii), Seller represents and warrants to Buyer as follows (provided that, to the extent any such representations and warranties relate to any Subject Properties or Conveyed Interests operated by Buyer or a Third Party, such representations and warranties will be deemed qualified by Seller’s Knowledge as to the periods during which Buyer or the Third Party, as the case may be, served as operator, and further provided that (i) except for the Special Warranty, Seller makes no representations or warranties with respect to its title to any of the Conveyed Interests, none of Seller’s representations and warranties in this Article VII include, or shall be construed to include, any representations or warranties with respect to Seller’s title to any of the Conveyed Interests, and (ii) except for the representation and warranty in Section 7.15, Seller makes no representations or warranties with respect to any Environmental Laws or environmental matters, and none of Seller’s representations in this Article VII (other than Section 7.15) include, or shall be construed to include, any representations or warranties with respect to Environmental Laws or other environmental matters, (iii) any matter that constitutes a Title Defect or Environmental Defect (other than an Environmental Defect that constitutes a breach of Section 7.15) (regardless whether Buyer asserts such matter as a Title Defect or Environmental Defect) shall not constitute a breach of any representation and warranty in this Article VII):
7.1    Organization, Existence and Qualification. Seller is a limited partnership duly formed and validly existing under the Laws of the State of Oklahoma. Seller has all requisite power and authority to own and operate its property (including the Conveyed Interests) and to carry on its business as now conducted. Seller is duly licensed or qualified to do business as a foreign limited partnership in all jurisdictions in which it carries on business or owns assets and such qualification is required by Law, except where the failure to be so qualified would not have a material adverse effect.
7.2    Authorization, Approval and Enforceability. Seller has full power and authority to enter into and perform this Agreement and the Transaction Documents to which it is a party and the transactions contemplated herein and therein. The execution, delivery, and performance by Seller of this Agreement have been duly and validly authorized and approved by all necessary limited partnership action on the part of Seller. Assuming the due authorization, execution and delivery by the other parties to such documents, this Agreement is, and the Transaction Documents to which Seller is a party when executed and delivered by Seller will be, the valid and binding obligations of Seller and enforceable against Seller in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
7.3    No Conflicts. The execution, delivery, and performance by Seller of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated herein and therein will not (a) conflict with or result in a breach of any provisions of the organizational documents of Seller, (b) except for Permitted Encumbrances and assuming the receipt of all Consents and the waiver of, or compliance with, all Preferential Purchase Rights applicable to the transactions contemplated hereby, result in a material default or the creation of any Encumbrance or give rise to any right of termination, cancellation, or acceleration under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, or other Applicable Contract to which Seller is a party or by which Seller or the Conveyed Interests may be bound or (c) violate in any material respect any Law applicable to Seller or any of the Conveyed Interests.
7.4    Consents. Except (a) as set forth in Schedule 7.4, (b) for Customary Post-Closing Consents, (c) for restrictions to assignment under Applicable Contracts that are terminable without payment of any fee upon not greater than 90 days’ notice, (d) for any Preferential Purchase Rights applicable to the transactions contemplated by this Agreement that are set forth in Schedule 7.9, and (e) for any notices required after the assignment of any Conveyed Interest pursuant to the express terms of the applicable Lease, Applicable Contract, or Right-of-Way, as applicable, there are no restrictions to assignment, including requirements for consents from Third Parties to any assignment

(in each case), that Seller is required to obtain in connection with the transfer of the Conveyed Interests by Seller to Buyer or the consummation of the transactions contemplated by this Agreement by Seller (each, a “Consent”).
7.5    Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Seller’s Knowledge, threatened in writing against Seller or any Affiliate of Seller. Seller is not insolvent.
7.6    Litigation. Except as set forth in Schedule 7.6, as of the Execution Date, there is no suit, litigation, or arbitration by any Third Party or before any Governmental Authority pending against Seller or, to Seller’s Knowledge, threatened against Seller, in each case, with respect to the Conveyed Interests or that would otherwise prevent or hinder the consummation of the transactions contemplated by this Agreement or Seller’s performance of its obligations hereunder; and there has been no settlement of litigation with Third Parties or order of any Governmental Authority with respect to the ownership or operation of the Conveyed Interests that would be binding on Buyer (or adversely affect the Conveyed Interests) after Closing. For the avoidance of doubt, this Section 7.6 (i) does not include any matters with respect to Environmental Laws or other environmental matters, (ii) the sole representation and warranty with respect to Environmental Laws or other environmental matters is set forth in Section 7.15, and (iii) no other representation or warranty appearing in this Agreement shall be construed to cover Environmental Laws or environmental matters.
7.7    Material Contracts.
(a)    Schedule 7.7(a) sets forth, as of the Execution Date, all Applicable Contracts of the type described below (such Applicable Contracts, collectively, the “Material Contracts”):
(i)    any Applicable Contract that can reasonably be expected to result in aggregate payments by Seller (or Buyer, after Closing) of more than $75,000 during the remainder of the current or any subsequent fiscal year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);
(ii)    any Applicable Contract that can reasonably be expected to result in aggregate revenues to Seller (or Buyer, after Closing) of more than $75,000 during the remainder of the current or any subsequent fiscal year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);
(iii)    any Applicable Contract Hydrocarbon purchase and sale, transportation, gathering, marketing, treating, processing or similar Applicable Contract (including Applicable Contracts with acreage dedications and/or volume commitments) that is not terminable without penalty on 60 days’ or less notice;
(iv)    any Applicable Contract that is an indenture, mortgage, loan, credit lien, sale-leaseback or similar Applicable Contract affecting any of the Conveyed Interest that will not be released on or prior to the Closing;

(v)    any Applicable Contract that constitutes a lease under which Seller is the lessor or the lessee of real or personal property which lease (A) cannot be terminated by Seller without penalty upon 60 days’ or less notice and (B) involves an annual base rental of more than $75,000;
(vi)    any Applicable Contract with any Affiliate of Seller which will be binding on Buyer after the Closing Date;
(vii)    any Applicable Contract that constitutes a farmout agreement, exploration agreement, participation agreement, development agreement, unit operating agreement, joint operating agreement or similar Contract; and
(viii)    any Applicable Contract that (A) contains or constitutes an area of mutual interest agreement, (B) includes non-competition restrictions or other similar restrictions on doing business, or (C) the primary purpose of which is to indemnify another Person.
(b)    Except as set forth in Schedule 7.7(b), (i) the Material Contracts are legal, valid and binding obligations of Seller and, to Seller’s Knowledge, are the legal, valid and binding obligation of each other party thereto, (ii) there exists no material default or material breach under any Material Contract by Seller or its Affiliates or, to Seller’s Knowledge, by any other Person that is a party to such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute any material default or material breach under any such Material Contract by Seller or its Affiliates or, to Seller’s Knowledge, any other Person who is a party to such Material Contract. No currently effective notices have been received by Seller or any of its Affiliates of the exercise of any premature termination, price redetermination, market-out, shut-in or curtailment of or under any Material Contract. As of the Execution Date, Seller has made available to Buyer full, true and correct copies of all Material Contracts (including all material amendments thereto).
7.8    No Violation of Laws. Except as set forth in Schedule 7.8, as of the Execution Date, neither Seller nor its Affiliates is in material violation of any applicable Laws with respect to its ownership or operation of the Conveyed Interests and neither Seller nor its Affiliates have received any written notice from a Governmental Authority or any Third Party regarding any actual or alleged violation of any applicable Law with respect to Seller’s or its Affiliates’ ownership or operation of the Conveyed Interests except for prior instances of alleged violations that have been fully and finally resolved and for which Buyer or its Affiliates will not have any Liability. To Seller’s Knowledge, the Conveyed Interests operated by any Third Party have been operated (during the periods of such Third-Party operatorship) in material compliance with the provisions and requirements of all applicable Laws. For the avoidance of doubt, (i) this Section 7.8 does not include any matters with respect to Environmental Laws, environmental matters, (ii) the sole representation and warranty with respect to Environmental Laws or other environmental matters is set forth in Section 7.15, (iii) no other representation or warranty appearing in this Agreement shall be construed to cover Environmental Laws or environmental matters, (iv) the sole representation and warranty with respect to laws related to Taxes is set forth in Section 7.12, and (v) no other representation or warranty appearing in this Agreement shall be construed to cover Laws related to Taxes.

7.9    Preferential Rights. Except as set forth in Schedule 7.9, there are no preferential purchase rights, rights of first refusal or other similar rights (other than the Tag Rights) that are applicable to the transfer of the Conveyed Interests in connection with the transactions contemplated hereby (each a “Preferential Purchase Right”).
7.10    Imbalances. For Subject Properties operated by Seller (and, to Seller’s Knowledge, for Subject Properties operated by a Third Party), Schedule 7.10 sets forth all Imbalances associated with the Conveyed Interests as of the Effective Time.
7.11    Current Commitments. Schedule 7.11 sets forth, as of the Execution Date, all authorizations for expenditures and other approved capital commitments, individually equal to or greater than $75,000 (net to Seller’s interest) (the “AFEs”), that were (or are) binding on the Conveyed Interests following the Effective Time.
7.12    Taxes. Except as set forth in Schedule 7.12, all material Asset Taxes that have become due and payable by Seller and its Affiliates before the Effective Time have been timely and properly paid. Seller or its Affiliate has timely filed or caused to be timely filed all Tax Returns required to be filed by Seller or its Affiliate with respect to the Conveyed Interests due on or prior to the Closing Date and all such Tax Returns are correct and complete in all material respects. There are no extensions or waivers of any statute of limitations with respect to any Asset Taxes or Tax liens burdening the Conveyed Interests except for liens for current Taxes not yet due and payable. There are no administrative or judicial proceedings by any Taxing Authority pending in connection with any material Asset Tax that would adversely affect the Conveyed Interests after Closing and neither the Seller nor any Conveyed Interest has received notice of any audits currently pending with respect to Asset Taxes that would adversely affect the Conveyed Interests after Closing. None of the Conveyed Interests is subject to any Tax partnership agreement or is otherwise held in an arrangement requiring a Tax Return to be filed reflecting items of income, gain, loss or deduction as set forth under Subchapter K of Chapter 1 of Subtitle A of the Code or any similar statute.
7.13    Brokers’ Fees. None of Seller or its Affiliates has incurred liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer or any Affiliate of Buyer shall have any responsibility.
7.14    Permits. With respect to the Conveyed Interests currently operated by Seller, Seller has obtained and, to Seller’s Knowledge, except as set forth in Schedule 7.14, is in compliance with all governmental permits or licenses required to be obtained to operate, and conduct operations on, the Conveyed Interests operated by Seller or its Affiliates. Except as set forth in Schedule 7.14, (a) all such permits and licenses are in full force and effect and (b) there are no violations of such permits or licenses that would (or could with notice or lapse of time) result in their termination or revocation. Except for permits and licenses that are not transferable, the transactions contemplated by this Agreement will not adversely affect the validity of such permits and licenses. For the avoidance of doubt, this Section 7.14 (i) does not include any matters with respect to Environmental Laws or other environmental matters, (ii) the sole representation and warranty with respect to environmental Laws or other Environmental matters is set forth in Section 7.15, and (iii) no other representation or warranty appearing in this Agreement shall be construed to cover Environmental Laws or environmental matters.

7.15    Environmental. The representation and warranty in this Section 7.15 constitutes the only representation and warranty with respect to Environmental Laws or environmental matters and no other representation or warranty appearing in this Agreement shall be construed to cover Environmental Laws or environmental matters. Except as set forth on Schedule 7.15:
(a)    There are no pending proceedings, and to Seller’s Knowledge there are no threatened proceedings, relating to an alleged breach of Environmental Laws on or with respect to the Conveyed Interests, and neither Seller nor any of its Affiliates have received any written notice of any environmental claim, demand, filing or investigation relating to the Conveyed Interests or written notice of any alleged or actual violation or non-compliance with any Environmental Law or of non-compliance with the terms or conditions of any environmental permits, arising from, based upon, associated with or related to the Conveyed Interests or the ownership or operation of any thereof, except for prior instances of non-compliance that have been fully and finally resolved to the satisfaction of all Governmental Authorities with jurisdiction over such matters.
(b)    Neither Seller nor any of its Affiliates has entered into or is subject to any agreement, consent, order, decree or judgment of any Governmental Authority that is based on any violations of Environmental Laws and that relates to the current or future use of any Conveyed Interests.
7.16    Non-Consent Operations. Except for actions taken after the Execution Date in accordance with Section 9.1, neither Seller nor its Affiliates have elected to become a non-consenting party with respect to the Conveyed Interests set forth in Exhibit A or Exhibit B that could result in its interest in the Conveyed Interests becoming subject to a penalty or forfeiture as a result of such election not to participate in such operation or activity, except to the extent reflected in the Net Revenue Interest and Working Interest for such Conveyed Interest set forth in Exhibit A or Exhibit B, as applicable. Seller has not received any written notice of any vote (or other action) being taken (or any written notice threatening to commence such vote or other action) to remove Seller or any of its Affiliates as the operator of any of the Properties.
7.17    Leases; Rights-of-Way.
(a)    Neither Seller nor any of its Affiliates has received written notice of a material default or material breach under any Lease by Seller or its Affiliates or, to Seller’s Knowledge, by any other Person (other than Buyer) that is a party to such Lease.
(b)    No Lease or Material Contract contains any express provisions obligating Seller or its Affiliates to drill any wells on the Conveyed Interests (other than provisions requiring optional drilling as a condition of maintaining or earning all or a portion of a presently non-producing Lease) which obligations have not yet been fulfilled.
(c)    Except as set forth in Schedule 7.17, no Lease is subject to any affirmative waiver of material surface rights restricting Seller’s or its Affiliates use of the surface or similar material restrictions on drilling or the location of drill sites, other than (i) restrictions arising by operation of Law or restrictions that are customarily contained in oil and gas leases in Texas and (ii) those of the Leases that (A) are included within Units that are operated by Buyer or its Affiliates,

(B) cover less than five Net Acres and/or (C) include requirements for consent which are not to be unreasonably withheld in connection with surface use restrictions for drilling activities or the location of drill sites. No royalty owner has requested to perform or, to Seller’s Knowledge, is currently performing, an audit regarding the payment of any royalties under the Leases or any similar payment.
(d)    Schedule 7.17 contains a true and complete list of the following, as of the Effective Time, (i) each Lease that is held by payment of shut-in royalties, reworking operations, any substitute for production in paying quantities or any other means other than production in paying quantities; (ii) each Lease that is not held by existing production, the primary term of which will expire within one year following the Effective Time; and (iii) any Top Lease to which Seller, its Affiliates, or its or their representatives is a lessee party.
(e)    The Leases, Rights-of-Way and Surface Fee Interests include all material surface easements, rights-of-way, servitudes, licenses, authorizations, permits and similar surface rights from Governmental Authorities and Third Parties necessary to access, operate, and maintain the Conveyed Interests operated by Seller in substantially the same manner as operated by Seller or its Affiliates as of the Effective Time, and Seller has maintained in full force and effect, and is not in material breach or violation of, the Rights-of-Way.
7.18    Wells. Except as set forth on Schedule 7.18, (i) the Wells and Other Wells that have been drilled and completed have been drilled and completed (or, for Wells and/or Other Wells that have been drilled to total depth but not yet completed, drilled) at legal locations and within the surface and subsurface limits permitted by all applicable Leases, Contracts and pooling or unit agreements, and in compliance with all applicable Laws; (ii) no Well is subject to penalties on allowables because of any overproduction or any other violation of Laws; and (iii) there are no Wells, Other Wells, Pipeline Systems, or Personal Property (in the last instance, limited to the Personal Property described in clause (B) of Section 2.1(i)) located on the Properties for which Seller or any of its Affiliates is currently obligated by any Laws or Contracts to Decommission or that are currently subject to exceptions to a requirement to Decommission issued by a Governmental Authority. All currently producing Wells and related Other Wells, Pipeline Systems, and material Personal Property are in an operable state of repair adequate to maintain normal operations conducted as of the date hereof in accordance with past practices of Seller, ordinary wear and tear excepted. Schedule 7.18 contains a true and complete list of the status of the Payout Balance for the Wells as of the Effective Time for each Well. For the avoidance of doubt, the representations and warranties in this Section 7.18 shall be qualified by Seller’s Knowledge with respect to any Subject Properties or Conveyed Interests operated by a Third Party and, notwithstanding anything in this Section 7.18 to the contrary, Seller makes no representations or warranties under this Section 7.18 with respect to Subject Properties or Conveyed Interests operated by Buyer or its Affiliates for the period of said operatorship.
7.19    Suspense Funds. Schedule 7.19 lists all funds held in suspense by Seller or its Affiliates as of the date set forth on Schedule 7.19 that are attributable to the Conveyed Interests.
7.20    Advance Payments. With respect to the Properties, (i) neither Seller nor its Affiliates are obligated by any prepayment arrangement or “take-or-pay” requirement to sell, gather,

deliver, process or transport any Hydrocarbons without then or thereafter receiving full payment therefor; and (ii) Seller is not obligated to pay any penalties under any agreement as a result of the delivery of quantities of Hydrocarbons under or in excess of any such agreement’s requirements.
7.21    Post-Effective Time. From the Effective Time up to the Execution Date, to Seller’s Knowledge, there has not been any (a) event or circumstance that, individually or in the aggregate, constitutes a material adverse effect, (b) material destruction or loss to any part of the Conveyed Interests or (c) action or occurrence that would have constituted a breach of, or that would have required the notification of Buyer under, Section 9.1 (other than Section 9.1(a)(i) and, in the case of Applicable Contracts already set forth on Schedule 7.7(a), Section 9.1(b)(i) and 9.1(b)(ii)) had that Section been in effect during such time.
ARTICLE VIII
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Seller the following:
8.1    Organization, Existence and Qualification. Buyer is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Texas and has all requisite power and authority to own and operate its property and to carry on its business as now conducted. Buyer is duly licensed or qualified to do business as a foreign company in all jurisdictions in which it carries on business or owns assets and such qualification is required by Law except where the failure to be so qualified would not have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.
8.2    Authorization, Approval and Enforceability. Buyer has full power and authority to enter into and perform this Agreement, the Transaction Documents to which it is a party and the transactions contemplated herein and therein. The execution, delivery, and performance by Buyer of this Agreement and the Transaction Documents have been duly and validly authorized and approved by all necessary company action on the part of Buyer. Assuming the due authorization, execution and delivery by the other parties to such documents, this Agreement is, and the Transaction Documents to which Buyer is a party, when executed and delivered by Buyer, will be the valid and binding obligations of Buyer and enforceable against Buyer in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) other than the effects of bankruptcy, insolvency, reorganization, moratorium, and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) relating to, arising from, or in connection with the bankruptcy case of Penn Virginia Corporation and its subsidiaries commenced under Case No. 16-32395 on May 12, 2016 and concluded on September 12, 2016, for which the United States Bankruptcy Court for the Eastern District of Virginia retains jurisdiction,.
8.3    No Conflicts. The execution, delivery, and performance by Buyer of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated herein and therein will not (a) conflict with or result in a breach of any provisions of the organizational or other governing documents of Buyer, (b) result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or other agreement to which Buyer is a party or by which Buyer or any of its property may be bound or (c) violate any Law applicable to Buyer or any of its property.
8.4    Consents. Except for Customary Post-Closing Consents (and consents under the Leases, the Applicable Contracts, or that Seller is required to obtain under this Agreement or otherwise), to Buyer’s Knowledge, there are no consents or other restrictions on assignment, including requirements for consents from any Third Party or any Governmental Authority to any assignment, in each case, that Buyer is required to obtain in connection with the consummation of the transactions contemplated by this Agreement by Buyer.
8.5    Bankruptcy. Except for claims or matters related to the bankruptcy case of Penn Virginia Corporation and its subsidiaries commenced under Case No. 16-32395 on May 12, 2016 and concluded on September 12, 2016, for which the United States Bankruptcy Court for the Eastern District of Virginia retains jurisdiction, there are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Buyer’s Knowledge, threatened in writing against Buyer or any Affiliate of Buyer. Buyer is not insolvent.
8.6    Litigation. As of the Execution Date, there is no investigation, lawsuit, litigation or arbitration by any Person or before any Governmental Authority pending, or to Buyer’s Knowledge, threatened against Buyer or any of its Affiliates that would prevent or hinder the consummation of the transactions contemplated by this Agreement or Buyer’s performance of its obligations hereunder.
8.7    Regulatory. Buyer is qualified under Law to own and assume operatorship of the Conveyed Interests in all jurisdictions where the Conveyed Interests are located, and the consummation of the transactions contemplated by this Agreement will not cause Buyer to be disqualified as such an owner or operator. To the extent required by any Laws, Buyer currently has lease bonds, area-wide bonds or any other surety bonds as may be required by, and in accordance with, all Laws governing the ownership and operation of the Conveyed Interests and has, or will have as of the Scheduled Closing Date, filed any and all reports necessary for such ownership and/or operation with all Governmental Authorities having jurisdiction over such ownership and/or operation. To Buyer’s Knowledge, there is no fact or condition with respect to Buyer or its obligations hereunder that may cause any Governmental Authority to withhold its unconditional approval of the transactions contemplated hereby to the extent approval by such Governmental Authority is required by Law.
8.8    Financing.
(a)     Buyer has committed financing as of the Execution Date in respect of Buyer’s ability to pay the Purchase Price at Closing, and, as of Closing, will have sufficient cash, available lines of credit or other sources of immediately available funds with which to pay the Purchase Price, consummate the transactions contemplated by this Agreement and perform its obligations under this Agreement and the Transaction Documents.

(b)    Buyer has delivered to the Seller true and complete copies of an executed commitment letter, dated July 29, 2017, from Jefferies Finance LLC, pursuant to which the lender[s] party thereto have committed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein to Buyer for the purpose of funding the Purchase Price at Closing (the “Commitment Letter”).

(c)    As of the Execution Date, the Commitment Letter has not been amended or modified and the commitments contained in the Commitment Letter have not been withdrawn or rescinded in any respect. As of the Execution Date, the Commitment Letter, in the form delivered to the Seller, is in full force and effect and is a legal, valid and binding obligation of Buyer and, to the Knowledge of Buyer, the other parties thereto. There are no conditions precedent or other contingencies, side agreements or other arrangements or understandings related to the funding of the amounts set forth in the Commitment Letter or the terms thereof, other than as provided in the Commitment Letter in the forms delivered to the Seller.

8.9    Independent Evaluation. Buyer (a) is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities, (b) is capable of evaluating, and hereby acknowledges that it has so evaluated, the merits and risks of the Conveyed Interests, Buyer’s acquisition, ownership, and operation thereof, and its obligations hereunder, and (c) is able to bear the economic risks associated with the Conveyed Interests, Buyer’s acquisition, ownership, and operation thereof, and its obligations hereunder. In making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer (i) has relied or shall rely solely on its own independent investigation and evaluation of the Conveyed Interests and the advice of its own legal, Tax, economic, environmental, engineering, geological and geophysical advisors and the express provisions of this Agreement and not on any comments, statements, projections or other materials made or given by any representatives, consultants or advisors of Seller or any Affiliates of Seller, and (ii) has satisfied or will satisfy, as of the Closing, itself through its own due diligence as to the environmental and physical condition of and contractual arrangements and other matters affecting the Conveyed Interests.
8.10    Brokers’ Fees. None of Buyer or Buyer’s Affiliates has incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement or the Transaction Documents for which Seller or any of Seller’s Affiliates has or shall have any responsibility.
8.11    Accredited Investor. Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended, and will acquire the Conveyed Interests for its own account and not with a view to a sale, distribution, or other disposition thereof in violation of the Securities Act of 1933, as amended, and the rules and regulations thereunder, any applicable state blue sky Laws or any other applicable securities Laws.

ARTICLE IX
CERTAIN AGREEMENTS
9.1    Conduct of Business. Except (w) as set forth in Schedule 9.1, (x) for the operations covered by the AFEs and other capital commitments described in Schedule 7.11 and/or, (y) for actions taken in connection with emergency situations to protect life or property, or to maintain the environment, and without limiting Seller’s right to cure under Section 5.3(c) and Section 6.1(b):
(a)    Seller shall, from and after the Execution Date until Closing:
(i)    provide any drilling, operations and/or production written or digital reports received by, or prepared for, Third Parties under Applicable Contracts (other than those already received or prepared by Buyer or its Affiliates thereunder);
(ii)    (A) administer, maintain or cause its Affiliates to administer or maintain, as the case may be, and if Seller or one of its Affiliates is the operator thereof, operate, the Conveyed Interests in the usual and ordinary manner consistent with its and, if applicable, its Affiliates’ past practice within the one-year period immediately prior to the Execution Date and, in any event, in accordance with applicable Laws, the Leases, and the Applicable Contracts and (B) use commercially reasonable efforts to maintain the Leases (and all material permits, authorizations, and approvals of Governmental Authorities relating to the Subject Properties) in full force and effect, provided, that Seller shall have no obligation to maintain any Lease set forth on Schedule 7.17 (or, for the avoidance of doubt, any Lease which, by its terms, terminated during the period between the Effective Time and the Execution Date) if such Lease terminates pursuant to its existing terms or where a reasonably prudent operator would not maintain the same;
(iii)    maintain the books of account and Records relating to the Conveyed Interests in the usual and ordinary manner, in accordance with its usual accounting practices, and consistent with past practices of Seller and its Affiliates with respect to the Conveyed Interests;
(iv)    maintain insurance coverage on the Conveyed Interests in the amounts and types currently in force; and
(b)    except as expressly contemplated by this Agreement or as consented to by Buyer (which consent shall not be unreasonably delayed, withheld or conditioned), Seller shall not, from and after the Execution Date until Closing:
(i)    except in the case of any Contracts that are crude oil, condensate, and natural gas purchase and sale, gathering, transportation, and marketing arrangements entered into in the ordinary course of business, consistent with Seller’s and its Affiliates’ past practices, and terminable with 30 days’ notice, enter into an Applicable Contract that, if entered into on or prior to the Execution Date, would be required to be listed in Schedule 7.7;
(ii)    terminate (unless such Material Contract terminates pursuant to its stated terms) or amend the terms of any Material Contract;

(iii)    propose, approve, or undertake any operation reasonably expected to cost Seller in excess of $75,000;
(iv)    except with respect to Taxes, settle or initiate any material claim, action or proceedings with respect to any of the Subject Properties that (A) affects the period after the Effective Time or (B) would reasonably be expected to result in a material economic detriment to Buyer;
(v)    become a non-consenting party to any operation proposed by a Third Party;
(vi)    transfer, sell, mortgage, pledge, encumber or dispose of the Conveyed Interests (or permit any Affiliate to do any of the foregoing), other than (A) the transfer, sale, or disposal of Hydrocarbons in the ordinary course of business, (B) sales of equipment that is no longer necessary or desirable in the operation of the Conveyed Interests or for which replacement equipment has been, or will be on or prior to Closing, obtained, and (C) with Buyer’s consent (at its sole option), acreage trades or swaps for acreage of approximately equivalent value;
(vii)    make, change or revoke any material Tax election relating to the Conveyed Interests, settle or compromise any material liability that would affect post-Effective Time Asset Taxes, file any amended Tax Return that would affect post-Effective Time Asset Taxes, enter into an arrangement with any Governmental Authority that would affect post-Effective Time Asset Taxes, or consent to an extension of the statute of limitations applicable to any claim or assessment that would affect post-Effective Time Asset Taxes; or
(viii)    commit to do any of the foregoing.
(c)    Buyer acknowledges that Seller owns undivided interests in certain of the properties comprising the Subject Properties with respect to which it is not the operator, and Buyer agrees that the acts or omissions of any other working interest owner (including any operator) or any other Person who is not Seller or an Affiliate of Seller shall not constitute a breach of the provisions of this Section 9.1, and no action required by a vote of working interest owners shall constitute such a breach so long as Seller (and, as applicable, its Affiliates) has voted its interest in a manner that complies with the provisions of this Section 9.1.
9.2    Successor Operator. Buyer acknowledges that it desires to succeed Seller (and, as applicable, its Affiliates) as operator of those Subject Properties or any portion thereof that Seller or its Affiliates currently operate. Buyer further acknowledges and agrees that Seller does not covenant or warrant that Buyer shall become successor operator of such Subject Properties. Seller agrees, however, that, as to the Subject Properties it or its Affiliates operate, it shall use its commercially reasonable efforts to support Buyer’s effort to become successor operator of such Subject Properties effective as of Closing (at Buyer’s sole cost and expense) and to designate, to the extent legally possible and permitted under any applicable joint operating agreement or other agreement, Buyer as successor operator of such Subject Properties effective as of the Closing.

9.3    Governmental Bonds and Guarantees.
(a)    Buyer acknowledges that none of the bonds, letters of credit and guarantees, if any, posted by Seller or its Affiliates with any Governmental Authority and/or relating to the Conveyed Interests, including those set forth in Schedule 9.3(a) (the “Governmental Bonds”), are transferable to Buyer. On or before the Closing Date, Buyer shall obtain, or cause to be obtained in the name of Buyer, replacements for the Governmental Bonds set forth in Schedule 9.3(a) to the extent such replacements are necessary (i) for Buyer’s ownership of the Conveyed Interests, and (ii) to permit the cancellation of the Governmental Bonds posted by Seller and/or any Affiliate of Seller with respect to the Conveyed Interests. In addition, at or prior to Closing, Buyer shall deliver to Seller evidence of the posting of bonds or other security with all applicable Governmental Authorities meeting the requirements of such Governmental Authorities to own and, if applicable, operate the Conveyed Interests.
(b)    Buyer shall cooperate with Seller in order to cause Seller and its Affiliates to be released, as of the Closing Date, from all guarantees, performance bonds, letters of credit, escrow accounts and other forms of financial assurance previously put in place by Seller with Third Parties that are not Governmental Authorities in connection with its ownership and operation of the Conveyed Interests, in each case, that are set forth in Schedule 9.3(b) (the “Guarantees”). Without limiting the foregoing, if required by a counterparty to any Guarantee, Buyer shall, and, if applicable, shall cause its Affiliates to, provide, effective as of the Closing Date or such later date as may be reasonably required by such counterparty, substitute guarantee or similar arrangements for all periods of time following Closing and covered by the Guarantees, which guarantee or similar arrangements shall (i) constitute a type of security, and (ii) be provided by a party whose creditworthiness is, in each case, equivalent to or better than that required by the counterparty to such Guarantee.
(c)    In the event that any counterparty to any such Guarantee does not release Seller or any of its Affiliates or in the event that any Governmental Authority does not permit the cancellation of any Governmental Bond (to the extent set forth in Schedule 9.3(a)) posted by Seller and/or any Affiliate of Seller with respect to the Conveyed Interests, then, from and after Closing, Buyer shall indemnify Seller or any Affiliate of Seller, as applicable, against all amounts incurred by Seller or any Affiliate of Seller, as applicable, under such Guarantee or such Governmental Bond (and all costs incurred in connection with such Guarantee or such Governmental Bond) if applicable to the Conveyed Interests acquired by Buyer. Notwithstanding anything to the contrary contained in this Agreement, any cash placed in escrow by Seller or any Affiliate of Seller pursuant to the Guarantees must be returned to Seller as soon as practicable and shall be deemed an Excluded Asset and Other Matter for all purposes hereunder.
9.4    Record Retention. Buyer shall and shall cause its successors and assigns to, for a period of two years (or such longer period as required by applicable Law) following Closing, (a) retain the Records, (b) upon reasonable advance notice, provide Seller, its Affiliates and its and their respective officers, employees and representatives with reasonable access to the Records during normal business hours for review and copying at Seller’s expense, and (c) provide Seller, its Affiliates and its and their respective officers, employees and representatives with access, during normal business hours, to materials in Buyer’s or its Affiliates’ possession that have been received from Third Parties after Closing relating to any indemnity claim made under Section 13.2 for review and copying at Seller’s expense, provided that (i) Buyer will not be required to disclose any materials subject to the attorney-client privilege, the attorney work-product doctrine, confidentiality restrictions, or any other applicable immunity from disclosure, (ii) Buyer’s provision to Seller, its Affiliates and their respective representatives of access to materials under this Section 9.4 shall not constitute an admission that any such materials are relevant to any given indemnity claim, (iii) (A) Buyer’s inadvertent provision to Seller, its Affiliates and their respective representatives of access to confidential materials and/or materials subject to the attorney-client privilege or attorney work-product doctrine shall not constitute a waiver of the applicable privilege or protection and (B) upon discovery of the inadvertent disclosure, Buyer shall retain the right to assert all applicable privileges and protections and Seller, its Affiliates and their respective representatives shall be prohibited from using the inadvertently disclosed documents for any purpose, and (iv) all Records and materials provided under this Section 9.4 shall be treated by Seller, its Affiliates and their respective representatives as confidential and shall not be disclosed or provided to any Third-Party without the express written consent of Buyer. At the end of such two-year period, Buyer shall provide Seller a reasonable opportunity to copy any or all of such Records at Seller’s expense.
9.5    Knowledge of Breach. Buyer will notify Seller, and Seller will notify Buyer, promptly and in reasonable detail promptly after such Party or any Affiliate of such Party, obtains Knowledge that any representation, warranty, covenant, or other agreement of the other Party contained in this Agreement is, becomes, or will be untrue, or has been or may be breached, as applicable, in any material respect on or before the Closing Date. Notwithstanding the foregoing, (a) a Party’s breach of this Section 9.5 will under no circumstances be deemed a material breach of this Agreement by such Party or constitute a failure of any condition in Article X or Article XI and (b) this Section 9.5 shall not be deemed or constitute a waiver by a Party of (or give rise to any defense on the part of the other Party to) any rights or remedies of such Party contained in this Agreement in respect of any breach hereof by the other Party. No breach by a Party of any representation, warranty, covenant, agreement or condition of this Agreement shall be deemed to be a breach of this Agreement for any purpose under this Agreement if the other Party had Knowledge of such breach prior to the Execution Date.
9.6    Amendment to Schedules. Buyer agrees that, with respect to the representations and warranties of Seller contained in this Agreement, Seller shall have the continuing right until Closing to add, supplement or amend the Schedules to its representations and warranties with respect to any matter hereafter occurring which, if existing on the Execution Date or thereafter, would have been required to be set forth or described in such Schedules. For all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Article X have been fulfilled and whether Seller has breached its representations and warranties in Article VII, the Schedules to Seller’s representations and warranties contained in this Agreement shall be deemed to include only that information contained therein on the Execution Date and shall be deemed to exclude all information contained in any addition, supplement or amendment thereto.
9.7    Employees. From and after the Execution Date until the date that is 12 calendar months after the earlier to occur of (i) the Closing Date and (ii) the termination of this Agreement pursuant to Section 14.1, each Party will not, and will cause its Affiliates not to, directly or indirectly, solicit (and will not cause any Third Party to solicit on its behalf) for employment (including by contracting through an independent contractor, consultant, or other Third Party) or employ (including as a consultant) any officer, employee, or field personnel of or under contract to the other Party or any Affiliate of the other Party without obtaining the prior written consent of Seller, if the first Party came into contact with such officer, employee or field personnel in connection with the transactions contemplated by this Agreement (any such officers, employees or field personnel, a “Subject Employee”); provided that the foregoing shall not prohibit any Party or its Affiliates from (A) hiring a Subject Employee who responds to a general solicitation to the public of general advertising or similar methods of solicitation by search firms not specifically directed at Subject Employees or (B) soliciting, recruiting or hiring any Subject Employee who has ceased to be employed or retained by the other Party or any of its Affiliates for at least six months.
9.8    Suspense Funds. Notwithstanding anything to the contrary herein, but without prejudice to Buyer’s rights under Article XIII, Buyer shall, from and after the termination or expiration of the Transition Services Agreement (or, if the Transition Services Agreement is not executed at Closing, 60 days after the Closing Date (the “Suspense Transfer Date”)) assume and fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid and discharged) all obligations and Liabilities arising from, based upon, related to or associated with the payment of all proceeds from sales of Hydrocarbons relating to the Conveyed Interests and payable to owners of working interests, royalties, overriding royalties and other similar interests or Burdens (in each case) that are held by Seller in suspense. Such payments held in suspense (a) will not be included in the calculation of the adjustments to the Purchase Price for the Preliminary Settlement Statement and (b) shall be included in the calculation of the adjustments to the Purchase Price for the Final Settlement Statement in accordance with Section 3.3(b)(ix). From the Suspense Transfer Date until the first anniversary thereof, Seller may transfer additional suspense obligation discovered and/or identified following the Suspense Transfer Date, together with any suspense funds related thereto, to Buyer up to two times, and Seller shall have no further right or obligation to transfer suspense obligations and/or funds unless otherwise agreed by the Parties.
9.9    Tag-Along Rights. Buyer acknowledges that certain of the Conveyed Interests are subject to the rights of the Third Parties identified in Schedule 9.9 (the “Tag Parties”) to include certain of their respective interests in the Subject Properties (such interests, as set forth on Schedule 9.9, the “Tag Interests”) as part of the transactions contemplated hereunder (the “Tag Rights”). Accordingly, no later than 10 days after the Execution Date, Seller shall send to each Tag Party a notice of, and opportunity to participate as a seller in the transactions contemplated by this Agreement in accordance with the contractual provisions governing the Tag Rights and for the applicable allocated values set forth on Schedule 9.9 for the respective Tag Interests. If a Tag Party notifies Seller in writing prior to Closing, and, in any event, before the expiration of its Tag Rights, that it is exercising its Tag Right with respect to its Tag Interests, this Agreement shall be amended to include that Tag Party as a seller hereto (each, a “Tag Seller Party,” and, together with Seller, the “Seller Parties”) with respect to those Tag Interests prior to Closing (which Tag Interests shall, upon such execution and delivery of such amendment, become part of the “Conveyed Interests”), on the following terms and conditions:

(a)    By its execution of this Agreement and for a period beginning on the date of such execution and ending 180 days after Closing, each Tag Seller Party irrevocably authorizes Seller to act on that Tag Seller Party’s behalf until 180 days after the Closing with respect to the following matters pertaining to this Agreement: (i) delivering and receiving all notices, statements, reports, and other information given by or addressed to one or more of the Seller Parties hereunder, (ii) making, on a joint basis, all elections that any Seller Party is entitled to make hereunder, and (iii) negotiating, compromising, and resolving any matters related to this Agreement, including Title Defects, Environmental Defects, Casualty Losses, Preferential Purchase Rights, Consents, the Preliminary Settlement Statement, and the Final Settlement Statement, and Seller hereby agrees to perform those matters, subject to the provisions of this Section 9.9 (collectively, the “Representative Services”); provided, however, that notwithstanding the foregoing, the Representative Services shall not include, and Seller shall not serve as a Tag Seller Party’s representative, or have any obligation to the Tag Seller Parties, with respect to (A) receiving or disbursing any amounts due to a Tag Seller Party under this Agreement, (B) any claims asserted by Buyer against a Tag Seller Party under Section 13.2, (C) any claims asserted by a Tag Seller Party against Buyer under Section 13.3, (D) any other indemnity matters, (E) the negotiation, compromise, or resolution of any matters related to any Claim Notices or other indemnity matters, or (F) any administrative functions or other actions (such as giving and receiving notices) related to any Claim Notices or other indemnity matters.
(b)    Seller shall have no Liability to the Tag Seller Parties for, and each Tag Seller Party HEREBY RELEASES Seller from and against, all Liabilities relating to, arising out of, or resulting in any way from Seller’s performance and discharge, or failure to perform and discharge, the Representative Services, including any action or decision taken or made by Seller under, pursuant to, or in connection with this Agreement, the transactions contemplated hereby, or any related agreements in its role as the Tag Seller Parties’ representative, HOWSOEVER ARISING AND WHETHER OR NOT SUCH CLAIMS ARISE OUT OF THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT OR ACTIVE OR PASSIVE), STRICT LIABILITY, OR OTHER FAULT OR BREACH OF LEGAL DUTY OF ANY OF THE SELLER INDEMNIFIED PARTIES, except for any such Liabilities that may result from (and only to the extent it results from) Seller’s gross negligence or willful misconduct. EACH TAG SELLER PARTY ACKNOWLEDGES AND AGREES THAT SELLER IS NOT ACTING IN ANY FIDUCIARY CAPACITY WHATSOEVER FOR OR ON BEHALF OF THAT TAG SELLER PARTY WITH RESPECT TO THIS AGREEMENT OR OTHERWISE, AND THAT SELLER’S AGREEMENT TO PERFORM THE MATTERS PROVIDED FOR IN THIS SECTION 9.9 FOR THE TAG SELLER PARTIES IS MADE AS AN ACCOMMODATION ONLY.
(c)    Each Tag Seller Party, by the execution of this Agreement, expressly acknowledges and agrees that Buyer shall be entitled to rely on any and all actions and decisions taken or made by Seller under or pursuant to this Agreement that are within the scope of Seller’s authority under Section 9.9(a) without any liability to, or obligation to inquire of, such Tag Seller Party. Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time by, or instruction of, Seller that is within the scope of Seller’s authority under Section 9.9(a) shall constitute a notice or communication to or by all Seller Parties and shall be final, binding, and conclusive upon each Tag Seller Party. SELLER WILL INDEMNIFY AND HOLD HARMLESS, AND EACH TAG SELLER PARTY RELEASES, EACH BUYER

INDEMNIFIED PARTY FROM AND AGAINST ANY AND ALL LIABILITIES IN FAVOR OF ANY SELLER INDEMNIFIED PARTY ARISING OUT OF, OR RESULTING IN ANY WAY FROM, THE PERFORMANCE AND DISCHARGE, OR THE FAILURE TO PERFORM OR DISCHARGE, BY SELLER OF THE REPRESENTATIVE SERVICES.
(d)    If any Seller Party has not satisfied the conditions to Closing set forth in Article X (as such conditions relate to such Seller Party), Buyer will have the right, if so desired, to not close the transactions contemplated hereunder as to such Seller Party and to close the transactions contemplated hereunder as to the other Seller Parties; provided, that, (i) notwithstanding the foregoing, if the conditions to Closing set forth in Article X are satisfied as they relate to Seller, but have not been satisfied as to a Tag Seller Party, Buyer will still be required to close the transactions contemplated hereunder (subject to the other terms and conditions hereof) as to the Conveyed Interests of Seller and (ii) if the conditions to Closing set forth in Article X are not satisfied as they relate to Seller, but have been satisfied as to any or all of the Tag Seller Parties, Buyer will not be required to close any of the transactions contemplated hereunder (subject to the other terms and conditions hereof).
(e)    All thresholds, deductibles, caps, and similar limitations herein shall be reduced, and apply separately, for each Tag Seller Party, on a pro rata basis determined by dividing the relevant Tag Interest by the relevant Conveyed Interests. Further, the benefit or burden of any adjustment to the Purchase Price, to the extent applicable to two or more of the Seller Parties, shall be allocated among those Seller Parties on the same pro rata basis referenced in the preceding sentence.
(f)    Notwithstanding anything in this Agreement to the contrary, the Liabilities of the Seller Parties under this Agreement shall be shared severally, and not jointly, by each Seller Party.
The Parties’ failure to agree on the above-mentioned amendment will not constitute a failure of any condition in Article X and Article XI.
9.10    Transition Services Agreement. Between the Execution Date and the Closing Date, the Parties will use commercially reasonably efforts to negotiate a form of transition services agreement (the “Transition Services Agreement”) to be executed at Closing by the Parties, establishing the terms under which Seller would provide certain transition services (at a minimum, operations, accounting, information technology and marketing services) in respect of the Conveyed Interests for a limited period of time following the Closing. If the Parties do not reach an agreement regarding such a Transition Services Agreement, the Closing shall nonetheless occur (subject to the other terms of this Agreement) and, thereafter, for a period of 60 days following the Closing, Seller shall provide transition services pursuant to (and subject to the limitations set forth in) the term sheet set forth on Exhibit L in substantially the same manner as Seller or its Affiliates performed such services during the one-year period immediately prior to the Execution Date and Buyer agrees to be bound by the release and indemnification terms set forth therein with respect to such transition services.

9.11    Audits and Filings.
(a)    Seller acknowledges that Buyer and its Affiliates may be required to include statements of revenues and direct operating expenses and other financial information relating to the Conveyed Interests for one or more years or interim periods ending on or prior to the Closing (collectively, the “Financial Statements”), and that such Financial Statements may be required to be audited or reviewed in accordance with GAAP and may need to comply with the requirements of the SEC for inclusion or incorporation by reference into one or more registration statements, reports or other documents (collectively, “SEC Documents”) required to be filed by Buyer or its Affiliates under the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules set forth in Regulation S-X, or other rules promulgated thereunder or in an offering memorandum relating to a private placement of securities exempt from registration under the Securities Act (“Offering Document”). From and after the Execution Date, Seller shall, shall cause its Affiliates to, and shall use commercially reasonable efforts to cause its accountants and counsel to, cooperate with Buyer, its Affiliates and their respective agents, advisors and representatives in preparing and obtaining the Financial Statements to the extent that Seller or such other persons has such information available or can obtain such information using commercially reasonable efforts. Further, from and after the Execution Date and following reasonable advance notice from Buyer to Seller, Seller shall, shall cause its Affiliates to, and shall use commercially reasonable efforts to cause its accountants and counsel to, make available during normal business hours to Buyer and its Affiliates and their agents, advisors and representatives reasonable access to any and all books, records, information and documents that are attributable to the Conveyed Interests in any of Seller’s or any of its Affiliates’ possession or control if reasonably required by Buyer or its Affiliates in connection with the creation and audit or review of the Financial Statements. Buyer shall be responsible for, and obligated to promptly reimburse Seller for (in any event, not less than within ten (10) Business Days after receipt of demand in writing therefor), any and all reasonable costs and expenses (including third person or internal resources and personnel) incurred by Seller or its Affiliates to the extent associated with preparing and obtaining the Financial Statements solely pursuant to this Section 9.11 and otherwise complying with the provisions of this Section 9.11.
(b)    To the extent requested by Buyer, Seller shall use its commercially reasonable efforts to obtain representation letters and similar documents (in each case, in form and substance customary for representation letters provided to external audit firms by management of a company whose financial statements are the subject of an audit or review used in filings of acquired company financial statements under the Exchange Act) from applicable personnel of Seller and its Affiliates as may be required in connection with the preparation and audit or review of the Financial Statements or delivery of a “comfort letter” for a securities offering by Buyer or its Affiliates and solely to the extent related to the Conveyed Interests. To the extent requested by Buyer, Seller shall use its commercially reasonable efforts to provide and request that each independent audit firm that audits or reviews the Financial Statements provide consents necessary for the inclusion or incorporation by reference of the Financial Statements in any SEC Document or any Offering Document in which the Financial Statements are required to be included or incorporated.

(c)    Subject and without prejudice to Buyer’s rights hereunder with respect to Seller’s representation and warranties in Article VII (to the limited extent expressly set forth therein), all of the information provided by Seller or its Affiliates pursuant to this Section 9.11 is given without any representation or warranty, express or implied, and no Seller Indemnified Party shall have any liability or responsibility with respect thereto. Without prejudice to Buyer’s rights and remedies under Article XIII and, if applicable, Section 14.1(d) (and except for and excluding any of the following to the extent arising from the gross negligence or willful misconduct of any Seller Indemnified Party), Buyer, for itself and for each member of the Buyer Indemnified Parties, hereby releases, defends, indemnifies, remises and forever discharges each member of the Seller Indemnified Parties from any and all suits, legal or administrative proceedings, claims, demands, damages, losses, costs, Liabilities, interest or causes of action whatsoever, at law or in equity, known or unknown, suffered or incurred by any Seller Indemnified Party based on, relating to or arising out of the information provided by Seller or its Affiliates pursuant to this Section 9.11.
(d)    For a period of three years following the Closing Date, Seller shall, and shall cause its respective Affiliates to, retain all books, records, information and documents in their or their Affiliates’ possession that are necessary to prepare and audit the Financial Statements, except to the extent originals or copies thereof are transferred to Buyer in connection with Closing.
9.12    Buyer Financing.
(a)    None of the Financing Sources will have any liability to any Seller Indemnified Party relating to or arising out of this Agreement, the Financing or otherwise in connection with the transactions contemplated by this Agreement, whether at law or in equity, in contract, in tort, or otherwise, and none of the Seller Indemnified Parties will have any rights or claims (and will not bring or support any claims) against any of the Financing Sources hereunder or thereunder in connection with the transactions contemplated, whether at law or in equity, in contract, in tort, or otherwise.  Each Party agrees that (i) it will not, and will not permit its controlled Affiliates to, bring or support any action, claim, cause of action or similar claims or assertions of any kind or description, whether at law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including with respect to any dispute arising out of or relating in any way to the Financing or the performance thereof, in any forum other the United States District Court for the Southern District of New York or any court of the State of New York sitting in the Borough of Manhattan in the City of New York and (ii) any such action, claim, cause of action or similar claims or assertions will be instituted exclusively in the courts of the United States District Court for the Southern District of New York or any court of the State of New York sitting in the Borough of Manhattan in the City of New York and each Party hereby irrevocably consents to the exclusive jurisdiction and venue in connection with any such action, claim, cause of action or similar claims or assertions. EACH OF THE PARTIES HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY LITIGATION, ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH ANY ACTION, CLAIM, CAUSE OF ACTION OR SIMILAR CLAIMS OR ASSERTIONS OF ANY KIND OR DESCRIPTION REFERRED TO IN THIS SECTION 9.12(a). EACH OF THE PARTIES AGREES THAT, SECTION 15.14 NOTWITHSTANDING, THIS SECTION 9.12(A) SHALL BE INTERPRETED, AND ANY

ACTION RELATING TO THIS PROVISION, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
(b)    Prior to the Closing, Seller shall, and shall cause its Affiliates to, use their respective commercially reasonable efforts to provide or cause to be provided, to Buyer, in each case, at Buyer’s sole expense, all cooperation reasonably requested by Buyer that is necessary or customary in connection with any Financing contemplated by Buyer for purposes of the transactions contemplated by this Agreement. None of Seller or its Affiliates shall be required to take any action pursuant to this Section 9.12(b) that would subject it to any Liability or to bear any cost or expense or to pay any commitment or other fee. BUYER SHALL INDEMNIFY AND HOLD HARMLESS THE SELLER INDEMNIFIED PARTIES FROM AND AGAINST ANY AND ALL LIABILITIES SUFFERED OR INCURRED BY THEM IN CONNECTION WITH THE ARRANGEMENT OF SUCH FINANCING (INCLUDING ANY ACTION TAKEN AT BUYER’S REQUEST PURSUANT TO THIS SECTION 9.12(b)) AND ANY INFORMATION UTILIZED IN CONNECTION THEREWITH, EXCEPT TO THE EXTENT CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE SELLER INDEMNIFIED PARTIES. Buyer shall be responsible for, and shall promptly reimburse Seller upon written request by Seller for, any and all reasonable costs and expenses incurred by Seller or its Affiliates in connection with the Financing or the cooperation provided at Buyer’s request pursuant to this Section 9.12(b).

ARTICLE X
BUYER’S CONDITIONS TO CLOSING
The obligations of Buyer to consummate the transactions provided for herein are subject, at the option of Buyer, to the fulfillment by Seller or waiver by Buyer, on or prior to Closing, of each of the following conditions precedent:
10.1    Representations. The representations and warranties of Seller set forth in Article VII shall be true and correct (without regard to materiality or material adverse effect qualifiers) on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for those breaches, if any, of such representations and warranties that in the aggregate would not reasonably be expected to result in a total or combined (a) reduction of the value of the Conveyed Interests by, and (b) out-of-pocket payment made by Buyer of, more than $20,000,000 (provided that, (i) with respect to breaches by Seller of any Specified Representation, special, indirect, consequential, punitive, exemplary, remote or speculative damages or damages for lost profits of any kind shall not be included in making any determination of amounts under clause (a) and/or (b) above and (ii) with respect to all other Seller breaches of representations and warranties, with respect to each Conveyed Interest affected thereby, such amounts under clause (a) and/or (b) above will not exceed the Allocated Value thereof); provided, however, that for the avoidance of doubt, any matter that constitutes a Title Defect or Environmental Defect (other than an Environmental Defect that constitutes a breach of Section 7.15) hereunder (regardless whether Buyer asserts such matter as a Title Defect or Environmental Defect) shall be addressed exclusively under Article V, Article

VI, and, if applicable Section 14.1(e), and not be considered in determining whether this Section 10.1 is fulfilled.
10.2    Performance. Seller shall have performed or complied in all material respects with all obligations, agreements, and covenants contained in this Agreement as to which performance or compliance by Seller is required prior to or at the Closing Date.
10.3    No Legal Proceedings. No material suit, action, litigation or other proceeding instituted by any Third Party shall be pending before any Governmental Authority seeking to restrain, prohibit, enjoin, or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement.
10.4    Title Defects, Environmental Defects and Casualty. In each case subject to the Individual Title Defect Threshold, the Individual Environmental Threshold and the Aggregate Deductible, as applicable, the sum of (a) all Title Defect Amounts asserted by Buyer in good faith, plus (b) all Remediation Amounts for Environmental Defect Properties asserted by Buyer in good faith, plus (c) the amount of all Casualty Losses, shall be less than 25% of the Purchase Price.
10.5    Closing Deliverables. Seller shall have delivered (or be ready, willing and able to deliver at Closing) to Buyer the documents and other items required to be delivered by Seller under Section 12.3.

ARTICLE XI
SELLER’S CONDITIONS TO CLOSING
The obligations of Seller to consummate the transactions provided for herein are subject, at the option of Seller, to the fulfillment by Buyer or waiver by Seller, on or prior to Closing, of each of the following conditions precedent:
11.1    Representations. The representations and warranties of Buyer set forth in Article VIII (a) that are qualified by materiality qualifiers shall be true and correct in all respects (such qualifiers in their terms shall be applicable for purposes of this Section 11.1) and (b) that are not qualified by materiality qualifiers shall be true and correct in all material respects, in each case, on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date). For the avoidance of doubt, any breach of the representation and warranty in Section 8.8 shall be deemed a material breach by Buyer.
11.2    Performance. Buyer shall have performed or complied in all material respects with all obligations, agreements, and covenants contained in this Agreement as to which performance or compliance by Buyer is required prior to or at the Closing Date.
11.3    No Legal Proceedings. No material suit, action, litigation or other proceeding instituted by any Third Party shall be pending before any Governmental Authority seeking to restrain, prohibit, or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement.
11.4    Title Defects, Environmental Defects and Casualty. In each case subject to the Individual Title Defect Threshold, the Individual Environmental Threshold and the Aggregate Deductible, as applicable, the sum of (a) all Title Defect Amounts asserted by Buyer in good faith, plus (b) all Remediation Amounts for Environmental Defect Properties asserted by Buyer in good faith, plus (c) the amount of all Casualty Losses, shall be less than 25% of the Purchase Price.
11.5    Closing Deliverables. Buyer shall have delivered (or be ready, willing and able to deliver at Closing) to Seller the documents and other items required to be delivered by Buyer under Section 12.3
ARTICLE XII
CLOSING
12.1    Date of Closing. Subject to the conditions stated in this Agreement, the sale by Seller and the purchase by Buyer of the Conveyed Interests pursuant to this Agreement (the “Closing”) shall occur on September 29, 2017 or such other date as Buyer and Seller may agree upon in writing (the “Scheduled Closing Date”). The date on which the Closing actually occurs shall be the “Closing Date”; provided, that, if the Closing occurs on September 29, 2017, the Closing Date (and the Closing) will be deemed to occur at 11:59 p.m., Central Time, on September 30, 2017.

12.2    Place of Closing. Closing shall be held at the offices of Seller at 333 W. Sheridan Ave, Oklahoma City, OK 73102‑5010, or such other location as Buyer and Seller may agree upon in writing.
12.3    Closing Obligations. At Closing, the following documents shall be delivered and the following events shall occur, the execution of each document and the occurrence of each event being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:
(a)    Seller and Buyer shall execute, acknowledge, and deliver the Assignment, in sufficient counterparts to facilitate recording in the applicable counties where the Conveyed Interests are located, covering all of the Conveyed Interests;
(b)    Seller and Buyer shall execute and deliver assignments, on appropriate forms, of federal Leases, state Leases and Indian Leases comprising portions of the Conveyed Interests, if any, in sufficient counterparts to facilitate filing with the applicable Governmental Authority;
(c)    Seller and Buyer shall execute and deliver the Preliminary Settlement Statement;
(d)    Buyer shall deliver to Seller, to the account designated in the Preliminary Settlement Statement, by direct bank or wire transfer in same day funds, the Closing Payment;
(e)    Buyer shall deliver, by direct bank or wire transfer in same day funds, to the Escrow Agent the Defect Escrow Amount pursuant to Section 3.6(c);
(f)    Buyer and Seller shall execute and deliver to the Escrow Agent a joint instruction letter instructing the Escrow Agent to distribute the Deposit at Closing to the account of Seller designated in the Preliminary Settlement Statement;
(g)    Seller (or Seller shall cause Devon Gas Services, L.P.) and Buyer shall execute, acknowledge and deliver the Surface Deed, in sufficient counterparts to facilitate recording in the applicable counties;
(h)    subject to Section 9.10, Seller and Buyer shall execute and deliver the Transition Services Agreement;
(i)    Seller shall execute and deliver, on forms supplied by Buyer and reasonably acceptable to Seller, transfer orders or letters in lieu thereof directing all purchasers of production to make payment to Buyer of proceeds attributable to production from the Conveyed Interests from and after the Effective Time, for delivery by Buyer to the purchasers of production;
(j)    Seller shall deliver an executed certificate of non‑foreign status that meets the requirements set forth in Treasury Regulation § 1.1445‑2(b)(2);

(k)    to the extent required under any Law or Governmental Authority, Seller and Buyer shall deliver federal and state change of operator forms designating Buyer as the operator of the Subject Properties currently operated by Seller;
(l)    an authorized officer of Seller shall execute and deliver a certificate, dated as of Closing Date, certifying that the conditions set forth in Section 10.1 and Section 10.2 have been fulfilled and, if applicable, any exceptions to such conditions that have been waived by Buyer;
(m)    an authorized officer of Buyer shall execute and deliver a certificate, dated as of Closing, certifying that the conditions set forth in Section 11.1 and Section 11.2 have been fulfilled and, if applicable, any exceptions to such conditions that have been waived by Seller;
(n)    Buyer shall deliver any instruments and documents required by Section 9.3;
(o)    Seller shall deliver a recordable release in a form reasonably acceptable to Buyer of any trust, mortgages, financing statements, fixture filings and security agreements, in each case, securing indebtedness for borrowed money made by Seller or its Affiliates affecting the Conveyed Interests;
(p)    Seller and Buyer shall execute and deliver the License Agreement; and
(q)    Seller and Buyer shall execute and deliver any other agreements, instruments and documents that are required by other terms of this Agreement to be executed and/or delivered at Closing or reasonably necessary to effectuate the transactions contemplated by this Agreement.
12.4    Records. In addition to the obligations set forth under Section 12.3 above, but notwithstanding anything herein to the contrary, no later than 10 Business Days following the Closing Date, Seller shall deliver to Buyer (at its corporate office) the Records in their current form and format as maintained by Seller as of the Effective Time; provided that Seller may retain written or electronic copies of the Records; provided, further, that Seller shall not be required to conduct processing or conversion with respect to the delivery of the Records pursuant to this Section 12.4.

ARTICLE XIII
ASSUMPTION; INDEMNIFICATION; SURVIVAL
13.1    Assumption by Buyer; Specified Obligations.
(a)    Without limiting Buyer’s rights to indemnity under this Article XIII and, if applicable, Buyer’s rights under any Title Indemnity Agreement or Environmental Indemnity Agreement, from and after Closing, Buyer assumes and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid and discharged) all obligations and Liabilities, known or unknown, arising from, based upon, related to or associated with (x) the Conveyed Interests (including the use or ownership thereof), or (y) to the extent Buyer succeeds Seller as operator, operation of the Subject Properties, in each case, regardless of whether such obligations or Liabilities arose prior to, at or after the Effective Time, including obligations to %3) furnish makeup gas and/or settle Imbalances according to the terms of applicable gas sales, processing, gathering or transportation Contracts, %3) pay royalties, overriding royalties, other Burdens, and other interest owners’ (including working interests owners and mineral interest owners) revenues or proceeds attributable to sales of Hydrocarbons, including those funds held in suspense (including the amount paid by Seller to Buyer pursuant to Section 9.8 or by which the Purchase Price is adjusted pursuant to Section 3.3(b)(ix)), (iii) pay the applicable Governmental Authority any amounts subject to escheat obligations pursuant to applicable Law, (iv) Decommission the Conveyed Interests (the “Decommissioning Obligations”), including those Wells and/or Other Wells that are required by Law, any Governmental Authority, or agreements to be plugged and abandoned as of the Effective Time, (v) subject to Article VI, clean up, restore and/or Remediate the premises covered by or related to the Conveyed Interests in accordance with applicable Leases, Rights-of-Way, Contracts and Laws, (vi) perform all obligations applicable to or imposed on the lessee, owner, or operator under the Leases and the Applicable Contracts, or as required by any Law, (vii) subject to Article VI, all Environmental Conditions, Environmental Defects and Buyer’s Environmental Liabilities, (viii) collect any accounts receivable transferred hereunder to Buyer for post-Effective Time periods and (ix) perform all obligations under the Applicable Contracts (all of said obligations and Liabilities, subject to the exclusion below, herein being referred to as the “Assumed Obligations”); provided that Buyer does not assume any obligations or Liabilities of Seller to the extent that they are Specified Obligations for which Seller is obligated to indemnify Buyer under Section 13.2(c), as may be limited by Sections 13.4 and 13.8, or attributable to or that arise out of the Excluded Assets and Other Matters.
(b)    Upon Closing, with respect to specific claims for the following for which a valid Claim Notice is given within the applicable survival period as set forth in Section 13.8, Seller shall retain and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid and discharged) all obligations and Liabilities, known or unknown, arising from, based upon, related to or associated with (i) Seller’s failure to properly, timely or legally pay, in accordance with the terms of any Lease, Applicable Contract, or applicable Laws, Burdens with respect to the Conveyed Interests (or with respect to the Subject Properties operated by Seller, revenues of other working interest owners in the Subject Properties) due (or payable) by Seller and attributable to Seller’s ownership or operation of the Conveyed Interests prior to the Closing Date (other than amounts held in suspense attributable to the amount paid by Seller to Buyer pursuant to Section 9.8 or for which the Purchase Price is adjusted pursuant to Section 3.3(b)(ix) or Burdens paid by any Third Party operator); (ii) subject to Section 4.1, personal injury, death or Third Party surface property damage claims (other than Third Party property damage claims or Liabilities related to or arising from an Environmental Condition, Environmental Defect or other environmental matter) attributable to the ownership or operation of the Subject Properties (net to Seller’s interest) prior to the Effective Time; (iii) Taxes for which Seller is responsible pursuant to Section 15.2 (taking into account, and without duplication of, (A) such Asset Taxes effectively borne by Seller as a result of the adjustments to the Purchase Price made pursuant to Section 3.3 and (B) payments made from one Party to the other in respect of Assets Taxes pursuant to Section 15.2(c)); (iv) waste transportation or disposal by Seller off the premises of the Subject Properties in connection with Seller’s operation of the Subject Properties (net to Seller’s interest) occurring prior to the Closing Date; (v) the gross negligence or willful misconduct of Seller or its Affiliates under an Applicable Contract with respect to its or their operation of the Subject Properties (net to Seller’s interest) prior to the Closing Date, but excluding all Liabilities related to or arising from Environmental Conditions,

Environmental Defects or other environmental matters; (vi) Operating Expenses attributable to periods prior to the Effective Time (excluding, for the avoidance of doubt, all Operating Expenses that are Liabilities related to or arising from an Environmental Condition, Environmental Defect or other environmental matter); (vii) the matters disclosed on Schedule 7.6; or (viii) written claims by Third Parties for any penalty or liquidated damages amount owing under the express terms of a Lease as a result of Seller’s failure, after the primary term of such Lease, to file of record in the applicable county a partial release of such Lease with respect to certain depths covered by such Lease when executed within the time period specified in such Lease (all of said Liabilities herein being referred to as the “Specified Obligations”).
13.2    Indemnities of Seller. Effective as of Closing, subject to the limitations set forth in Section 13.4 and Section 13.8, Seller shall be responsible for, shall pay on a current basis, and hereby defends, indemnifies, holds harmless and forever releases Buyer and its Affiliates, and all of its and their respective stockholders, partners, members, directors, officers, managers, employees, attorneys, consultants, agents and representatives (collectively, the “Buyer Indemnified Parties”) from and against any and all Liabilities, whether or not relating to Third Party Claims or incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder, arising from, based upon, related to or associated with:
(a)    any breach by Seller of its representations or warranties contained in Article VII or the certificate delivered by Seller pursuant to Section 12.3(l);
(b)    any breach by Seller of its covenants and agreements (including covenants to be performed after Closing pursuant to the express terms hereof) under this Agreement or the certificate delivered by Seller pursuant to Section 12.3(l);
(c)    the Specified Obligations; or
(d)    (i) the Excluded Assets and Other Matters described in clause (z) of the definition thereof to the extent such Conveyed Interests were conveyed hereunder to Buyer at Closing, but subsequently became Excluded Assets and Other Matters pursuant to Section 6.1(c), including any Liabilities with respect to the period of Buyer’s ownership thereof, and (ii) any Liability resulting from Seller’s actual violation of an Environmental Law with respect to any Conveyed Interest in connection with the letter identified on Schedule 7.15 and the investigation by the United States Environmental Protection Agency in connection therewith.
13.3    Indemnities of Buyer. Effective as of Closing, subject to the limitations set forth in Section 13.8, Buyer shall be responsible for, shall pay on a current basis, and hereby defends, indemnifies, holds harmless and forever releases Seller and its Affiliates, and all of their respective stockholders, partners, members, directors, officers, managers, employees, attorneys, consultants, agents and representatives (collectively, the “Seller Indemnified Parties”) from and against any and all Liabilities, whether or not relating to Third Party Claims or incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder arising from, based upon, related to or associated with:

(a)    any breach by Buyer of its representations or warranties contained in Article VIII or the certificate delivered by Buyer pursuant to Section 12.3(m);
(b)    any breach by Buyer of its covenants and agreements (including covenants to performed after Closing pursuant to the express terms hereof) under this Agreement or the certificate delivered by Buyer pursuant to Section 12.3(m); or
(c)    the Assumed Obligations;
provided that Buyer’s indemnification obligations do not include the matters for which Seller is required to indemnify Buyer pursuant to Section 13.2.
13.4    Limitation on Liability.
(a)    Seller shall not have any liability for any indemnification under Section 13.2(a) (i) for any individual Liability unless the amount with respect to such Liability exceeds $50,000, and (ii) until and unless the aggregate amount of all Liabilities exceeding the threshold described in clause (i) above and for which Claim Notices are delivered by Buyer exceeds the Indemnity Deductible, and then only to the extent such Liabilities exceed the Indemnity Deductible; provided that any breach of a Specified Representation shall not be limited by this Section 13.4(a).
(b)    Notwithstanding anything in this Agreement to the contrary:
(i)    Seller shall not be required to indemnify Buyer (A) under Section 13.2(a) (other than in respect of breaches of a Specified Representation, to which this clause (A) will not apply), for aggregate Liabilities in excess of an amount equal to 20% of the Purchase Price and (B) under this Agreement, for aggregate Liabilities in excess of an amount equal to 100% of the Purchase Price.
(ii)    For purposes of determining the amount of any Liabilities that are the subject matter of a claim for indemnification under Section 13.2(a), each representation and warranty herein that is qualified by materiality or a specified dollar amount will be read without regard and without giving effect to such qualifier.
(iii)    In no event shall Seller be responsible or liable for any breach of a representation, warranty, or covenant contained in this Agreement or any Transaction Document, to the extent such breach resulted from Buyer’s or any of its Affiliates’ ownership or operation of any of the Subject Properties, and all Liabilities relating to such matters (including to the extent relating to the Conveyed Interests) shall be deemed Assumed Obligations.
(iv)     No event occurring prior to, or any condition in existence as of, the Execution Date that constitutes an Environmental Defect, Environmental Condition, or other environmental matter, or any failure by Seller to act with respect to that Environmental Defect, Environmental Condition, or other environmental matter, shall constitute a breach of Section 9.1.

13.5    Express Negligence. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, THE DEFENSE, INDEMNIFICATION, HOLD HARMLESS, RELEASE, ASSUMED OBLIGATIONS AND LIMITATION OF LIABILITY PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE GROSS, SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY INDEMNIFIED PARTY. BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS “CONSPICUOUS.”
13.6    Exclusive Remedy. Notwithstanding anything to the contrary contained in this Agreement, from and after Closing, Sections 4.1(c), 5.2(b), 9.3, 13.2 and 13.3, the Special Warranty set forth in the Assignment, the Transition Services Agreement (if applicable), the covenants that are to be performed after Closing by the express terms thereof, the Transaction Documents, and any Title Indemnity Agreement or Environmental Indemnity Agreement entered into by the Parties contain the Parties’ exclusive remedies against each other with respect to the transactions contemplated hereby, including breaches of the representations, warranties, covenants and agreements of the Parties contained in this Agreement, the Assignment, or in any document or certificate delivered pursuant to this Agreement. Except as specified in Section 13.2 or 13.3, any Title Indemnity Agreement or Environmental Indemnity Agreement entered into by the Parties, the Transaction Documents, and the Special Warranty in the Assignment, effective as of Closing, Buyer, on its own behalf and on behalf of the Buyer Indemnified Parties, and Seller, on its own behalf and on behalf of the Seller Indemnified Parties, hereby releases, remises and forever discharges (for purposes of this Section 13.6, the “releasing Party Group”) the other Party and its Affiliates and all of such Persons’ equity holders, partners, members, directors, officers, employees, agents, advisors, and representatives (for purposes of this Section 13.6, the “released Party Group”) from any and all suits, legal or administrative proceedings, claims, demands, damages, losses, costs, Liabilities, interest or causes of action whatsoever, at law or in equity, known or unknown, which the releasing Party Group might now or subsequently have against the released Party Group, based on, relating to or arising out of this Agreement, the transactions contemplated by this Agreement, the ownership, use or operation of any of the Conveyed Interests or the Subject Properties prior to Closing or the condition, quality, status or nature of any of the Conveyed Interests or the Subject Properties prior to Closing, including rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, and any similar Environmental Law, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common law rights of contribution and rights under insurance maintained by a Party or any of its Affiliates (except as provided in Section 5.4 or insurance of Seller or its Affiliates which was chargeable as an Operating Expense after the Effective Time). NOTWITHSTANDING THE FOREGOING, THE RIGHTS EXISTING IMMEDIATELY PRIOR TO THE EXECUTION DATE (WHETHER EXISTING BY OPERATION OF LAW, CONTRACT OR OTHERWISE), OF EACH PARTY AS A NON-OPERATOR IN ANY SUBJECT PROPERTIES OPERATED BY THE OTHER PARTY, OR AS ANY OPERATOR OF ANY SUBJECT PROPERTIES IN WHICH THE OTHER PARTY IS A NON-OPERATOR, SHALL NOT BE PREJUDICED OR OTHERWISE AFFECTED BY THE PROVISIONS OF THIS AGREEMENT (OTHER THAN (a) TITLE DEFECTS OR OTHER

TITLE MATTERS, WHICH FOLLOWING CLOSING SHALL BE EXCLUSIVELY ADDRESSED AS SET FORTH IN SECTION 5.1 AND (b) ENVIRONMENTAL DEFECTS, ENVIRONMENTAL CONDITIONS, OR OTHER ENVIRONMENTAL MATTERS, WHICH FOLLOWING CLOSING SHALL BE EXCLUSIVELY ADDRESSED HEREIN IN ARTICLE VI, AND, AS APPLICABLE, SECTIONS 13.2(a) (WITH RESPECT TO A BREACH OF SECTION 7.15), 13.2(b) (WITH RESPECT TO A BREACH OF SECTION 9.1), 13.2(d) AND 13.3).
13.7    Indemnification Procedures. All claims for indemnification hereunder, including Sections 4.1(c), 5.3(c), 9.3, 9.9, 9.10 (if a Transition Services Agreement is not executed at Closing), 13.2 and 13.3 (for purposes of this Section 13.7, the “indemnification provisions”) shall be asserted and resolved as follows:
(a)    For purposes of the indemnification provisions, the term “Indemnifying Party” when used in connection with particular Liabilities shall mean the Party or Parties having an obligation to indemnify another Party and/or other Person(s) with respect to such Liabilities pursuant to the indemnification provisions, and the term “Indemnified Party” when used in connection with particular Liabilities shall mean the Party and/or other Person(s) having the right to be indemnified with respect to such Liabilities by the Indemnifying Party pursuant to the indemnification provisions.
(b)    To make a claim for indemnification under the indemnification provisions, an Indemnified Party shall notify the Indemnifying Party in writing of its claim under this Section 13.7, including the specific details of and specific basis under this Agreement for its claim as then known by the Indemnified Party (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Party (a “Third Party Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim; provided that the failure of any Indemnified Party to give notice of a Third Party Claim as provided in this Section 13.7(b) shall not relieve the Indemnifying Party of its obligations under the indemnification provisions (as applicable) except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Third Party Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the Third Party Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.
(c)    In the case of a claim for indemnification based upon a Third Party Claim, the Indemnifying Party shall have 30 days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its obligation to defend and indemnify the Indemnified Party against such Third Party Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and during such 30‑day period, at the expense of the Indemnifying Party, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

(d)    If the Indemnifying Party admits its obligation to defend and indemnify the Indemnified Party against a Third Party Claim, it shall have the right and obligation to diligently defend and indemnify, at its sole cost and expense, the Indemnified Party against such Third Party Claim. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Third Party Claim which the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, with its own counsel and at its own expense, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 13.7(d). An Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle any Third Party Claim or consent to the entry of any judgment with respect thereto which does not include a full and unconditional written release of the Indemnified Party from all Liability in respect of such Third Party Claim without any admission or finding of fault or liability on the part of the Indemnified Party or (ii) settle any Third Party Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages fully paid by the Indemnifying Party).
(e)    If the Indemnifying Party does not admit its obligation or admits its obligation to defend and indemnify the Indemnified Party against a Third Party Claim, but fails to diligently prosecute, indemnify against or settle such Third Party Claim, then the Indemnified Party shall have the right to defend against the Third Party Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing. The Indemnifying Party may participate in, but not control, with its own counsel and at its own expense, any defense or settlement of any Third Party Claim controlled by the Indemnified Party pursuant to this Section 13.7(e). If the Indemnifying Party has not yet admitted its obligation to defend and indemnify the Indemnified Party against a Third Party Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for 10 days following receipt of such notice to %3) admit in writing its obligation to indemnify the Indemnified Party from and against the liability and consent to such settlement, %3) if liability is so admitted, reject, in its reasonable judgment, the proposed settlement, or %3) deny liability. Any failure by the Indemnifying Party to respond to such notice shall be deemed to be an election under subsection (iii) above.
(f)    In the case of a claim for indemnification not based upon a Third Party Claim, the Indemnifying Party shall have 30 days from its receipt of the Claim Notice to (i) cure the Liabilities complained of, (ii) admit its liability for such Liability or (iii) dispute the claim for such Liabilities. If the Indemnifying Party does not notify the Indemnified Party within such 30‑day period that it has cured the Liabilities or that it disputes the claim for such Liabilities, the Indemnifying Party shall be deemed to dispute the claim for such Liabilities.
(g)    The indemnification provisions in this Section 13.7 will apply mutatis mutandis to any indemnity obligations hereunder of the Parties that are not referenced in Section 13.7(a).

13.8    Survival.
(a)    Except for the Specified Representations, (i) the representations and warranties of Seller in Article VII, (ii) the covenants and agreements of the Parties in Section 9.1 and Section 12.4, and (iii) any other covenants and agreements of the Parties that are to be performed on or before the Closing shall survive the Closing and in each case terminate on the date that is 12 calendar months following the Closing Date. The Specified Representations and the covenants set forth in Section 15.2 shall survive Closing until the expiration of 30 days after the applicable statute of limitations. The Special Warranty shall terminate as of the expiration of the Survival Period. Subject to the foregoing and as set forth in Section 13.8(b), the remainder of this Agreement shall survive Closing without time limit. Representations, warranties, covenants and agreements shall be of no further force or effect after the date of their expiration, provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.
(b)    The indemnities in Sections 13.2(a), 13.2(b), 13.3(a) and 13.3(b) shall terminate as of the expiration date of each respective representation, warranty, covenant or agreement that is subject to indemnification. Seller’s indemnities set forth in Section 13.2(c) (i) with respect to Operating Expenses that constitute Specified Obligations under subsection (vi) of the Specified Obligations, shall terminate 24 calendar months after Closing and (ii) with respect to all other Specified Obligations, shall terminate on the earlier of the (A) the expiration of the applicable statute of limitations and (B) 48 calendar months after Closing. Seller’s indemnity set forth in Section 13.2(d)(ii) shall terminate on the earlier of the (1) the expiration of the applicable statute of limitations and (2) 48 calendar months after Closing. Buyer’s indemnity set forth in Sections 4.1(c), 9.3, 9.10 (if the Transition Services Agreement is not executed at Closing), and 13.3(c), and Seller’s indemnity set forth in Section 13.2(d)(i), shall survive the Closing without time limit. Notwithstanding the foregoing, there shall be no termination of any bona fide claim asserted pursuant to the indemnities in Sections 13.2(a) through 13.2(c), Section 13.2(d)(ii) or Sections 13.3(a) through 13.3(b) prior to the date of termination for such indemnity.
13.9    Non‑Compensatory Damages. None of the Buyer Indemnified Parties nor Seller Indemnified Parties shall be entitled to recover from Seller or Buyer, or their respective Affiliates, any special, indirect, consequential, punitive, exemplary, remote or speculative damages or damages for lost profits of any kind arising under or in connection with this Agreement or the transactions contemplated hereby, except to the extent any such Party suffers such damages to a Third Party, which damages (including costs of defense and reasonable attorneys’ fees incurred in connection with defending against such damages) shall not be excluded by this provision as to recovery hereunder. Subject to the preceding sentence, Buyer, on behalf of each of the Buyer Indemnified Parties, and Seller, on behalf of each of the Seller Indemnified Parties, waive any right to recover special, indirect, consequential, punitive, exemplary, remote or speculative, or damages for lost profits of any kind, arising in connection with or with respect to this Agreement or the transactions contemplated hereby.
13.10    Waiver of Right to Rescission. Seller and Buyer acknowledge that, following Closing, the payment of money or specific performance (with respect the performance of covenants or agreements herein following Closing), in each case, as may be limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement. As the payment of money or specific performance (with respect the performance of covenants or agreements herein following Closing) shall be adequate compensation, following Closing, Buyer and Seller waive any right to rescind this Agreement or any of the transactions contemplated hereby.
13.11    Insurance. The amount of any Liabilities for which any of the Seller Indemnified Parties or the Buyer Indemnified Parties, as the case may be, is entitled to indemnification under this Agreement or in connection with or with respect to the transactions contemplated by this Agreement (for purposes of this Section 13.11, the “indemnified party”) shall be reduced by any corresponding insurance proceeds from insurance policies carried by the indemnified party that are realized by the indemnified party.
13.12    Disclaimer of Application of Anti-Indemnity Statutes. THE PARTIES ACKNOWLEDGE AND AGREE THAT THE PROVISIONS OF ANY ANTI-INDEMNITY STATUTE RELATING TO OILFIELD SERVICES AND ASSOCIATED ACTIVITIES SHALL NOT BE APPLICABLE TO THIS AGREEMENT AND/OR THE TRANSACTIONS CONTEMPLATED HEREBY.

ARTICLE XIV
TERMINATION, DEFAULT AND REMEDIES
14.1    Right of Termination. This Agreement and the transactions contemplated herein may be terminated at any time prior to Closing by delivery of written notice to the other Party:
(a)    by the mutual prior written consent of Seller and Buyer;
(b)    by either Seller or Buyer if Closing has not occurred on or before December 31, 2017 (or such later date as agreed to in writing by Seller and Buyer);
(c)    by Seller, at Seller’s option, if any of the conditions set forth in Article XI have not been (or cannot be) satisfied on or before the Scheduled Closing Date and, following written notice thereof from Seller to Buyer specifying the reason such condition is (or will be) unsatisfied (including any breach by Buyer of this Agreement), such condition remains unsatisfied for a period of 10 Business Days after Buyer’s receipt of written notice thereof from Seller;
(d)    by Buyer, at Buyer’s option, if any of the conditions set forth in Article X have not been (or cannot be) satisfied on or before the Scheduled Closing Date and, following written notice thereof from Buyer to Seller specifying the reason such condition is (or will be) unsatisfied (including any breach by Seller of this Agreement), such condition remains unsatisfied for a period of 10 Business Days after Seller’s receipt of written notice thereof from Buyer;

(e)    by Buyer if the condition set forth in Section 10.4 is not satisfied on or before the Scheduled Closing Date or by Seller if the condition set forth in Section 11.4 is not satisfied on the Scheduled Closing Date; or
(f)    by Seller if Buyer fails to pay the Deposit in accordance with Section 3.2;
provided, however, that (i) neither Party shall be entitled to terminate this Agreement pursuant to Sections 14.1(b) through 14.1(e) above if such Party or its Affiliates are, at such time, in material breach of any provision of this Agreement and, (ii) notwithstanding anything to the contrary, the Parties’ failure to agree on the amendment referenced in Section 9.9 and/or the Transition Services Agreement during the Interim Period pursuant to Section 9.10 will not be deemed a material breach of this Agreement or constitute a failure of any condition in Article X or Article XI. For the avoidance of doubt, any breach of Section 8.8 shall be deemed a material breach of this Agreement by Buyer.
14.2    Effect of Termination.
(a)    If the obligation to close the transactions contemplated by this Agreement is terminated pursuant to any provision of Section 14.1 hereof, then, except for the provisions of Article I, Sections 4.1(c) through 4.1(g), 4.2, 4.3, 5.3(c) (as to the indemnity therein), 6.1(b) (as to the indemnity therein), 9.7, 9.9(b), 9.9(c), 9.11(c), 9.12(a), 13.9, this Section 14.2, Section 14.3, Article XV (other than Sections 15.2(b) through (e), 15.7, 15.8, 15.16, and 15.18) and such of the defined terms in Appendix I to give context to the surviving provisions, this Agreement shall forthwith become void and the Parties shall have no liability or obligation hereunder.
(b)    If Seller has the right to terminate this Agreement pursuant to Section 14.1(c) because a condition set forth in Sections 11.1, 11.2 or 11.5 has not been satisfied, (A) all of the conditions in Article X (excluding conditions that, by their terms, cannot be satisfied until the Closing) have been satisfied (or waived by Buyer) (unless the failure to satisfy such condition arises from the action or inaction by Buyer or any Buyer Indemnified Party), and (B) Seller is ready, willing and able to perform its obligations under Section 12.3, then, in such event, Seller shall have the right to, at its option, (1) as Seller’s sole and exclusive remedy, terminate this Agreement pursuant to Section 14.1(c) and receive the Deposit from the Escrow Agent as liquidated damages, and not as a penalty, for such termination, free and clear of any claims thereon by Buyer, or (2) in lieu of terminating this Agreement, seek all remedies available at law or in equity, including specific performance by Buyer. The provision for payment of the Deposit as liquidated damages in this Section 14.2 has been included because, in the event of a termination of this Agreement permitting Seller to receive the Deposit, the actual damages to be incurred by Seller can reasonably be expected to approximate the amount of liquidated damages called for herein and because the actual amount of such damages would be difficult if not impossible to measure accurately.
(c)    If Buyer has the right to terminate this Agreement pursuant to Section 14.1(d) because a condition set forth in Sections 10.1, 10.2 or 10.5 has not been satisfied, (A) all of the conditions in Article XI (excluding conditions that, by their terms, cannot be satisfied until the Closing) have been satisfied (or waived by Seller) (unless the failure to satisfy such condition arises from the action or inaction by Seller or any Seller Indemnified Party), and (B) Buyer is ready, willing and able to perform its obligations under Section 12.3, then, in such event, Buyer shall have the right to, at its option, (1) terminate this Agreement, receive the Deposit from the Escrow Agent, and seek actual damages (incurred by Buyer) against Seller as a result of Seller’s breach of its covenants, agreements, representations or warranties (as the case may be) hereunder or (2) in lieu of terminating this Agreement, seek all remedies available at law or in equity, including specific performance.
(d)    If this Agreement is terminated pursuant to Section 14.1 for any reason (other than as set forth in Section 14.2(b), Section 14.2(c) or the following proviso), neither Buyer nor Seller shall have any liability or obligation to the other Party in connection with the termination of this Agreement, and the Parties shall instruct the Escrow Agent to return the Deposit to Buyer (free and clear of any claims thereon by Seller) within five Business Days of the termination date; provided, however, that if this Agreement is terminated by Seller pursuant to Section 14.1(f), Seller shall have the right to seek actual damages (incurred by Seller) against Buyer as a result of Buyer’s breach of Section 3.2. If a Party is otherwise entitled to the Deposit under this Section 14.2, the Parties shall instruct the Escrow Agent to release the Deposit to the applicable Party within five Business Days of the termination date.
14.3    Return of Documentation and Confidentiality. Upon termination of this Agreement, Buyer shall destroy or return to Seller all title, engineering, geological and geophysical data, environmental assessments and/or reports, maps and other information furnished by or on behalf of Seller to Buyer or prepared by or on behalf of Buyer in connection with its due diligence investigation of the Conveyed Interests, in each case, in accordance with the Confidentiality Agreement and, if Buyer elects to destroy any such information, an officer of Buyer shall certify the destruction of such information to Seller in writing.
ARTICLE XV
MISCELLANEOUS
15.1    Appendices, Exhibits and Schedules. All of the Appendices, Exhibits and Schedules referred to in this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement. Each Party to this Agreement and its counsel have received a complete set of Appendices, Exhibits and Schedules prior to and as of the execution of this Agreement.
15.2    Expenses and Taxes.
(a)    Except as otherwise specifically provided herein, all fees, costs and expenses incurred by the Parties in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring the same, including legal and accounting fees, costs and expenses.
(b)    Seller shall be allocated and bear all Asset Taxes for any period or portion thereof ending prior to the Effective Time, and Buyer shall be allocated and bear all Asset Taxes for any period or portion thereof that begins at or after the Effective Time.

(c)    For purposes of Section 15.2(b), (i) Asset Taxes that are attributable to the severance or production of Hydrocarbons shall be allocated to the period in which the severance or production giving rise to such Asset Taxes occurred, (ii) Asset Taxes that are based upon or related to income or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (i) or (iii)), shall be allocated to the period in which the transaction giving rise to such Asset Taxes occurred, and (iii) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the Effective Time and the portion of such Straddle Period beginning at the Effective Time by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur before the date on which the Effective Time occurs, on the one hand, and the number of days in such Straddle Period that occur on or after the date on which the Effective Time occurs, on the other hand. For purposes of clause (iii) of the preceding sentence, the period for such Asset Taxes shall being on the date on which ownership of the applicable Conveyed Interests gives rise to liability for the particular Asset Tax and shall end on the day before the next such date. To the extent the actual amount of an Asset Tax is not known at the time an adjustment is to be made with respect to such Asset Tax pursuant to Section 3.3, the Parties shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of such adjustment. To the extent the actual amount of an Asset Tax is ultimately determined to be different than the amount (if any) that was taken into account in the Final Settlement Statement as finally determined pursuant to Section 3.6, Seller shall indemnify and hold harmless Buyer for any excess of actual amount of an Asset Tax over such estimate, and Buyer shall indemnify and hold harmless Seller for any excess of such estimate over the actual amount of Asset Tax, in each case taking into account the amount of such Asset Tax that is allocable to such Party under Section 15.2(b) and this Section 15.2(c). Subject to the Transition Services Agreement (if applicable), Buyer shall be responsible for the preparation and timely filing of any Tax Returns with respect to Asset Taxes for Tax periods beginning at or after the Effective Time that are required to be filed on or after the Closing Date, and the payment to the applicable Taxing Authority of all Asset Taxes for such Tax periods that become due and payable on or after the Closing Date, and Buyer shall indemnify and hold Seller harmless for any failure to file such Tax Returns and to make such payments subject to Buyer’s right of reimbursement for any Asset Taxes for which Seller is responsible pursuant to Section 15.2(b) and this Section 15.2(c). Notwithstanding the foregoing regarding filing and payment, Seller shall be responsible for the preparation and timely filing of any Tax Return and the payment to the applicable Taxing Authority of any ad valorem or property taxes on Seller operated Subject Properties which are due and payable within the calendar year 2017, with the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed) and subject to each Party’s right of reimbursement for any such taxes for which Seller is responsible pursuant to this Agreement; provided, however, that Buyer will be deemed to have given prior written consent in any case where the actual ad valorem or property taxes which are due and payable are not materially different from those provided in the Preliminary Settlement Statement, as agreed on by the Parties pursuant to Section 3.5.
(d)    All required documentary, filing and recording fees and expenses in connection with the filing and recording of the assignments, conveyances or other instruments required to convey title to the Conveyed Interests to Buyer shall be borne by Buyer. Any and all sales, use, transfer, stamp, documentary, registration or similar Taxes incurred or imposed with respect to the transactions described in this Agreement (collectively, “Transfer Taxes”) shall be borne by Buyer; provided that Seller shall pay or cause to be paid to the applicable Governmental Authorities any Transfer Taxes that it is required by Law to collect and remit. Buyer shall indemnify and hold Seller harmless from and against such Transfer Taxes within 30 days of Seller’s written demand therefor. If Seller (not Buyer) is required by applicable Law to appeal or protest the assessment of Transfer Taxes, the appeal or protest of such proposed assessment shall be treated as an item for which Seller is entitled to indemnification and if Buyer provides a written request and instructs Seller to do so, Seller shall prosecute the protest or appeal; in such event Buyer shall pay all out-of-pocket expenses of Seller (including attorneys’ fees) incurred by Seller in connection with such appeal or protest. Seller and Buyer shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.
(e)    The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes relating to the Conveyed Interests. Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information that are relevant to any such Tax Return or audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. The Parties agree to retain all books and records with respect to Tax matters pertinent to the Conveyed Interests relating to any Tax period beginning before the Closing Date until the later of (i) seven years or (ii) sixty days following the expiration of the statute of limitations of the respective Tax periods and to abide by all record retention agreements entered into with any Governmental Authority.
15.3    Assignment. Subject to the provisions of Section 15.18, this Agreement may not be assigned by either Party without the prior written consent of the other Party. In the event a Party consents to any such assignment, such assignment shall not relieve the assigning Party of any obligations and responsibilities hereunder, including obligations and responsibilities arising following such assignment. Any assignment or other transfer by Buyer or its successors and assigns of any of the Conveyed Interests shall not relieve Buyer or its successors or assigns of any of their obligations (including indemnity obligations) hereunder, as to the Conveyed Interests so assigned or transferred.
15.4    Preparation of Agreement. Both Seller and Buyer and their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.
15.5    Publicity. Seller and Buyer shall promptly consult with each other with regard to all press releases or other public or private announcements issued or made at or prior to Closing concerning this Agreement or the transactions contemplated herein, and, except as may be required by applicable Laws or the applicable rules and regulations of any Governmental Authority or stock exchange or as described in the remaining provisions of this Section 15.5, neither Buyer nor Seller shall issue any such press release or other public or private announcement without the prior written consent of the other Party (which shall not be unreasonably withheld, conditioned, or delayed). The Parties shall be obligated to hold all specific terms and provisions of this Agreement strictly confidential until the expiration of two years after the Closing under this Agreement; provided, however, that the foregoing shall not (a) restrict disclosures by Buyer or Seller that are required by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the disclosing Party or its Affiliates; provided that such disclosures shall be made only to the extent required thereunder, (b) prevent Buyer or Seller from recording the Assignment, any Surface Deed and any federal or state assignments delivered at Closing or from complying with any disclosure requirements of Governmental Authorities that are applicable to the transfer of the Conveyed Interests from Seller to Buyer, (c) prevent Buyer or Seller from making any disclosure of information relating to this Agreement if made in a manner, under conditions and to Persons that would be permitted under the Confidentiality Agreement so long as such Person continues to hold such information confidential on the same terms as set forth in this Section 15.5, and (d) prevent Seller from making disclosures in connection with complying with Preferential Purchase Rights and other transfer restrictions applicable to the transactions contemplated hereby.
15.6    Notices. All notices and communications required or permitted to be given hereunder shall be given in writing and shall be delivered personally, or sent by bonded overnight courier, or mailed by U.S. Express Mail, Federal Express or United Parcel Service Express Delivery or by certified or registered United States Mail with all postage fully prepaid, or sent by electronic mail (“email”) transmission (provided that (a) the acknowledgement of the receipt of such email is received, excluding automatic receipts, and (b) each Party will act in good faith in respect of promptly acknowledging notices delivered by email to it hereunder) addressed to the appropriate Party at the address for such Party shown below or at such other address as such Party shall have theretofore designated by written notice delivered to the Party giving such notice:
If to Seller:

Devon Energy Production Company, L.P.
333 W. Sheridan Ave
Oklahoma City, OK 73102‑5010
Attention: Emily McGinley, Acquisitions & Divestiture Professional
Email: Emily.McGinley@dvn.com
With a copy to:

Devon Energy Production Company, L.P.
333 W. Sheridan Ave
Oklahoma City, OK 73102‑5010
Attention: Rachel Evans, Counsel
Email: Rachel.Evans@dvn.com
If to Buyer:

Penn Virginia Oil & Gas, L.P.
14701 St. Mary’s Lane
Suite 275
Houston, Texas 77079

Attention: John A. Brooks, Chief Executive Officer
Email: john.brooks@pennvirginia.com
With a copy to:

Penn Virginia Oil & Gas, L.P.
14701 St. Mary’s Lane
Suite 275
Houston, Texas 77079
Attention: Katie Ryan, Vice President, Chief Legal Counsel & Corporate
Secretary
Email: katie.ryan@pennvirginia.com

With a copy to (which will not constitute notice):
Gibson, Dunn & Crutcher LLP
1221 McKinney
Houston, Texas 77010
Attention: Justin T. Stolte
Email: JStolte@gibsondunn.com
Any notice given in accordance herewith shall be deemed to have been given when delivered to the addressee in person, or by courier, or transmitted by email transmission during normal business hours on a Business Day (or if delivered or transmitted after 5:00 p.m. Central Time on a Business Day or on a day other than a Business Day, then on the next Business Day), or upon actual receipt by the addressee during normal business hours on a Business Day after such notice has either been delivered to an overnight courier or deposited in the United States Mail or with Federal Express or United Parcel Service, as the case may be (or if delivered after 5:00 p.m. Central Time on a Business Day or on a day other than a Business Day, then on the next Business Day). Either Party may change their contact information for notice by giving written notice to the other Party in the manner provided in this Section 15.6. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.
15.7    Further Cooperation. Until the fourth anniversary of Closing, Buyer and Seller shall execute and deliver, or shall cause to be executed and delivered from time to time, such further instruments of conveyance and transfer, and shall take such other actions as either Party may reasonably request, to convey and deliver the Conveyed Interests to Buyer, to perfect Buyer’s title thereto, and to accomplish the orderly transfer of the Conveyed Interests to Buyer in the manner contemplated by this Agreement.
15.8    Filings, Notices and Certain Governmental Approvals. Promptly after Closing, Buyer shall, at is sole expense, (a) record all assignments (including the Assignment) and Surface Deeds executed at Closing in the records of the applicable Governmental Authority (including any federal or state agencies, if applicable), (b)  send notices of the assignment of the Conveyed Interests to the operators of the Subject Properties that are not operated by Seller, and to the lessors under the Leases if required by the express terms of a Lease, (c) actively pursue the unconditional approval of all applicable Governmental Authorities of the assignment of the Conveyed Interests to Buyer, (d) file and actively pursue approvals from the applicable Governmental Authority of all federal and state change of operator forms set forth in Section 12.3(k), and (e) actively pursue all other consents and approvals that may be required in connection with the assignment of the Conveyed Interests to Buyer and the assumption of the Liabilities assumed by Buyer hereunder, in each case, that shall not have been obtained prior to Closing. Buyer obligates itself to take any and all action reasonably required by any Governmental Authority in order to obtain such unconditional approval, including the posting of any and all bonds or other security that may be required in excess of its existing lease, pipeline or area-wide bond.
15.9    Entire Agreement; Non‑Reliance; Conflicts. THIS AGREEMENT, THE APPENDICES, EXHIBITS AND SCHEDULES HERETO, THE TRANSACTION DOCUMENTS AND THE CONFIDENTIALITY AGREEMENT COLLECTIVELY CONSTITUTE THE ENTIRE AGREEMENT BETWEEN THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS, AND DISCUSSIONS, WHETHER ORAL OR WRITTEN, OF THE PARTIES PERTAINING TO THE SUBJECT MATTER OF THIS AGREEMENT. THERE ARE NO WARRANTIES, REPRESENTATIONS, OR OTHER AGREEMENTS BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT OR THE TRANSACTION DOCUMENTS, AND NEITHER PARTY SHALL BE BOUND BY OR LIABLE FOR ANY ALLEGED REPRESENTATION, PROMISE, INDUCEMENT, OR STATEMENTS OF INTENTION NOT SO SET FORTH. EACH PARTY ACKNOWLEDGES THAT, IN ENTERING INTO THIS AGREEMENT, IT HAS RELIED SOLELY ON THE PROMISES, AGREEMENTS, STATEMENTS OR REPRESENTATIONS THAT ARE EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE TRANSACTION DOCUMENTS AND THAT NEITHER PARTY HAD ANY DUTY TO MAKE ANY PROMISES, AGREEMENTS, STATEMENTS OR REPRESENTATIONS THAT ARE NOT EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE TRANSACTION DOCUMENTS. EACH PARTY ALSO ACKNOWLEDGES THAT, IN ENTERING THIS AGREEMENT, IT HAS NOT RELIED ON ANY PROMISES, AGREEMENTS, STATEMENTS OR REPRESENTATIONS THAT ARE NOT EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE TRANSACTION DOCUMENTS. IN THE EVENT OF A CONFLICT BETWEEN: (a) THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY SCHEDULE OR EXHIBIT HERETO; OR (b) THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY TRANSACTION DOCUMENT, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL; PROVIDED, HOWEVER, THAT THE INCLUSION IN ANY OF THE SCHEDULES OR EXHIBITS HERETO OR ANY TRANSACTION DOCUMENT OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS SECTION 15.9.

15.10     Successors and Permitted Assigns. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of Buyer and Seller and their respective successors and permitted assigns.
15.11    Parties in Interest. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties or their respective successors and permitted assigns, or the Parties’ respective related Indemnified Parties (which, for purposes of Section 9.12(a), will be deemed to include Financing Sources as to Buyer) hereunder, any rights, remedies, obligations or Liabilities under or by reason of this Agreement; provided that only a Party and its successors and permitted assigns will have the right to enforce the provisions of this Agreement on its own behalf or on behalf of any of its related Indemnified Parties (subject to the immediately preceding parenthetical) but shall not be obligated to do so.
15.12    Amendment. This Agreement may be amended, restated, supplemented or otherwise modified only by an instrument in writing executed by both Parties and expressly identified as an amendment, restatement, supplement or modification; provided, however, Section 9.12(a) may not be amended in any manner adverse to the interests of the Financing Sources without the written consent of the Financing Sources affected thereby (it being understood that the consent of any Person described in clause (b) of the definition of “Financing Sources” shall not be required).
15.13    Waiver; Rights Cumulative. Any of the terms, covenants, representations, warranties, or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance. No course of dealing on the part of either Party, or their respective officers, employees, agents, or representatives, and no failure by a Party to exercise any of its rights under this Agreement, shall, in any such case, operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. No waiver by either Party of any condition, or any breach of any term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation, or warranty. Except as set expressly forth herein, the rights of the Parties under this Agreement shall be cumulative and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.
15.14    Governing Law; Jurisdiction; Venue; Jury Waiver. EXCEPT AS OTHERWISE PROVIDED IN SECTION 9.12(a), THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE RIGHTS, DUTIES AND THE LEGAL RELATIONS AMONG THE PARTIES HERETO AND THERETO SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION. BOTH PARTIES HERETO CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE FEDERAL COURTS OF THE UNITED STATES LOCATED IN DALLAS COUNTY, TEXAS OR, IF THE REQUIREMENTS FOR FEDERAL JURISDICTION ARE NOT MET, THE

STATE COURTS LOCATED IN DALLAS COUNTY, TEXAS FOR ANY ACTION ARISING OUT OF THIS AGREEMENT, THE TRANSACTION DOCUMENTS, OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO, OR FROM THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY SHALL BE EXCLUSIVELY LITIGATED IN SUCH COURTS DESCRIBED ABOVE HAVING SITES IN DALLAS COUNTY, TEXAS AND EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS SOLELY IN RESPECT OF ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT. EACH PARTY HERETO VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. THE PARTIES FURTHER AGREE, TO THE EXTENT PERMITTED BY LAW, THAT A FINAL AND NONAPPEALABLE JUDGMENT AGAINST A PARTY IN ANY ACTION OR PROCEEDING CONTEMPLATED ABOVE SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION WITHIN OR OUTSIDE THE UNITED STATES BY SUIT ON THE JUDGMENT, A CERTIFIED OR EXEMPLIFIED COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND AMOUNT OF SUCH JUDGMENT. TO THE EXTENT THAT EITHER PARTY OR ANY OF ITS AFFILIATES HAS ACQUIRED, OR HEREAFTER MAY ACQUIRE, ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH PARTY (ON ITS OWN BEHALF AND ON BEHALF OF ITS AFFILIATES) HEREBY IRREVOCABLY (i) WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS WITH RESPECT TO THIS AGREEMENT AND (ii) SUBMITS TO THE PERSONAL JURISDICTION OF ANY COURT DESCRIBED IN THIS SECTION 15.14.
15.15    Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to either Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
15.16    Removal of Name. As promptly as practicable, but in any case within 60 days after the Closing Date, Buyer shall eliminate the names “Devon Energy Production Company, L.P.,” “Devon” and any variants thereof from the Subject Properties and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to Seller or any of its Affiliates.

15.17    Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by facsimile or other electronic transmission (including scanned documents delivered by email) shall be deemed an original signature hereto, and execution and delivery by such means shall be binding upon all Parties.
15.18    Like-Kind Exchange. Buyer and Seller agree that either or both of Seller and Buyer may elect to treat the acquisition or sale of the Conveyed Interests as an exchange of like-kind property under Section 1031 of the Code (an “Exchange”), provided that the Closing shall not be delayed by reason of the Exchange. Each Party agrees to use reasonable efforts to cooperate with the other Party in the completion of such an Exchange including an Exchange subject to the procedures outlined in Treasury Regulation § 1.1031(k)‑1 and/or Internal Revenue Service Revenue Procedure 2000‑37. Each of Seller and Buyer shall have the right at any time prior to Closing to assign all or a part of its rights under this Agreement to a qualified intermediary (as that term is defined in Treasury Regulation § 1.1031(k)‑1(g)(4)(iii)) or an exchange accommodation titleholder (as that term is defined in Internal Revenue Service Revenue Procedure 2000‑37) to effect an Exchange. In connection with any such Exchange, any exchange accommodation titleholder shall have taken all steps necessary to own the Conveyed Interests under applicable Law.  Each Party acknowledges and agrees that neither an assignment of a Party’s rights under this Agreement nor any other actions taken by a Party or any other Person in connection with the Exchange shall release either Party from, or modify, any of its liabilities and obligations (including indemnity obligations to the other Party) under this Agreement, and neither Party makes any representations as to any particular Tax treatment that may be afforded to any other Party by reason of such assignment or any other actions taken in connection with the Exchange.  Either Party electing to treat the acquisition or sale of the Conveyed Interests as an Exchange shall be obligated to pay all additional costs incurred hereunder as a result of the Exchange, and in consideration for the cooperation of the other Party, the Party electing Exchange treatment shall agree to pay all costs associated with the Exchange and to indemnify and hold the other Party, its Affiliates, and their respective former, current and future partners, members, shareholders, owners, officers, directors, managers, employees, agents and representatives harmless from and against any and all liabilities and Taxes arising out of, based upon, attributable to or resulting from the Exchange or transactions or actions taken in connection with the Exchange that would not have been incurred by the other Party but for the electing Party’s Exchange election.
15.19    Specific Performance. The Parties agree that if any of the provisions of this Agreement are not performed by a Party in accordance with their specific terms, the other Party shall be entitled to specific performance of the terms hereof, in addition to any other remedy available at law or in equity; provided, that, for the avoidance of doubt, if this Agreement is terminated pursuant to Article XIV, a Party may not thereafter seek or otherwise attempt to enforce specific performance of the closing of the transactions contemplated hereby.
[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement on the date first above written.
Seller:
DEVON ENERGY PRODUCTION COMPANY, L.P.
By:    /s/ Jeffrey L. Ritenour
Name: Jefferey L. Ritenour
Title:     Executive Vice President
Buyer:
PENN VIRGINIA OIL & GAS, L.P.
By: Penn Virginia Oil & Gas GP LLC
By:    /s/ John A. Brooks
Name: John A. Brooks
Title:     Chief Executive Officer

[SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT]
S-1

APPENDIX I
Definitions
Capitalized terms used in this Agreement shall have the meanings set forth in this Appendix I unless the context requires otherwise.
“AAA” means the American Arbitration Association.
“AAA Rules” means the Commercial Arbitration Rules of the AAA.
“Accounting Arbitrator” has the meaning set forth in Section 3.7(b).
“Adjusted Purchase Price” has the meaning set forth in Section 3.3.
“AFEs” has the meaning set forth in Section 7.11.
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person. The term “control” and its derivatives with respect to any Person mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Aggregate Deductible” means 1.5% of the Purchase Price.
“Agreement” has the meaning set forth in the first paragraph herein.
“Allocated Value” has the meaning set forth in Section 3.8.
“Applicable Contracts” means all Contracts (a) to which Seller is a party to the extent relating to any of the Conveyed Interests or to which any Conveyed Interest is bound and/or (b) that will be binding on Buyer or the Conveyed Interests after the Closing, including: communitization agreements; net profits agreements; production payment agreements; area of mutual interest agreements; joint venture agreements; confidentiality agreements; farmin and farmout agreements; bottom hole agreements; crude oil, condensate, and natural gas purchase and sale, gathering, transportation, and marketing agreements; hydrocarbon storage agreements; acreage contribution agreements; operating agreements; balancing agreements; pooling declarations or agreements; unitization agreements; processing agreements; saltwater disposal agreements; facilities or equipment leases; and other similar contracts and agreements, but exclusive of (i) any Contracts to the extent relating to the Excluded Assets and Other Matters, (ii) any master service agreements and similar Contracts, (iii) the Leases and the other contracts, agreements and instruments relating to the title of the properties and interests described in Sections 2.1(a)-(b), 2.1(e)-(f), and 2.1(h) and the surface use and water use contracts and agreements set forth on Exhibit D-2.
“Arbitration Notice” has the meaning set forth in Section 3.7(b).

APPENDIX I

“Asset Taxes” means ad valorem, property, excise, severance, production, sales, use, or similar Taxes (excluding, for the avoidance of doubt, any Income Taxes and Transfer Taxes) based upon or measured by the ownership or operation of the Conveyed Interests or the production of Hydrocarbons therefrom or the receipt of proceeds therefrom.
“Assignment” means the Assignment and Bill of Sale from Seller to Buyer, pertaining to the Conveyed Interests, substantially in the form attached to this Agreement as Exhibit F.
“Assumed Obligations” has the meaning set forth in Section 13.1(a).
“Burden” means any and all royalties (including lessor’s royalty), overriding royalties, production payments, net profits interests and other similar burdens measured by or payable out of production (excluding, for the avoidance of doubt, any Taxes).
“Business Day” means any day (other than Saturday or Sunday) on which commercial banks in Oklahoma City, Oklahoma are generally open for business.
“Buyer” has the meaning set forth in the first paragraph herein.
“Buyer Amount P-A-C” means the sum of the following amounts paid by Buyer (or on Buyer’s behalf) at Closing: (a) the Closing Payment paid to Seller at Closing pursuant to Section 12.3(d); (b) the Defect Escrow Amount deposited into the Escrow Account pursuant to Section 12.3(e); and (c) Deposit distributed to Seller pursuant to Section 12.3(f). For the avoidance of doubt, the sum of the Closing Payment and the Deposit shall equal the Adjusted Purchase Price determined as of Closing pursuant to Section 3.5.
“Buyer Indemnified Parties” has the meaning set forth in Section 13.2.
“Buyer’s Environmental Liabilities” has the meaning set forth in Section 6.1(a).
“Buyer’s Representatives” has the meaning set forth in Section 4.1(a).
“Casualty Loss” has the meaning set forth in Section 5.4(b).
“Claim Notice” has the meaning set forth in Section 13.7(b).
“Closing” has the meaning set forth in Section 12.1.
“Closing Date” has the meaning set forth in Section 12.1.
“Closing Payment” has the meaning set forth in Section 3.5.
“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute.
“Commitment Letter” has the meaning set forth in Section 8.8.
“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of May 23, 2017, by and between Seller and Buyer.

APPENDIX I

“Consent” has the meaning set forth in Section 7.4.
“Contract” means any written or oral contract, agreement or any other legally binding arrangement, but excluding, however, any Lease, Rights-of-Way, any other easement, right-of-way, permit or other instrument creating or evidencing an interest in the Conveyed Interests or any real or immovable property related to or used in connection with the operations of any Conveyed Interests.
“Conveyed Interests” has the meaning set forth in Section 2.1.
“Cure Period” has the meaning set forth in Section 5.3(c).
“Customary Post-Closing Consents” means the consents and approvals from Governmental Authorities for the assignment of the Conveyed Interests to Buyer that are customarily obtained after the assignment of properties similar to the Conveyed Interests.
“Decommission” and “Decommissioning” means all dismantling and decommissioning activities and obligations as are required by Law, any Governmental Authority or agreements including all well plugging, replugging and abandonment, facility dismantlement and removal, pipeline and flowline removal, dismantlement and removal of all other property of any kind related to or associated with operations or activities and associated site clearance, site restoration and site remediation.
“Decommissioning Obligations” has the meaning set forth in Section 13.1(a).
“Defect Escrow Amount” has the meaning set forth in Section 3.6(c)
“Defensible Title” means, subject to Permitted Encumbrances, title of Seller with respect to any Lease set forth on Exhibit A, solely with respect to the Eagle Ford Formation, and any Well set forth in Exhibit B, solely with respect to the currently producing formation for such Well, that, as of the Effective Time and immediately prior to the Title Defect Claim Date and the Closing Date, has the applicable attributes set forth in clauses (a) through (e) below, each of which is (I) fairly deducible of record or (II) evidenced by documentation which, although not constituting perfect, merchantable or marketable title, clearly establishes:
(a)    with respect to each Lease identified on Exhibit A, entitles Seller to receive throughout its duration not less than the Net Revenue Interest set forth on Exhibit A for that Lease as to the Eagle Ford Formation;
(b)    with respect to each Lease identified on Exhibit A, entitles Seller throughout its duration to the Net Acres set forth on Exhibit A for the Eagle Ford Formation;
(c)    with respect to each Well identified on Exhibit B, entitles Seller to, during the productive life of that Well, receive not less than the Net Revenue Interest set forth on Exhibit B for that Well as to the currently producing formation; and

APPENDIX I

(d)    with respect to each Well identified on Exhibit B, obligates Seller to, during the productive life of that Well, bear not more than the Working Interest set forth on Exhibit B for that Well as to the currently producing formation, except for any increase to that Working Interest that is accompanied by at least a proportionate increase in Seller’s Net Revenue Interest; and
(e)    is free and clear of all Encumbrances, except for the Permitted Encumbrances.
“Deposit” has the meaning set forth in Section 3.2.
“Dispute Date” means on or before 5:00 p.m. (Central Time) on the date that is 10 days after the expiration of the Cure Period.
“Dispute Notice” has the meaning set forth in Section 3.6(a).
“Disputed Environmental Matters” has the meaning set forth in Section 6.1(f).
“Eagle Ford Formation” has the meaning set forth in Exhibit N.
“Effective Time” means 12:01 A.M. (Central Time) on March 1, 2017.
“email” has the meaning set forth in Section 15.6.
“Encumbrance” means any lien, mortgage, security interest, pledge, charge or similar encumbrance.
“Environmental Arbitrator” has the meaning set forth in Section 6.1(f).
“Environmental Condition” means (a) a condition existing on the Execution Date with respect to the air, soil, subsurface, surface waters, ground waters and/or sediments that causes a Subject Property (or Seller with respect to a Subject Property) not to be in compliance with any Environmental Law, or (b) the existence as of the Execution Date with respect to the any of the Subject Properties or the operation thereof of any environmental pollution, contamination or degradation where either remedial or corrective action is presently required (or if known, would be presently required) under Environmental Laws.
“Environmental Defect” means an Environmental Condition with respect to a Conveyed Interest.
“Environmental Defect Claim Date” means 5:00 p.m. (Central Time) on the date that is 45 days after the Execution Date.
“Environmental Defect Notice” and “Environmental Defect Notices” have the meaning set forth in Section 6.1(a).
“Environmental Defect Property” has the meaning set forth in Section 6.1(a).
“Environmental Indemnity Agreement” has the meaning set forth in Section 6.1(c)(iii).

APPENDIX I

“Environmental Laws” means all Laws in effect as of the Execution Date, including common law, relating to the protection of human health, natural resources or the environment, including those Laws relating to the storage, handling, and use of Hazardous Substances and those Laws relating to the generation, processing, treatment, storage, transportation, disposal or other management thereof. The term “Environmental Laws” does not include good or desirable operating practices or standards that may be employed or adopted by other oil and gas well operators or recommended by a Governmental Authority, or the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et seq., as amended, or any other Law governing worker safety or workplace concerns.
“Escrow Account” means the account established pursuant to the Escrow Agreement.
“Escrow Agent” means Wells Fargo Bank, N.A.
“Escrow Agreement” means that certain Escrow Agreement dated as of July 31, 2017 by and among the Parties and the Escrow Agent, substantially in the form attached hereto as Exhibit M.
“Exchange” has the meaning set forth in Section 15.18.
“Exchange Act” has the meaning set forth in Section 9.11(a).
“Excluded Assets and Other Matters” means (a) all of Seller’s corporate minute books, financial, budget, Tax records and other business records that relate to Seller’s business generally (including the ownership and operation of the Conveyed Interests prior to the Effective Time); (b) to the extent that they do not relate to the Assumed Obligations for which Buyer is obligated to provide indemnification hereunder, all trade credits, all accounts, all receivables of Seller and all other proceeds, income or revenues of Seller attributable to the Conveyed Interests and attributable to any period of time prior to the Effective Time; (c) to the extent that they do not relate to the Assumed Obligations for which Buyer is obligated to provide indemnification hereunder, and except for those described in Section 2.1(m), any and all claims and causes of action of Seller that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds); provided, however, that no such claim may be settled, compromised, or otherwise resolved in a manner that results in an obligation borne by Buyer or the Conveyed Interests on and after the Effective Time without the prior written consent of Buyer; (d) subject to Section 5.4 and to the extent that they do not relate to the Assumed Obligations for which Buyer is obligated to provide indemnification hereunder, all rights and interests of Seller (i) under any policy or agreement of insurance or indemnity, (ii) under any bond, or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events or damage to or destruction of property prior to the Effective Time; (e) except to the extent such Hydrocarbons are described in Section 2.1(c)(i)(B), Seller’s rights with respect to all Hydrocarbons produced and sold from the Conveyed Interests with respect to all periods of time prior to the Effective Time; (f) all claims of Seller or any of its Affiliates for refunds of, rights to receive funds from any Governmental Authority, or loss carry forwards or credits with respect to (i) Asset Taxes attributable to any period (or portion thereof) prior to the Effective Time, (ii) Income Taxes, or (iii) any Taxes attributable to the Excluded Assets and Other Matters; (g) all servers and all intangible information technology assets, including (i)

APPENDIX I

computer, server, proprietary and Seller and its Affiliates’ specific software and (ii) any other intangible information technology assets; (h) to the extent that they do not relate to the Assumed Obligations for which Buyer is providing indemnification hereunder, all rights, benefits and releases of Seller or its Affiliates under or with respect to any Contract that are attributable to periods of time prior to the Effective Time; (i) all of Seller’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property; (j) all documents and instruments of Seller that may be protected by an attorney-client privilege or any attorney work product doctrine (other than title opinions); (k) all data relating to the Conveyed Interests that cannot be disclosed to Buyer as a result of confidentiality arrangements under agreements with Third Parties (provided that Seller will use commercially reasonably efforts (but at no third-party cost to Seller, unless Buyer agrees to reimburse Seller therefor) to obtain consent to transfer such data and, if such consent is granted, such items will be part of the “Conveyed Interests”); (l) all audit rights of Seller arising under any of the Applicable Contracts or otherwise with respect to any period prior to the Effective Time or to any of the Excluded Assets and Other Matters, except for any Imbalances assumed by Buyer and except to the extent relating to Assumed Obligations for which Buyer is obligated to provide indemnification hereunder; (m) all geophysical and other seismic and related technical data and information relating to the Conveyed Interests to the extent not transferable (provided that, if not transferable, Seller will use commercially reasonably efforts (but at no Third-Party cost to Seller, unless Buyer reimburses Seller therefor), except for the data and information set forth on Exhibit G-1, for which such commercially reasonably efforts will not be required) to obtain consent to said transfer and, if such consent is granted, such items will be part of the “Conveyed Interests”), other than the rights granted pursuant to the License Agreement; (n) documents prepared or received by Seller or its Affiliates with respect to (i) lists of prospective purchasers for such transactions compiled by Seller, (ii) bids submitted by other prospective purchasers of the Conveyed Interests, (iii) analyses by Seller or its Affiliates of any bids submitted by any prospective purchaser, (iv) correspondence between or among Seller, its representatives, and any prospective purchaser other than Buyer, and (v) correspondence between Seller or any of its representatives with respect to any of the bids, the prospective purchasers or the transactions contemplated by this Agreement; (o) any offices, office leases and any personal property located in or on such offices or office leases; (p) any fee simple surface estate in and covering any tract of land described on Exhibit G-2; (q) any leases, Contracts, rights and other assets specifically listed on Exhibit G-3; (r) any Hedge Contracts of Seller or that would otherwise be binding on the Conveyed Interests on the Effective Time; (s) any indenture, mortgage, loan, financial guaranty of any obligation, bond, letters of credit, credit or sale-leaseback or similar debt instruments to which Seller or any of its Affiliates is a party or by which the Seller or any of the Conveyed Interests are bound; (t) any fee mineral interests described on Exhibit G-4, and any right to production revenues associated therewith; (u) the monies held by Seller for which the Purchase Price was adjusted pursuant to Section 3.3(b)(ix); (v) all personnel files and records of Seller; (w) all data contained on back‑up tapes or disaster recovery tapes; (x) all vehicles and trailers; (y) all information technology equipment and devices that are not Personal Property or otherwise described in the definition of “Conveyed Interests,” including desktop computers, laptop computers, networking equipment and any associated peripherals and other computer hardware, all radio and telephone equipment, smartphones, tablets and other mobility devices, and any other information technology hardware; (z) any portion of the Conveyed Interests that is excluded from the transactions contemplated hereby pursuant to Sections 4.1(b), 5.5(a)(i), 5.5(b)(i), or 6.1(c), and (aa) the Tax Settlement.

APPENDIX I

“Execution Date” has the meaning set forth in the first paragraph herein.
“Final Price” has the meaning set forth in Section 3.6(a).
“Final Settlement Statement” has the meaning set forth in Section 3.6(a).
“Financial Statements” has the meaning set forth in Section 9.11(a).
“Financing” means any direct or indirect debt or equity financing, investment, contribution, issuance or placement from or with any Third Party incurred or intended to be incurred by Buyer or its Affiliates in connection with the financing of any amounts payable hereunder at the Closing.
“Financing Sources” means (a) any and all Persons who have provided, do provide, have committed to provide or arrange, the Financing, including any Persons that are named in any debt commitment letters, joinder agreements, indentures, credit agreements, contribution agreements, equity purchase agreements or similar agreements entered into in connection therewith or relating thereto and (b) together with such Persons’ Affiliates, officers, directors, employees and representatives and their successors and assigns. For the avoidance of doubt, in no event shall this definition of Financing Sources include Buyer, its Affiliates, or their respective partners, members, stockholders, agents, officers, managers, directors or employees.
“GAAP” means generally accepted accounting principles in the United States as interpreted as of the Execution Date.
“Governmental Authority” means any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or Taxing Authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.
“Governmental Bonds” has the meaning set forth in Section 9.3(a).
“Guarantees” has the meaning set forth in Section 9.3(b).
“Hazardous Substances” means any pollutants, contaminants, toxins or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds, or chemicals that are regulated by, or may form the basis of liability under, any Environmental Laws, including NORM and other substances referenced in Section 6.2.
“Hedge Contract” means any Contract applying to the Conveyed Interests and/or to which Seller or any of its Affiliates is a party with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.
“Hydrocarbons” has the meaning set forth in Section 2.1(c).

APPENDIX I

“Imbalances” means all Well Imbalances and Pipeline Imbalances.
“Income Taxes” means any income, franchise and similar Taxes.
“Indemnified Party” has the meaning set forth in Section 13.7(a).
“Indemnifying Party” has the meaning set forth in Section 13.7(a).
“Indemnity Deductible” means 1.5% of the Purchase Price.
“Individual Environmental Threshold” has the meaning set forth in Section 6.1(e).
“Individual Title Defect Threshold” has the meaning set forth in Section 5.3(i).
“Interim Period” means that period of time commencing at the Effective Time and ending at 11:59 p.m. (Central Time) on the Closing Date.
“Knowledge” means: (a) with respect to Seller, the actual knowledge (without investigation) of the following Persons: Scott Lackey, Kevin Lafferty, Catherine Lebsack, Emily McGinley, Scott Prather, James E. Toups, Jr., Darren Smith, and Jack Richards; and (b) with respect to Buyer, the actual knowledge (without investigation) of the following Persons: John A. Brooks and Steven A. Hartman.
“Lands” means the lands described and/or depicted on Schedule 2.1.
“Law” means any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Authority.
“Lease(s)” has the meaning set forth in Section 2.1(a).
“Liabilities” means any and all claims, obligations, causes of action, payments, charges, judgments, assessments, liabilities, losses, damages, penalties, fines, costs and expenses, including (a) liabilities, costs, losses and damages for personal injury, death, property damage, environmental damage, or Remediation, (b) any action, proceeding, order or suit by a Governmental Authority with respect to any of the foregoing and (c) any attorneys’ fees, legal or other expenses incurred in connection with any of the foregoing.
“License Agreement” means that certain seismic license agreement, substantially in the form attached hereto as Exhibit I.
“Material Contracts” has the meaning set forth in Section 7.7(a).
“Net Acre” means, as computed separately with respect to each Lease identified on Exhibit A (a) the number of gross acres in the lands covered by that Lease, multiplied by (b) the undivided fee simple mineral interest (expressed as a percentage) in the lands covered by that Lease (as determined by aggregating the fee simple mineral interests owned by each lessor of that Lease in the lands), multiplied by (c) Seller’s undivided Working Interest in that Lease; provided that if the

APPENDIX I

items in (b) and/or (c) vary as to different tracts of lands covered by that Lease, a separate calculation shall be done for each such tract; provided, further, that if multiple tracts of a Lease are separately identified on Exhibit A, a separate calculation shall be done for each such tract.  For example, if a Lease in which Seller owns an undivided fifty percent (50%) working interest covers a 20‑acre tract in which the lessors of such Lease own an undivided one‑half (1/2) fee mineral interest and a separate and distinct 40‑acre tract in which the lessors of such Lease own an undivided one fourth (1/4) fee mineral interest, then the Lease would cover ten (10) Net Acres (i.e., (20 × 0.5 × 0.5) + (40 × 0.25 × 0.5) = 10).
“Net Revenue Interest” means, with respect to any (a) Lease identified on Exhibit A (limited, however, to the Eagle Ford Formation) or (b) Well identified on Exhibit B (limited, however, to the currently producing formation), the interest (expressed as a percentage or decimal) in and to all Hydrocarbons produced, saved and sold from or allocated to that Lease or Well after giving effect to all Burdens.
“NORM” means naturally occurring radioactive material.
“Offering Document” has the meaning set forth in Section 9.11(a).
“Operating Expenses” means all operating expenses (including costs of insurance and any bonds, but excluding any costs of Guarantees) and all capital expenditures to the extent incurred in the ownership and operation of the Conveyed Interests and any overhead costs charged by Third Party operators to the extent relating to the Conveyed Interests, but excluding Liabilities attributable to (a) personal injury or death, property damage, or violation of any Law, (b) Decommissioning Obligations, (c) curing any Title Defect or Remediation of any environmental matters, including obligations to remediate any contamination of water or Personal Property under applicable Environmental Laws, (d) obligations with respect to Imbalances, (e) obligations to pay working interests, royalties, overriding royalties or other interest owners revenues or proceeds attributable to sales of Hydrocarbons relating to the Conveyed Interests, including those held in suspense, and (f) Income Taxes, Asset Taxes and Transfer Taxes.
“Other Wells” has the meaning set forth in Section 2.1(e).
“Overhead Costs” means an amount equal to the sum of $35,000, multiplied by the number of months during the Interim Period (prorated for partial months).
“Party” and “Parties” have the meaning set forth in the first paragraph herein.
“Payable Amount” has the meaning set forth in Section 3.6(b).
“Payout Balance” means the status, as of the date of the calculation, of the recovery by Seller or a Third Party of a cost amount specified in the contract relating to a Well out of the revenue from such Well where the Net Revenue Interest of Seller therein will be reduced or Seller’s Working Interest therein will be increased when such amount has been recovered.
“Permitted Encumbrances” means:

APPENDIX I

(a)    the terms and conditions of all Leases and all Burdens if the net cumulative effect of such Leases and Burdens (i) does not operate to reduce the Net Revenue Interest of Seller with respect to any Lease identified on Exhibit A or Well identified on Exhibit B to an amount less than the Net Revenue Interest set forth for that Lease on Exhibit A or that Well on Exhibit B, (ii) does not obligate Seller to bear a Working Interest with respect to any Well identified on Exhibit B, in an amount greater than the Working Interest set forth on Exhibit B, for that Well (unless the Net Revenue Interest for that Well is greater than the Net Revenue Interest set forth on Exhibit B in the same or greater proportion as any increase in such Working Interest), and (iii) does not operate to reduce (or increase, as a result of an increased Working Interest unless the Net Revenue Interest for that Lease is greater than the Net Revenue Interest set forth on Exhibit A in the same or greater proportion to the increase in such Working Interest) the Net Acres of Seller with respect to any Lease identified on Exhibit A to an amount less (or greater, as set forth in the preceding parenthetical) than the Net Acres set forth for that Lease on Exhibit A for the Eagle Ford Formation;
(b)    preferential rights to purchase and required consents to assignment and similar agreements, in each case, applicable to and triggered by this or any future transaction;
(c)    liens for Taxes not yet due or delinquent or, if delinquent, that are being contested in good faith and disclosed on Exhibit K;
(d)    Customary Post-Closing Consents;
(e)    conventional rights of reassignment (excepting circumstances where such rights have already been triggered);
(f)    all Laws, and all rights reserved to or vested in any Governmental Authority (i) to control or regulate any Conveyed Interest in any manner; (ii) by the terms of any right, power, franchise, grant, license or permit, or by any provision of Law, to terminate such right, power, franchise, grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Conveyed Interests; or (iii) to enforce any obligations or duties affecting the Conveyed Interests to any Governmental Authority with respect to any right, power, franchise, grant, license or permit that, in each case, individually or in the aggregate (A) do not materially impair the ownership, use, or operation of the Conveyed Interests in a disproportionate manner vis-à-vis properties similar to the Conveyed Interests in the region in which the Subject Properties are located, (B) do not reduce the Net Revenue Interest of Seller with respect to any Lease identified on Exhibit A or Well identified on Exhibit B to an amount less than the Net Revenue Interest for that Lease on Exhibit A or that Well set forth on Exhibit B, (C) do not obligate Seller to bear a Working Interest with respect to any Well identified on Exhibit B, in any amount greater than the Working Interest set forth on Exhibit B for that Well (unless the Net Revenue Interest for that Well is greater than the Net Revenue Interest set forth on Exhibit B in the same or greater proportion as any increase in such Working Interest) and (iv) do not reduce (or increase, as a result of an increased Working Interest unless the Net Revenue Interest for that Lease is greater than the Net Revenue Interest set forth on Exhibit A in the same or greater proportion to the increase in such Working Interest) the Net Acres of Seller with respect to any Lease identified on Exhibit A to an amount less (or greater, as set forth in the preceding parenthetical) than the Net Acres set forth for that Lease on Exhibit A for the Eagle Ford Formation;

APPENDIX I

(g)    rights of a common owner (other than Buyer) of any interest in rights-of-way, permits or easements held by Seller and such common owner (other than Buyer) as tenants in common or through common ownership; provided, however, the same do not, individually or in the aggregate, materially interfere with the operation or use of any of the Conveyed Interests;
(h)    easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, surface leases, and other rights in the Conveyed Interests for the purpose of operations, facilities, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines or distribution lines, which, in each case, do not materially impair the ownership, operation or use of the Conveyed Interests as currently owned, operated, and used;
(i)    easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, surface leases, and other rights in the Conveyed Interests for the purpose of power lines, telephone lines, removal of timber, grazing, logging operations, canals, ditches, reservoirs and other like purposes, or for the joint or common use of real estate, rights-of-way, facilities and equipment, which, in each case, (i) do not materially impair the ownership, operation or use of the Conveyed Interests, (ii) for which Buyer had Knowledge as of the Execution Date, or (iii) cover lands or are located in Units that are operated by Buyer or its Affiliates;
(j)    vendors, carriers, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or other like liens arising by operation of Law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due or, to the extent disclosed on Exhibit K, which are being contested in good faith by appropriate proceedings by or on behalf of Seller, including those liens set forth on Exhibit K;
(k)    liens created under the Conveyed Interests or operating agreements or by operation of Law in respect of obligations that are not yet due or, to the extent disclosed on Exhibit K, that are being contested in good faith by appropriate proceedings by or on behalf of Seller;
(l)    any Encumbrance affecting the Conveyed Interests that is discharged by Seller at or prior to Closing;
(m)    any matters set forth in Schedule 7.6;
(n)    mortgage liens burdening a lessor’s interest in the Conveyed Interests in respect of mortgages that (i) post-date the creation of the applicable Lease or (ii) pre-date the creation of the applicable Lease and (A) is not in foreclosure proceedings of which Seller has received service or written notice or, to Seller’s Knowledge, is not in default, or (B) has been subordinated to the applicable Lease;
(o)    the terms and conditions of all Applicable Contracts if the net cumulative effect of such Applicable Contracts (i) does not reduce the Net Revenue Interest of Seller with respect to any Lease identified on Exhibit A or Well identified on Exhibit B to an amount less than the Net Revenue Interest set forth for that Lease on Exhibit A or that Well on Exhibit B, (ii) does not obligate Seller to bear a Working Interest with respect to any Well identified on Exhibit B in any amount greater than the Working Interest set forth on Exhibit B for that Well (unless the Net

APPENDIX I

Revenue Interest for that Well is greater than the Net Revenue Interest set forth on Exhibit B in the same or greater proportion as any increase in such Working Interest), and (iii) does not operate to reduce (or increase, as a result of an increased Working Interest unless the Net Revenue Interest for that Lease is greater than the Net Revenue Interest set forth on Exhibit A in the same or greater proportion to the increase in such Working Interest) the Net Acres of Seller with respect to any Lease identified on Exhibit A to an amount less (or greater, as set forth in the preceding parenthetical) than the Net Acres set forth for that Lease on Exhibit A for the Eagle Ford Formation; and
(p)    all other Encumbrances, defects and irregularities in title affecting the Conveyed Interests that are of a nature customarily accepted by prudent purchasers of oil and gas properties and that individually or in the aggregate (i) do not do not materially impair the ownership, operation or use of the Conveyed Interests, (ii) do not reduce the Net Revenue Interest of Seller with respect to any Lease identified on Exhibit A or Well identified on Exhibit B to an amount less than the Net Revenue Interest for that Lease set forth on Exhibit A or that Well set forth on Exhibit B, (iii) do not obligate Seller to bear a Working Interest with respect to any Well identified on Exhibit B, in any amount greater than the Working Interest set forth on Exhibit B for that Well (unless the Net Revenue Interest for that Well is greater than the Net Revenue Interest set forth on Exhibit B in the same or greater proportion as any increase in such Working Interest); and (iv) does not operate to reduce (or increase, as a result of an increased Working Interest unless the Net Revenue Interest for that Lease is greater than the Net Revenue Interest set forth on Exhibit A in the same or greater proportion to the increase in such Working Interest) the Net Acres of Seller with respect to any Lease identified on Exhibit A to an amount less (or greater, as set forth in the preceding parenthetical) than the Net Acres set forth for that Lease on Exhibit A for the Eagle Ford Formation.
“Person” means any individual, firm, corporation, company, partnership (general and limited), limited liability company, joint venture, association, trust, estate, unincorporated organization, Governmental Authority or any other entity.
“Personal Property” has the meaning set forth in Section 2.1(i).
“Phase I Environmental Site Assessment” means an environmental site assessment performed pursuant to ASTM Standard E1527, or any similar environmental assessment that does not involve any invasive, sampling or testing activities (other than NORM surveys using a “Geiger Counter,” which, notwithstanding anything to the contrary, will be permitted as part of a Phase I Environmental Site Assessment).
“Phase II ESA” has the meaning set forth in Section 4.1(b).
“Phase II Request” has the meaning set forth in Section 4.1(b).
“Pipeline Imbalance” means any marketing imbalance between the quantity of Hydrocarbons attributable to the Conveyed Interests required to be delivered by Seller under any Contract relating to the purchase and sale, gathering, transportation, storage, processing (including any production handling and processing at a separation facility) or marketing of Hydrocarbons and the quantity of Hydrocarbons attributable to the Conveyed interests actually delivered by Seller pursuant to the relevant Contract, together with any appurtenant rights and obligations concerning

APPENDIX I

production balancing at the delivery point into the relevant sale, gathering, transportation, storage or processing facility.
“Pipeline Systems” has the meaning set forth in Section 2.1(g).
“Preferential Purchase Right” has the meaning set forth in Section 7.9.
“Preliminary Settlement Statement” has the meaning set forth in Section 3.5.
“Property” or “Properties” has the meaning set forth in Section 2.1(d).
“Purchase Price” has the meaning set forth in Section 3.1.
“Records” has the meaning set forth in Section 2.1(l).
“Refundable Amount” has the meaning set forth in Section 3.6(b).
“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, injecting, escaping, leaching, dumping or disposing of any Hazardous Substances into the environment.
“Remediation” means, with respect to an Environmental Condition, the implementation and completion of any remedial, removal, response, construction, closure, disposal or other corrective actions, including monitoring, to the extent but only to the extent required under Environmental Laws to correct or remove such Environmental Condition.
“Remediation Amount” means, with respect to an Environmental Condition, the cost (net to Seller’s interest prior to the consummation of the transactions contemplated by this Agreement) of the most cost-effective Remediation of such Environmental Condition allowed under Environmental Laws that allows the use of the affected Conveyed Interest for Hydrocarbon production.
“Required Consent” has the meaning set forth in Section 5.5(b)(i).
“Representative Services” has the meaning set forth in Section 9.9.
“Rights-of-Way” has the meaning set forth in Section 2.1(h).
“Scheduled Closing Date” has the meaning set forth in Section 12.1.
“SEC” has the meaning set forth in Section 9.11(a).
“SEC Documents” has the meaning set forth in Section 9.11(a)
“Securities Act” has the meaning set forth in Section 9.11(a).
“Seller” has the meaning set forth in the first paragraph herein.

APPENDIX I

“Seller Indemnified Parties” has the meaning set forth in Section 13.3.
“Seller Parties” has the meaning set forth in Section 9.9.
“Special Warranty” has the meaning set forth in Section 5.2(a).
“Special Warranty Notice” and “Special Warranty Notices” have the meaning set forth in Section 5.2(b)(i).
“Specified Obligations” has the meaning set forth in Section 13.1(b).
“Specified Representations” means the representations and warranties in Sections 7.1, 7.2, 7.3 (other than clause (b) with respect to Applicable Contracts), 7.5, 7.12 and 7.13.
“Straddle Period” means any Tax period beginning before and ending on or after the date on which the Effective Time occurs.
“Subject Employee” has the meaning set forth in Section 9.7.
“Subject Properties” has the meaning set forth in Section 2.1.
“Surface Deed” means the surface deed pertaining to the applicable Surface Fee Interests, substantially in the form attached to this Agreement as Exhibit J.
“Surface Fee Interests” has the meaning set forth in Section 2.1(f).
“Survival Period” has the meaning set forth in Section 5.2(b)(i).
“Suspense Transfer Date” has the meaning set forth in Section 9.8.
“Tag Interests” has the meaning set forth in Section 9.9.
“Tag Parties” has the meaning set forth in Section 9.9.
“Tag Rights” has the meaning set forth in Section 9.9.
“Tag Seller Party” has the meaning set forth in Section 9.9.
“Tank Bottoms” means a mixture of Hydrocarbons, water and other substances that is concentrated at the bottom of storage facilities included in the Conveyed Interests that is not merchantable (including basic sediment and water or “BS&W”).
“Taxes” means any taxes, assessments and other governmental charges imposed by any Governmental Authority, including income, profits, gross receipts, employment, stamp, occupation, premium, alternative or add‑on minimum, ad valorem, real property, personal property, transfer, real property transfer, value added, sales, use, customs, duties, capital stock, franchise, excise, withholding, social security (or similar), unemployment, disability, payroll, windfall profit, severance, production, estimated or other tax, including any interest, penalty or addition thereto.

APPENDIX I

“Taxing Authority” means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any governmental or quasi-governmental entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority.
“Tax Settlement” means that Agreement of Appraised Value between Devon Energy Production Company, L.P. and the DeWitt County Appraisal District dated April 25, 2017.

“Third Party” means any Person other than a Party or an Affiliate of a Party.
“Third Party Claim” has the meaning set forth in Section 13.7(b).
“Title Arbitrator” has the meaning set forth in Section 5.3(j).
“Title Benefit” means (a) with respect to each Well identified on Exhibit B, any right, circumstance or condition that operates (i) to increase the Net Revenue Interest of Seller with respect to the currently producing formation for such Well (during its productive life) above that shown for such Well on Exhibit B, to the extent the same does not cause an increase in Seller’s Working Interest therein above that shown on Exhibit B, or (ii) to decrease the Working Interest of Seller with respect to the currently producing formation for such Well (during its productive life) below that shown for such Well on Exhibit B, to the extent the same does not cause a decrease in Seller’s Net Revenue Interest therein below that shown on Exhibit B; and (b) without duplication, with respect to each Lease set forth on Exhibit A, any right, circumstance, or condition that operates to (i) increase the Net Revenue Interest of Seller (with respect to the Eagle Ford Formation, throughout such Lease’s duration) above that shown for such Lease on Exhibit A to the extent the same does not cause a greater than proportionate increase in Seller’s Working Interest therein above that shown on Exhibit A, or (ii) increase the Net Acres of Seller in any Lease (A) as a result of an increase in gross acres or mineral interest covered thereby (with respect to the Eagle Ford Formation, throughout such Lease’s duration) above that shown for such Lease in Exhibit A and (B) as a result of an increase in Working Interest covered thereby (with respect to the Eagle Ford Formation, throughout such Lease’s duration) above that shown for such Lease in Exhibit A that is accompanied by at least a proportionate increase in Seller’s Net Revenue Interest therein.
“Title Benefit Amount” means an amount equal to the increase in the Allocated Value for each Title Benefit Property, as determined pursuant to Section 5.3(h) and/or Section 5.3(j).
“Title Benefit Notice” has the meaning set forth in Section 5.3(b).
“Title Benefit Property” has the meaning set forth in Section 5.3(b).

APPENDIX I

“Title Defect” means, (i) with respect to each Well set forth on Exhibit B, any Encumbrance, defect, or other matter that causes Seller not to have Defensible Title in and to such Well solely with respect to the currently producing formation for such Well, and (ii) without duplication, with respect to each Lease set forth on Exhibit A, any Encumbrance, defect, or other matter that causes Seller not to have Defensible Title in and to such Leases solely with respect to the Eagle Ford Formation; provided that, in each case, the following shall not be considered Title Defects:
(a)    defects arising out of the lack of corporate or other entity authorization unless Buyer provides affirmative evidence that such corporate or other entity action was not authorized and results in another Person’s actual and superior claim of title to the relevant Conveyed Interest;
(b)    defects based on a gap in Seller’s chain of title in the federal, state, or county records or other records of a Governmental Authority as to the Conveyed Interests in the Leases, unless Buyer affirmatively shows such gap to exist in such records by an abstract of title, title opinion or landman’s title chain, which documents (if any) shall be included in a Title Defect Notice;
(c)    defects based upon the failure to record any federal or state Leases or any assignments of interests in such Leases in any applicable county records, provided such Leases or assignments (i) were properly filed in the applicable Governmental Authority’s office or are otherwise reflected in the records of the applicable Governmental Authority’s office and (ii) are not required by the applicable Governmental Authority lessor to be recorded in the real property or other county records of the county in which the applicable Conveyed Interest is located;
(d)    defects based on the failure to recite marital status in a document or omission of successors or heirship or estate proceedings, unless Buyer provides affirmative evidence that such failure or omission could reasonably result in another Person’s superior claim of title;
(e)    defects that have been cured by applicable Laws of limitations or prescription;
(f)    any Encumbrance or loss of title resulting from Seller’s conduct of business in accordance with Section 9.1 of this Agreement;
(g)    defects based upon the exercise of any Preferential Purchase Rights or failure to obtain any Consents in connection with the transaction contemplated hereby;
(h)    defects arising from any change in applicable Law after the Execution Date, including changes that would raise the minimum landowner royalty;
(i)    defects arising from any prior oil and gas lease relating to the lands covered by a Lease not being surrendered of record, unless Buyer provides affirmative evidence that such prior oil and gas lease is still in effect and results in another Person’s actual and superior claim of title to the Conveyed Interests in the relevant Lease or Well;
(j)    defects that affect only which Person has the right to receive royalty payments rather than the amount or the proper payment of such royalty payment;

APPENDIX I

(k)    defects based solely on (i) lack of information in Seller’s files, if such information is otherwise available to Buyer or is matter of public record or (ii) Tax assessment, Tax payment or similar records (or the absence of such activities or records), unless Buyer provides affirmative evidence of a Tax lien against Seller recorded in the county records of the relevant county;
(l)    defects or irregularities that would customarily be waived by a reasonable owner or operator of oil and gas properties;
(m)    defects arising out of lack of survey, unless a survey is expressly required by applicable Laws;
(n)    defects or irregularities resulting from liens, production payments, or mortgages that have expired by their own terms or the enforcement of which are barred by applicable statutes of limitation;
(o)    the expiration of any Lease set forth on Schedule 7.17 pursuant to the express terms thereof and not a result of a breach by Seller of its obligations under this Agreement;
(p)    such Title Defects that Buyer has expressly waived;
(q)    decreases in the Net Revenue Interest of Seller with respect to any Lease identified on Exhibit A or Well identified on Exhibit B in connection with those operations in which Seller or its successors or assigns may from and after the Execution Date elect to be a non‑consenting co‑owner provided that Seller has obtained Buyer’s prior written consent to such election;
(r)    decreases in the Net Revenue Interest of Seller with respect to any Lease identified on Exhibit A or Well identified on Exhibit B resulting from the establishment or amendment from and after the Execution Date of drilling and spacing units, pooling orders or pooled units, unitization agreements, communitization agreements, or other units provided that Seller has obtained Buyer’s prior written consent thereto;
(s)    increases in the Working Interest of Seller with respect to any Well identified on Exhibit B, resulting from contribution requirements with respect to defaulting co‑owners under applicable operating agreements;
(t)    with respect to any interest in the Conveyed Interests acquired through compulsory pooling, failure of the records of any Governmental Authority to reflect Seller as the owner of any Conveyed Interests, unless Buyer provides affirmative evidence of a superior claim of title by a Third Party as a result of such failure;
(u)    defects or irregularities that are cured or for which there is a rebuttable presumption that such defects or irregularities have been cured, in each case, pursuant to the applicable title examination standards or applicable Law, unless Buyer provides affirmative evidence of a superior claim of title by a Third Party as a result of such defect or irregularity; and
(v)    any matter described in Exhibit H.

APPENDIX I

“Title Defect Amount” has the meaning set forth in Section 5.3(g).
“Title Defect Claim Date” means 5:00 p.m. (Central Time) on the date that is 45 days after the Execution Date.
“Title Defect Notice” and “Title Defect Notices” have the meaning set forth in Section 5.3(a).
“Title Defect Property” has the meaning set forth in Section 5.3(a).
“Title Disputes” has the meaning set forth in Section 5.3(j).
“Title Indemnity Agreement” has the meaning set forth in Section 5.3(d)(ii).
“Top Leases” means any oil and gas lease, oil, gas and mineral lease or other leasehold, covering any lands already covered by another Lease or Unit, that is not currently effective but that will come into effect at the time at which such Lease or Unit expires or is terminated.
“Transaction Documents” means those documents executed pursuant to or in connection with this Agreement.
“Transfer Taxes” has the meaning set forth in Section 15.2(d).
“Transition Services Agreement” has the meaning set forth in Section 9.10.
“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, proposed or final Treasury Regulations.
“Units” has the meaning set forth in Section 2.1(d).
“Well Imbalance” means any imbalance at the wellhead between the amount of Hydrocarbons produced from a Well and allocated to the interests of Seller therein and the shares of production from the relevant Well to which Seller was entitled, together with any appurtenant rights and obligations concerning future in kind and/or cash balancing at the wellhead.
“Wells” has the meaning set forth in Section 2.1(b).
“Working Interest” means, with respect to any Lease identified on Exhibit A (limited, however, to the Eagle Ford Formation) or Well identified on Exhibit B (limited, however, with respect to each Well to the currently producing formation), the interest (expressed as a percentage or a decimal) that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations for that Lease or Well, but without regard to the effect of any Burdens.

APPENDIX I

DISCLOSURE SCHEDULES
Inclusion of a matter on a Schedule to this Agreement in relation to a representation or warranty which addresses matters having a material adverse effect shall not be deemed an indication that such matter does or does not, or may or may not, have a material adverse effect. Likewise, the inclusion of a matter on a Schedule to this Agreement in relation to a representation or warranty shall not be deemed an indication that such matter necessarily would or would not, or may or may not, breach such representation or warranty absent its inclusion on such Schedule. Matters reflected in the Schedules to this Agreement, including specifications of the Conveyed Interests, are not necessarily limited to matters required by this Agreement to be reflected in the Schedules. Such additional matters are set forth for information purposes only, do not necessarily include other matters of a similar nature, and shall not expand the scope of the representations and warranties set forth in this Agreement.
Any fact or item which is clearly and conspicuously disclosed on any Schedule to this Agreement in such a way as to make its relevance or applicability to information called for by another Schedule or other Schedules to this Agreement reasonably apparent shall be deemed to be disclosed on such other Schedule or Schedules, as the case may be, notwithstanding the omission of a reference or cross-reference thereto.
Each of the Schedules to this Agreement is qualified in its entirety by reference to the specific provisions of this Agreement to which each such Schedules applies, and is not intended to constitute, and shall not be construed as constituting, representations or warranties of Seller, except as and to the extent provided in this Agreement.

DISCLOSURE SCHEDULES